Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of

June 18, 2023

by and between

Surgalign Holdings, Inc.,

and

Xtant Medical Holdings, Inc.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of June 18, 2023 by and between Xtant Medical Holdings, Inc., a Delaware corporation (the “Purchaser”), and Surgalign Holdings, Inc., a Delaware corporation (“Seller”).

RECITALS

WHEREAS, Seller and certain of its Subsidiaries (excluding the Acquired Subsidiaries) intend to commence a voluntary case (the “Bankruptcy Case”) under Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq, as amended (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, Seller wishes to sell, or to cause to be sold, to Purchaser and Purchaser wishes to acquire from Seller and its Subsidiaries certain assets related to the Business, and Purchaser desires to assume from Seller and its Subsidiaries, certain specified liabilities, in each case as set forth in this Agreement;

WHEREAS, the transactions contemplated by this Agreement will be consummated pursuant to a Sale Approval Order (as defined below) to be entered in the Bankruptcy Case under Sections 105, 363, 365 and other applicable provisions of the Bankruptcy Code, and this Agreement and the transactions contemplated herein are subject to the approval of the Bankruptcy Court; and

NOW, THEREFORE, in consideration of the mutual promises in this Agreement and for other good and valuable consideration, the parties hereby agree as follows.

AGREEMENT

1.	DEFINITIONS

1.1 “Accounts Receivable” means all of Seller’s or its Subsidiaries’ trade accounts receivable and other rights to payment from customers or other third parties with respect to products sold or services performed on or prior to the Closing Date to the extent related to and arising out of the operation of the Business.

1.2 “Acquired Subsidiaries” means (i) RTI Surgical Holdings Luxembourg SARL, (ii) RTI Surgical GmbH, (iii) RTI Surgical Australia Pty. Ltd., (iv) Pioneer Surgical Technology B.V., (v) Pioneer Surgical Technology Spain SL, (vi) Paradigm Spine GmbH, (vii) Paradigm Spine Austria GmbH, (viii) Paradigm Spine Switzerland AG, (ix) Fourth Dimension Spine GmbH, (x) Surgalign UK Limited (f/k/a RTI Surgical UK Ltd), and (xi) RTI Surgical – Singapore PTE LTD.

1.3 “Actions” has the meaning set forth in Section 3.4 hereof.

1.4 “Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” (and any similar term) means the power of one or more Persons (directly or indirectly through one or more intermediaries) to direct, or cause the direction of, the management or affairs of another Person by reason of ownership of voting interests or by Contract or otherwise.

1.5 “Agreement” means this Asset Purchase Agreement among the parties set forth on the first page hereof, including, without limitation, all Exhibits and Schedules hereto, as the same may be amended from time to time.

1.6 “Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, share sale, merger, plan of arrangement, issuance, financing, recapitalization, amalgamation, liquidation or other similar transaction, including a chapter 11 plan approved by the Bankruptcy Court, or resulting from the Auction, of a material portion of the Purchased Assets (including either the biologics business or the hardware business), in a transaction or series of transactions with one or more Persons other than Purchaser.

1.7 “Ancillary Agreements” means any agreement, instrument or other document to be executed and delivered in connection with the consummation of the transactions contemplated by this Agreement and shall include, without limitation, any agreement, instrument, or other document that is set forth in Section 2.7 hereof.

1.8 “Assumed Contracts” has the meaning set forth in Section 2.1(c) hereof.

1.9 “Assumed Liabilities” has the meaning set forth in Section 2.3(a) hereof.

1.10 “Assumption Approval Order” means an Order of the Bankruptcy Court authorizing the assumption and the assignment of the Assumed Contracts to Purchaser, which Order may be a Sale Approval Order.

1.11 “Auction” means the auction of the Purchased Assets.

1.12 “Back-up Bidder” has the meaning set forth in Section 5.4(e)(iii) hereof.

1.13 “Bankruptcy Case” has the meaning given to it in the recitals hereto.

1.14 “Bankruptcy Code” has the meaning given to it in the recitals hereto.

1.15 “Bankruptcy Court” has the meaning given to it in the recitals hereto.

1.16 “Bid Procedures” means the auction, sale and bid procedures approved by the Bid Procedures Order.

1.17 “Bid Procedures Order” means an order approving, among other things, the bid procedures to be used in connection with the sale of the Purchased Assets, substantially in the form attached hereto as Exhibit A, subject to modifications that are reasonably acceptable to Purchaser and Seller.

1.18 “Bid Protections Order” means an order approving, among other things, the bid protections of the Purchaser pursuant to the bid procedures to be used in connection with the sale of the Purchased Assets, substantially in the form attached hereto as Exhibit B, subject to modifications that are reasonably acceptable to Purchaser and Seller.

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1.19 “Business” means the business of designing, developing and manufacturing hardware medical technology and distributing biologics medical technology, in each case as conducted by the Seller and its Subsidiaries; provided, that for purposes of Sections 2.1, 2.2 and 2.3, the “Business” shall not include the business of the Acquired Subsidiaries.

1.20 “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York are required or authorized by Law to be closed.

1.21 “Cash and Cash Equivalents” means all cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit and other bank deposits, securities, securities entitlements, instruments and other investments of Seller or its Subsidiaries, and all bank accounts and securities accounts, including any cash collateral that is collateralizing any letters of credit.

1.22 “Cash Payment” has the meaning set forth in Section 2.6(a) hereof.

1.23 “Claim” has the meaning given to such term in Section 101(5) of the Bankruptcy Code.

1.24 “Closing” has the meaning set forth in Section 2.5 hereof.

1.25 “Closing Date” has the meaning set forth in Section 2.5 hereof.

1.26 “Code” means the Internal Revenue Code of 1986, as amended.

1.27 “Competing Bid” means any bid, offer or proposal contemplating an Alternative Transaction.

1.28 “Confidentiality Agreement” means the Confidentiality Agreement by and between Seller and Purchaser, dated December 16, 2021.

1.29 “Consent” means any consent, approval, authorization, license or order of, registration, declaration or filing with, or notice to, or waiver from, any federal, state, local, foreign or other Governmental Entity or any Person, including, without limitation, any security holder or creditor which is necessary to be obtained, made or given in connection with the execution and delivery of this Agreement and/or any Ancillary Agreement, the performance by a Person of its obligations hereunder and/or thereunder and the consummation of the transactions contemplated hereby and/or thereby.

1.30 “Contract” means any written lease, contract, deed, mortgage, license or other legally enforceable agreement or instrument.

1.31 “Contract & Cure Update Schedule” has the meaning set forth in Section 5.5(a) hereof.

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1.32 “Cure Costs” means the amounts, as determined pursuant to the Bid Procedures Order, necessary to cure all of the Debtors’ monetary defaults, if any, and to pay all actual pecuniary losses that have resulted from such defaults under any executory contracts or unexpired leases and that must be paid pursuant to section 365(b)(1)(A) and section 365(b)(1)(B) of the Bankruptcy Code to effectuate the assumption of such executory contracts or unexpired leases by the Debtors and the assignment thereof to the Successful Bidder.

1.33 “Cure Period” has the meaning set forth in Section 7.1(d) hereof.

1.34 “Deal Communications” means all communications (whether before, at or after the Closing and whether in writing, electronic or other form) between internal or external legal counsel and Seller or any of its Affiliates or any of their respective Representatives that relate in any way to the Transactions or the Bankruptcy Cases that are entitled to any attorney-client privilege or an expectation of client confidence or any other rights to any evidentiary privilege.

1.35 “Debtors” means the debtors and debtors in possession in the Bankruptcy Case.

1.36 “Delivery Date” has the meaning set forth in Section 5.5(a) hereof.

1.37 “Deposit” has the meaning set forth in Section 2.6 hereof.

1.38 “Designation Deadline” means, with respect to each Assumed Contract, the date that is the later of (x) three (3) days prior to the date of the Sale Hearing and (y) three (3) Business Days after the Assignment Objection Deadline (as defined in the Bid Procedures) related to each such Assumed Contract; provided, however, that (i) with respect to any Assumed Contract that has an Undetermined Cure Cost three (3) Business Days or less prior to the Closing Date, the Designation Deadline for such Assumed Contract shall be five (5) Business Days after such Undetermined Cure Cost becomes a Determined Cure Cost and (ii) with respect to any other Contract, the Designation Deadline for such Contract shall be five (5) Business Days after the later of the date (A) a copy of such Contract is first provided to Purchaser; (B) the Cure Costs for such Contract become a Determined Cure Cost; and (C) Purchaser receives such other documentation or information that is in Seller’s possession related to any cure objection with respect to such Contract as Purchaser may reasonably request pursuant to a written request delivered to Seller within five (5) Business Days of the date that Purchaser receives a copy of such Contract.

1.39 “Designation Notice” has the meaning set forth in Section 5.5(a) hereof.

1.40 “Determined Cure Cost” means, the Cure Cost of any particular Assumed Contract as finally established by the Bankruptcy Court pursuant to the Assumption Approval Order, which may be the Sale Approval Order, or by agreement by the parties to such Contract at the date or time in question.

1.41 “Disclosure Schedules” means the disclosure schedules delivered by Seller to Purchaser concurrently with the execution of this Agreement, which shall include but not be limited to each of the Schedules expressly referred to in Section 3 of this Agreement.

1.42 “Disputed Amount Contract” has the meaning set forth in Section 5.5(d) hereof.

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1.43 “Employment Related Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

1.44 “Encumbrances” means collectively and without limitation, any and all mortgages, security interests, conditional sales or title retention agreements, pledges, hypothecations, rights, liens, judgments, interests, encumbrances or claims of any kind or nature whatsoever, including, without limitation, any and all “Claims” as defined in Section 101(5) of the Bankruptcy Code, whether arising by agreement, any statute or otherwise.

1.45 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

1.46 “ERISA Affiliate” means any Person required at any particular time to be aggregated with any of Seller or any of Seller’s Subsidiaries under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

1.47 “Escrow Agent” means Citibank, N.A.

1.48 “Escrow Agreement” means that certain Escrow Agreement, dated as of June 18, 2023 by and between Seller and the Escrow Agent.

1.49 “Excluded Assets” has the meaning set forth in Section 2.2 hereof.

1.50 “Excluded Liabilities” has the meaning set forth in Section 2.3(b) hereof.

1.51 “Final Order” means (a) an Order of the Bankruptcy Court or (b) an Order of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any Order of the Bankruptcy Court, in each case as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure or local rules of the Bankruptcy Court, may be filed relating to such Order shall not prevent such Order from being a Final Order.

1.52 “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

1.53 “Governmental Entity” means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality, including any industry or other non-governmental self-regulatory organizations.

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1.54 “Identified Employee” has the meaning set forth in Section 5.7 hereof.

1.55 “IFRS” shall mean the international financial reporting standards issued by the International Accounting Standards Board as of the date hereof (or, as used in Section 3.9, with respect to any Subsidiary Financial Statements, as in effect as of the date such Subsidiary Financial Statements were prepared).

1.56 “Indemnified Person” has the meaning set forth in Section 5.11(a) hereof.

1.57 “Intellectual Property” means all intellectual property of any kind owned or licensed or purported to be owned or licensed by Seller or any of its Subsidiaries to the extent predominantly used or held for use in connection with the operation of the Business, including the following: (i) trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names, brand names, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; (ii) patents, utility models and industrial design registrations (and all continuations, divisionals, continuations in part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (iii) copyrights and copyrightable subject matter (including, without limitation, any registrations and applications for any of the foregoing); (iv) trade secrets, proprietary processes, formulae, algorithms, models, and methodologies; and (v) computer software, computer programs, and databases (whether in source code, object code or other form).

1.58 “Intellectual Property Rights” means all proprietary rights and privileges of any kind or nature, however known or denominated, whether arising by operation of law, contractual obligation, or other means, throughout the world, including the right to distribute, exhibit, broadcast, and market Intellectual Property by all means now known or hereafter devised (including over the Internet, World Wide Web, or other computer network).

1.59 “IP Assets” has the meaning set forth in Section 3.5 hereof.

1.60 “Inventory” means all of Seller’s or its Subsidiaries’ inventories (including, without limitation, raw materials, processed scrap, packaging materials, supplies, instruments, work in process, finished goods, spare parts and replacement and component parts and fuel) to the extent predominantly used, or held for use, in connection with the operation of the Business.

1.61 “Knowledge of Seller” means the actual knowledge of any of the individuals listed on Schedule 1.61 of the Disclosure Schedule without inquiry or investigation.

1.62 “Law” means any federal, state, provincial, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, determination, decision or opinion of any Governmental Entity.

1.63 “Legal Restraint” has the meaning set forth in Section 6.1(a) hereof.

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1.64 “Liability” means any and all Claims, debts, indebtedness, liens, losses, damages, adverse Claims, liabilities, fines, penalties, duties, responsibilities, obligations and expenses (including reasonable attorneys’ fees and reasonable costs of investigation and defense) of any kind, character, or description, whether known or unknown, direct or indirect, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, asserted or unasserted, ascertained or ascertainable, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable, in contract, tort, strict liability, or otherwise, or otherwise due or to become due.

1.65 “Material Adverse Effect” means any state of facts, event, change or effect to the Business, that results in a material adverse effect on the Business, taken as a whole; provided, however, that none of the following state of facts, events, changes or effects (or the results thereof) shall be deemed to constitute a “Material Adverse Effect” and shall not be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred: (a) the execution, announcement or pendency of this Agreement or the filing of the Petition (including any action or inaction by the customers, suppliers, landlords, employees, consultants or competitors of Seller and its Affiliates as a result thereof) and compliance with the express provisions of this Agreement or the consummation of the Transactions (including the impact thereof on the relationships, contractual or otherwise, of the Business with labor unions, financing sources, customers, employees, suppliers or partners or other business relationships), including the initiation of litigation or other administrative proceedings by any Person with respect to this Agreement, the Bankruptcy Cases or any of the Transactions, (b) actions, omissions, events and circumstances, directly or indirectly, arising out of or caused by the filing or pendency of the Petitions, the Auction, the Bankruptcy Cases or any case commenced by Seller or any of its Affiliates under Chapter 7 of the Bankruptcy Code, (c) actions or omissions taken or not taken by or on behalf of Seller or any its Affiliates at the request of, or with the prior written consent of, Purchaser or its Affiliates, (d) actions taken by Purchaser or its Affiliates, (e) failure of Seller or its Affiliates to meet any internal or published projections, forecasts, estimates or predictions (provided, that this clause (e) shall not prevent a determination that any state of facts, event, change or effect underlying such failure has resulted in a Material Adverse Effect, unless such state of facts, event, change or effect is otherwise excepted by this definition), (f) changes or prospective changes in Law or GAAP, IFRS or other applicable accounting principles or standards in the United States or elsewhere, or changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (g)volcanoes, tsunamis, effects of climate change, earthquakes, floods, storms, hurricanes, tornadoes, fires, epidemics, pandemics, disease, outbreak, public health crises or acts of god or natural disasters or man-made disasters, in each case, including and any direct or indirect consequence or condition thereof, including outbreaks or additional waves of outbreaks of any contagious diseases (including influenza, COVID-19 or any variation thereof), (h) any action required to be taken under any Law or Order or any existing Contract relating to the Business by which Seller or its Subsidiaries (or any of their respective properties) is bound, (i) disruptions to the securitization market or changes in general economic conditions, currency exchange rates or United States or international securities, currency, debt or equity markets, (j) general trends, events or conditions generally affecting the industry, markets or geographic areas in which the Business operates, including changes in customer or supplier behavior, (k) local, regional, national or international political or social conditions or any national or international hostilities, acts of terror, cyberterrorism, police action, civil unrest, sabotage, war (whether or not declared) or any escalation or worsening of any such conditions, hostilities or acts, (l) any matter disclosed on the Disclosure Schedules or in any Seller SEC Documents and (m) delisting of the Company’s or its Affiliates securities from any public securities exchange; provided, however,

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that, in the case of clauses (i), (j), and (k), such state of facts, events, changes or effects shall be taken into effect in determining whether any such material adverse effect has occurred to the extent that any such state of facts, events, changes or effects have a material and disproportionate adverse effect on the Business, taken as a whole, relative to similar businesses, operating in the industry or markets in which the Business operates

1.66 “Nonparty Affiliates” has the meaning set forth in Section 7.18(a) hereof.

1.67 “Non-Transferred Employee” has the meaning set forth in Section 5.7 hereof.

1.68 “Offer” has the meaning set forth in Section 5.7 hereof.

1.69 “Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, determination or award made, issued or entered by or with any Governmental Entity, whether preliminary, interlocutory or final, including by the Bankruptcy Court in the Bankruptcy Cases (including the Sale Approval Order).

1.70 “Original Contract & Cure Schedule” has the meaning set forth in Section 5.5(a) hereof.

1.71 “Outside Date” has the meaning set forth in Section 7.1(b)(iii) hereof.

1.72 “Parent Benefit Plan” means each Employment Related Plan that is sponsored, maintained, administered, contributed to or entered into by any member of the Parent Group for the benefit of an employee or former employee of the Business, other than a Seller Plan.

1.73 “Parent Group” means Seller, its Subsidiaries and their respective Representatives.

1.74 “Permitted Encumbrances” means: (a)Encumbrances for Taxes, special assessments or other governmental charges not yet due and payable or that are being contested in good faith, (b) licenses of or other grants of rights to use Intellectual Property Rights pursuant to Assumed Contracts, (c) Encumbrances expressly set forth in the Assumed Contracts, and (d) the Encumbrances disclosed on Schedule 1.74 of the Disclosure Schedules.

1.75 “Person” means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Entity or quasi-governmental body or regulatory authority.

1.76 “Petition” means the voluntary petition under the Bankruptcy Code filed by Seller with the Bankruptcy Court.

1.77 “Petition Date” means the date on which Seller commences the Bankruptcy Cases.

1.78 “Pre-Closing Period” has the meaning set forth in Section 5.10 hereof.

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1.79 “Pre-Closing Tax Period” shall mean (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

1.80 “Purchased Assets” has the meaning set forth in Section 2.1 hereof.

1.81 “Purchase Price” has the meaning set forth in Section 2.6 hereof.

1.82 “Purchaser” has the meaning given to it in the recitals hereto.

1.83 “Purchaser Default Termination” has the meaning set forth in Section 7.2(b) hereof.

1.84 “Purchaser Escrow Notice” has the meaning set forth in Section 7.2(b) hereof.

1.85 “Purchaser Releasee” has the meaning set forth in Section 7.18(c) hereof.

1.86 “Purchaser Release Period” has the meaning set forth in Section 7.2(b) hereof.

1.87 “Purchaser Releasor” has the meaning set forth in Section 7.18(b) hereof.

1.88 “Representatives” means, with respect to a particular Person, any director, officer, employee or other authorized representative of such Person or its Subsidiaries, including such Person’s attorneys, accountants, financial advisors and restructuring advisors.

1.89 “Retained Businesses” means the businesses of the Parent Group and its Affiliates as of the date of this Agreement (other than the Business).

1.90 “Retained Business Marks” means any trademarks, service marks, trade name rights, associated goodwill and any other similar legal rights to indicia of origin owned by or exclusively licensed to the Retained Business or otherwise associated with the products or services of the Retained Business, including the names “Surgalign” and those set forth in Schedule 1.91 of the Disclosure Schedules and any indicia of origin that is derivative of, or confusingly similar to, such names.

1.91 “Released Claim” has the meaning set forth in Section 7.18(b) hereof.

1.92 “Sale Approval Order” has the meaning set forth in Section 5.4(b) hereof.

1.93 “Sale Hearing” means the hearing to approve the sale of the Purchased Assets, which may be continued to a later date by the Debtors by filing a notice of adjournment prior to, or making an announcement at, such hearing.

1.94 “Seller” has the meaning given to it in the recitals hereto.

1.95 “Seller Escrow Notice” has the meaning set forth in Section 7.2(b) hereof.

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1.96 “Seller Plan” means each Employment Related Plan that is sponsored, maintained, administered, contributed to or entered into by Seller or any of its Subsidiaries or any ERISA Affiliate as of or prior to the Closing Date and, in the case of an Employment Related Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code, or Title IV of ERISA, at any time during the five (5) year period preceding the Closing Date, in each case, that is primarily for the benefit of the Transferred Employees and/or former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) of the Business.

1.97 “Seller Released Claim” has the meaning set forth in Section 7.18(c) hereof.

1.98 “Seller Releasee” has the meaning set forth in Section 7.18(b) hereof.

1.99 “Seller Release Period” has the meaning set forth in Section 7.2(b) hereof.

1.100 “Seller Releasor” has the meaning set forth in Section 7.18(c) hereof.

1.101 “Seller SEC Documents” means collectively, all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits, amendments and supplements thereto) filed or furnished by Seller with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act or the Exchange Act since January 1, 2023 and on or prior to the date hereof.

1.102 “Shared Contracts” means all Contracts that inure to the benefit or burden of, or otherwise relate to both (i) the Business and (ii) the Retained Business.

1.103 “Subsidiary” means, with respect to any Person, any other Person (i) of which the first Person owns directly or indirectly fifty percent (50%) or more of the equity interest in the other Person; (ii) of which the first Person or any other Subsidiary of the first Person is a general partner or managing member or has the power to direct the policies, management or affairs or (iii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries.

1.104 “Subsidiary Financial Statements” has the meaning set forth in Section 3.9(a) hereof.

1.105 “Successful Bidder” shall have the meaning set forth in the Bid Procedures.

1.106 “Tangible Personal Property” has the meaning set forth in Section 2.1(d) hereof.

1.107 “Taxes” (or “Tax” where the context requires) shall mean all federal, state, county, provincial, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment and payroll related and property taxes and other governmental charges and assessments), whether attributable to statutory or nonstatutory rules and whether or not measured in whole or in part by net income, and including, without limitation, interest, additions to tax or interest, charges and penalties with respect thereto, and expenses associated with contesting any proposed adjustment related to any of the foregoing.

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1.108 “Termination Fee” has the meaning set forth in Section 7.2(c) hereof.

1.109 “Transactions” means the transactions contemplated by this Agreement and the other Ancillary Agreements, including the purchase and sale of the Purchased Assets in exchange for the Purchase Price and the assumption of the Assumed Liabilities.

1.110 “Transferred Employee” has the meaning set forth in Section 5.7 hereof.

2.	PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of Assets. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code and subject to the terms and conditions of this Agreement together with any Bankruptcy Court approval that may be required, including the payment by Purchaser of the Purchase Price, at the Closing, Seller hereby agrees to, and to cause its Subsidiaries to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller and its Subsidiaries, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all of Seller’s and its Subsidiaries’ right, title and interest in and to all of the assets, properties and rights of Seller and its Subsidiaries solely to the extent predominately used in or predominantly related to the Business (such assets, properties and rights are hereinafter collectively referred to as the “Purchased Assets”), on an “As Is/Where Is” basis. The Purchased Assets include, but are not limited to, the following assets, properties and rights of Seller and its Subsidiaries:

(a) All Inventory, a current list of which is set forth on Schedule 2.1(a) of the Disclosure Schedules;

(b) All Intellectual Property and Intellectual Property Rights, including but not limited to the Intellectual Property and Intellectual Property Rights listed on Schedule 2.1(b) of the Disclosure Schedules, but excluding any potential or actual Claims arising prior to the Closing Date against any member of the Parent Group, any Person operating the Retained Business (but only to the extent pertaining to the operation of the Retained Business), or any Claims arising from the operation of the Retained Business;

(c) All Contracts listed on Schedule 2.1(c) of the Disclosure Schedules to be assumed and assigned to Purchaser or subsequently designated as an Assumed Contract in accordance with Section 5.5(a); provided that Assumed Contracts shall not include any Contracts of Seller or its Subsidiaries (a) not listed on Schedule 2.1(c) of the Disclosure Schedules or designated by Purchaser to be excluded from the list of Assumed Contracts in accordance with the terms of Section 5.4(c), Section 5.5(a) and Section 5.5(d) or (b) listed on Schedule 2.1(c) of the Disclosure Schedules or designated to be added to the list of Assumed Contracts but, in accordance with the terms of Section 5.4(c), Section 5.5(a) and Section 5.5(d), designated by Purchaser to be removed from the definition of Assumed Contracts (such Contracts to be assumed and assigned to Purchaser, the “Assumed Contracts”);

(d) All owned equipment (including, but not limited to, office equipment), computers, servers, workstations, printers, machines, materials, prototypes, tools, supplies, vehicles, furniture, fixtures and improvements to the foregoing identified on Schedule 2.1(d) of the Disclosure Schedules (collectively, “Tangible Personal Property”);

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(e) All personal or mixed property, whether tangible or intangible, to the extent predominately related to the Business, including but not limited to those set forth on Schedule 2.1(e) of the Disclosure Schedules;

(f) All files, documents, instruments, papers, books and records (whether in paper, digital or other tangible or intangible form) to the extent now, or at the time of the Closing will be, predominately used, held for use in or otherwise necessary for the conduct of, the Business, the Purchased Assets or the Assumed Liabilities, including all financial records, technical information, operating and production records, quality control records, blueprints, research and development notebooks and files, customer credit data, manuals, engineering and scientific data, business development, positioning, marketing and sales related material, drawings, technical plans, business plans, budgets, price lists, and lists of customers and suppliers;

(g) All of the outstanding equity securities of the Acquired Subsidiaries; and

(h) All goodwill and other intangibles owned by Seller or its Subsidiaries.

2.2 Excluded Assets. Notwithstanding anything to the contrary herein, Seller shall not cause to be sold, assigned, transferred, conveyed or delivered, to Purchaser, and Purchaser shall not purchase, and the Purchased Assets shall not include, any right, title or interest of Seller or any of its Subsidiaries in, any of the following assets, properties and rights (the “Excluded Assets”); provided, however, no asset set forth on a schedule included in Section 2.1 shall be an Excluded Assets except to the extent expressly designated as an Excluded Asset in any such schedule:

(a) All rights of Seller under this Agreement and the Ancillary Agreements, and all cash and non-cash consideration payable or deliverable to Seller pursuant to this Agreement or any other Ancillary Agreement;

(b) All Seller’s or its Subsidiaries’ Cash and Cash Equivalents;

(c) All corporate records, including without limitation, the organizational documents of Seller and its Subsidiaries, accounting documents, tax returns, tax files and records, audit materials, legal records, board and member minutes and related correspondence, stock transfer books, blank stock certificates and other related documents; provided, however, that Purchaser shall be granted reasonable access to, and the right to make copies of, any such documents;

(d) All human resources material including without limitation employment and compensation records and benefits information;

(e) All executory contracts and unexpired leases that are not Assumed Contracts;

(f) All Claims for avoidance, recovery, subordination or other relief and actions of Seller and its Subsidiaries, including, without limitation, any claims arising under Sections 544, 545, 547, 548 549, 550 and 551 of the Bankruptcy Code and any applicable state Law, including any and all proceeds thereof;

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(g) All Seller’s or its Subsidiaries’ known or unknown Claims, causes of action, choses in action, rights of recovery, and rights of set-off of whatever kind or description against any Person, in each case to the extent related to (i) any Excluded Assets or Excluded Liabilities, and (ii) or arising under chapter 5 of the Bankruptcy Code;

(h) All rights, Claims and causes of action against any current or former director or officer of Seller or its Affiliates and all rights, Claims and causes of action under director and officer, fiduciary, employment practices and similar insurance policies maintained by Seller or any of its Subsidiaries;

(i) Any shares of capital stock or other equity interests in Seller or any of its Subsidiaries or any other member of the Parent Group, or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interests in any of the Seller or any of its Subsidiaries or any other member of the Parent Group, except, in each case, in the Acquired Subsidiaries;

(j) All Seller Plans and all assets owned or held by any Seller Plans;

(k) All Accounts Receivable;

(l) All accounts payable (or other amounts payable) and other intercompany obligations of the members of the Parent Group owed to Seller or any of its Subsidiaries;

(m) Any rights, demands, Claims, credits, allowances, rebates (including any vendor or supplier rebates), reimbursements or rights of setoff (other than against Seller) to the extent not included in the Purchased Assets;

(n) The proceeds of the sale of any Excluded Assets;

(o) All insurance policies and binders;

(p) Any Tax receivable, Tax refund, credit or prepaid Tax relating to Taxes paid by the Business or imposed on the Purchased Assets;

(q) All royalties (other than those related to Purchased Assets, including IP Assets), advances, prepaid assets or deferred charges and expenses (including all lease and rental payments), deposits (including maintenance, customer, and security and other deposits), in each case, primarily relating to the Business and the Assumed Contracts, and which have been prepaid by Seller or any of its Subsidiaries as of the Closing;

(r) All Deal Communications and any attorney-client privilege or expectation of client confidence or any other rights to any evidentiary privilege related thereto; and

(s) Seller’s or any of its Subsidiaries’ right, title and interest to the other assets, if any, set forth in Schedule 2.2. of the Disclosure Schedules.

2.3 Assumed and Excluded Liabilities.

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(a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Purchaser shall assume and agree to perform and discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), and Seller shall, and shall cause its Subsidiaries to, irrevocably convey, transfer, assign and deliver to Purchaser, only the following obligations, Claims and Liabilities of Seller and its Subsidiaries and no others (collectively, the “Assumed Liabilities”): (i) Liabilities under the Assumed Contracts arising on and after the Closing, and (ii) all Cure Costs related to the Assumed Contracts.

(b) Seller and its applicable Subsidiaries (excluding the Acquired Subsidiaries) shall retain, and shall be responsible for paying or performing when due, or discharging, and shall pay or perform when due, or discharge, and the Purchaser shall not assume or have any responsibility for, any Liabilities of Seller or its Subsidiaries not expressly assumed by Purchaser pursuant to Section 2.3(a) of this Agreement (the “Excluded Liabilities”). The term Excluded Liabilities shall specifically include, without limitation:

(i) Taxes accruing during the Pre-Closing Tax Period;

(ii) Any and all Liabilities to the extent primarily relating to the Excluded Assets;

(iii) Any and all Liabilities of Seller under this Agreement and all legal, accounting, brokerage, investment banking and finder’s fees or other fees and expenses incurred by or on behalf of Seller in connection with this Agreement and the transactions contemplated hereby;

(iv) Any and all Liabilities and obligations to current and former employees or contractors of Seller or any of its Subsidiaries;

(v) Any and all Liabilities and obligations arising out of or relating to any line-of-credit or other payable or debt facility or instrument (except to the extent such Liabilities are incurred under an Assumed Contract); and

(vi) All Liabilities related to, associated with or arising out of any action, Claim, suit or proceeding to the extent primarily with respect to the operation of the Business prior to the Closing, whether such action, Claim, suit or proceeding is brought prior to, on or after the Closing.

2.4 Acquired Subsidiaries. Notwithstanding anything to the contrary in this Agreement, none of the Purchased Assets, Excluded Assets, Assumed Liabilities or Excluded Liabilities shall include any assets or Liabilities of any of the Acquired Subsidiaries.

2.5 Closing. Upon the terms and subject to the conditions contained in this Agreement, the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of electronic documents and signatures by electronic mail at 9:00 a.m. New York Time no later than the second (2nd) Business Day following the date on which the conditions set forth in Article 6 have been satisfied or, to the extent permitted by applicable Law, waived by either Purchaser or Seller, as applicable, in writing (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at or prior to the Closing), or at such other place and time as Purchaser and Seller may mutually agree in writing. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

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2.6 Consideration. The aggregate consideration to be paid by Purchaser for the Purchased Assets (the “Purchase Price”) shall be the following:

(a) a cash amount equal to $5,000,000, inclusive of the Deposit, as defined below, payable by Purchaser to Seller at Closing by wire transfer or immediately available funds (the “Cash Payment”);

(b) the payment of all Determined Cure Costs to the applicable third parties; and

(c) the assumption of the Assumed Liabilities.

The parties agree to allocate the Purchase Price among the Purchased Assets for all purposes, including financial, accounting and tax purposes, as set forth on Schedule 2.5 of the Disclosure Schedules.

Within one (1) Business Day following the execution of this Agreement, Purchaser shall deposit into a deposit escrow account with the Escrow Agent in the amount of $500,000 (the “Deposit”) by wire transfer of immediately available funds. The Deposit shall be disbursed as provided in Section 7.2(b)(iii). In the event that (a) the Purchaser is not the Successful Bidder at the Auction or the Back-Up Bidder or (b) Purchaser is the Back-Up Bidder but the Successful Bidder and Seller consummate an Alternative Transaction, Seller shall instruct the Escrow Agent to return the Deposit to Purchaser in accordance with the bid procedures approved by the Bid Procedures Order.

2.7 Closing Delivery. Subject to entry of the Sale Approval Order, at the Closing:

(a) Purchaser shall deliver to Seller (i) the Cash Payment, less the Deposit, (ii) evidence of payment by Purchaser of all Determined Cure Costs and (iii) a duly executed certificate from an officer of Purchaser to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

(b) Seller shall deliver, or cause to be delivered, to Purchaser the Purchased Assets;

(c) Seller shall deliver, or cause to be delivered, to Purchaser an executed Bill of Sale in the form attached as Exhibit C hereto;

(d) Seller and Purchaser shall execute and deliver, or cause to be executed and delivered, the Assignment and Assumption Agreement in the form attached as Exhibit D hereto;

(e) Seller and Purchaser shall execute and deliver, or cause to be executed and delivered, a copy of the Intellectual Property Assignment in the form attached as Exhibit E hereto;

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(f) Seller shall deliver to Purchaser a duly executed certificate from an officer of Seller to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied; and

(g) Seller shall deliver, or cause to be delivered, to Purchaser certificates representing all of the equity securities of the Acquired Subsidiaries duly endorsed (or accompanied by duly executed stock or similar powers) by the Seller or Affiliate of Seller owning such equity securities in blank or for transfer to Purchaser, if such equity securities are certificated, or other appropriate instruments necessary to transfer such equity securities to Purchaser in the manner required by applicable Law.

2.8 Transfer Taxes. Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges that may be payable by reason of the sale of the Purchased Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated herein (collectively, “Transfer Taxes”) shall be borne and paid by Purchaser.

2.9 “As Is/Where Is” Transaction. Purchaser acknowledges and agrees that it has conducted its own independent investigation, review and analysis of the Business, the Purchased Assets and the Assumed Liabilities, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Seller and its Subsidiaries for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied, and shall rely, solely upon its own investigation and the express representations and warranties of the Seller set forth in Article 3 of this Agreement (as modified or qualified by the Disclosure Schedules hereto or otherwise as provided herein); and (b) neither Seller, nor any other Person, has made any representation or warranty as to Seller, its Subsidiaries, the Business, the Purchased Assets, the Assumed Liabilities or this Agreement, except as expressly set forth in Article 3 of this Agreement (as modified or qualified by the Disclosure Schedules hereto or otherwise as provided herein). SUCH REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN ARTICLE 3 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3 OF THIS AGREEMENT (AS MODIFIED OR QUALIFIED BY THE DISCLOSURE SCHEDULES HERETO OR OTHERWISE AS PROVIDED HEREIN), ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING ANY SELLER, ANY AFFILIATES OF ANY SELLER, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PURCHASER, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE

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IN LAW OR RELATING TO MERCHANTABILITY OR FITNESS FOR USE) ARE SPECIFICALLY DISCLAIMED BY THE SELLER. EXCEPT AS SET FORTH IN ARTICLE 3 OF THIS AGREEMENT (AS MODIFIED OR QUALIFIED BY THE DISCLOSURE SCHEDULES HERETO OR OTHERWISE AS PROVIDED HEREIN), PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER IS CONVEYING THE PURCHASED ASSETS WITHOUT REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED AT COMMON LAW, BY STATUTE, OR OTHERWISE (ALL OF WHICH SELLER HEREBY DISCLAIMS), RELATING TO (I) SUITABILITY OR ADEQUACY (II) THE MERCHANTABILITY, DESIGN, OR QUALITY OF THE BUSINESS OR THE PURCHASED ASSETS, (III) THE FITNESS OF THE PURCHASED ASSETS FOR ANY PARTICULAR PURPOSE OR QUALITY WITH RESPECT TO THE BUSINESS AND ANY OF THE PURCHASED ASSETS OR THE CONDITION OF THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, (IV) THE PHYSICAL CONDITION OF ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES, (V) THE ABSENCE OF PATENT, LATENT OR REDHIBITORY VICES OR DEFECTS, (VI) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PURCHASED ASSETS (SURFACE AND SUBSURFACE), (VII) COMPLIANCE WITH APPLICABLE LAWS, (VIII) THE CONTENTS, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION, (IX) ANY ESTIMATES OF THE VALUE OF THE PURCHASED ASSETS OR FUTURE REVENUES GENERATED BY THE PURCHASED ASSETS, (X) CONTRACTUAL, ECONOMIC, FINANCIAL INFORMATION AND/OR OTHER DATA AND ANY RELATED ESTIMATIONS OR PROJECTIONS MADE IN SALE PRESENTATIONS OR MARKETING MATERIALS, (XI) CONTINUED FINANCIAL VIABILITY, INCLUDING PRESENT OR FUTURE VALUE OR ANTICIPATED INCOME OR PROFITS, (XII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (XIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, OR (XIV) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM INTELLECTUAL PROPERTY INFRINGEMENT, MISAPPROPRIATION OR OTHER VIOLATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER WILL BE DEEMED TO BE OBTAINING THE PURCHASED ASSETS IN THEIR PRESENT PHYSICAL STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE AND PURCHASER IRREVOCABLY WAIVES ANY AND ALL CLAIMS IT MAY HAVE AGAINST SELLER ASSOCIATED WITH THE SAME. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER IS PURCHASING THE PURCHASED ASSETS ON AN “AS IS, WHERE IS”, “WHERE IS,” AND “WITH ALL FAULTS” BASIS AFTER GIVING EFFECT TO THE TERMS CONTAINED HEREIN BASED SOLELY ON PURCHASER’S OWN INVESTIGATION OF THE PURCHASED ASSETS AND (B) EXCEPT AS SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, ANY ANCILLARY DOCUMENTS AND THE DISCLOSURE SCHEDULE, NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES HAS MADE ANY

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WARRANTIES, REPRESENTATIONS OR GUARANTEES, EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, RESPECTING THE PURCHASED ASSETS, ANY PART OF THE PURCHASED ASSETS, THE FINANCIAL PERFORMANCE OF THE PURCHASED ASSETS OR THE BUSINESS, OR THE PHYSICAL CONDITION OF THE PURCHASED ASSETS. PURCHASER FURTHER ACKNOWLEDGES THAT THE CONSIDERATION FOR THE PURCHASED ASSETS SPECIFIED IN THIS AGREEMENT HAS BEEN AGREED UPON BY SELLER AND PURCHASER AFTER GOOD-FAITH ARMS-LENGTH NEGOTIATION IN LIGHT OF PURCHASER’S AGREEMENT TO PURCHASE THE PURCHASED ASSETS “AS IS” AND “WITH ALL FAULTS.”

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that, subject to entry of the Sale Approval Order and except as set forth in the Disclosure Schedule (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, however, that, disclosure in the Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent that such disclosure relates to such other sections), the statements in this Section 3 are correct and complete as of the date hereof and shall be correct and complete as of the Closing Date.

3.1 Authority. Seller is a corporation duly organized and in good standing under the Laws of the State of Delaware. Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or shall, pursuant to this Agreement, be a party, and to perform, carry out and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or shall, pursuant to this Agreement, be a party have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions.

3.2 Title. Seller or its Subsidiaries has good and marketable title to, or a valid interest in, all of the Purchased Assets and, upon the Closing will convey and transfer, or cause to be conveyed and transferred, to Purchaser all of the Purchased Assets, and Purchaser shall receive good and marketable title to, or a valid interest in, all of the Purchased Assets free and clear of any Encumbrances (other than Permitted Encumbrances), pursuant to sections 105 and 363 of the Bankruptcy Code and any other applicable sections of the Bankruptcy Code and as set forth in the Sale Approval Order. The Seller and all Subsidiaries transferring any Purchased Assets will be the subject of the Bankruptcy Case and the Sale Approval Order.

3.3 Brokers. Seller has no Liability or obligation to pay any broker, finder or investment banker, any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement and the Ancillary Agreements or the Transactions based upon arrangements made by or on behalf of Seller for which Purchaser could become liable or obligated.

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3.4 Litigation. Except as set forth in Schedule 3.4 of the Disclosure Schedules, other than the Bankruptcy Case, as of the date hereof, there is no Claim, action, suit, proceeding, opposition, challenge, cancellation proceeding or investigation (collectively, “Actions”) pending or, to the Knowledge of Seller, currently threatened against Seller to the extent (i) related to the Business, (ii) that would prohibit Seller from entering into this Agreement or any Ancillary Agreement, or to consummate the Transactions, or (iii) that, to the Knowledge of Seller, could result, either individually or in the aggregate, in any Material Adverse Effect.

3.5 Intellectual Property. Except as otherwise disclosed in Schedule 3.5 of the Disclosure Schedules, Seller or its Subsidiaries possesses all right, title and interest in and to the Intellectual Property and all Intellectual Property Rights inherent therein or appurtenant thereto (all of the foregoing, collectively, the “IP Assets”), and all IP Assets shall be conveyed and transferred to Purchaser free and clear of all Encumbrances (other than Permitted Encumbrances).

3.6 Contracts.

(a) Other than with respect to the cure obligations under Section 365 of the Bankruptcy Code, each Assumed Contract, is in full force and effect in all material respects and constitutes a legal, valid, binding agreement, enforceable against Seller or its Affiliates and, to the Knowledge of Seller, each other party thereto, in accordance with its terms. Other than with respect to the cure obligations under Section 365 of the Bankruptcy Code, neither Seller nor any Affiliate of Seller nor, to the Knowledge of Seller, any other party to each such Assumed Contract is in violation or material breach of, or in default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under, or permit the termination of, any such Assumed Contract. Seller has made available to Purchaser, correct and complete copies of all Assumed Contracts set forth on Schedule 2.1(d) of the Disclosure Schedules.

3.7 Real Property. Seller does not own any real property. Schedule 3.7 of the Disclosure Schedules contains a correct and complete list of each parcel of real property leased, subleased, licensed or occupied to or by Seller or its Subsidiaries that is now, or at the time of Closing will be, primarily used or held for use in or otherwise necessary for the conduct of, the Business (“Leased Real Property”), and includes the parties to such lease, sublease or license, any amendments thereto, the expiration date of such lease or sublease and any consents, approvals or other documents necessary or required such that each such lease and sublease will be in full force and effect and remain binding on all parties thereto in accordance with the terms of such lease, sublease or license as of the Closing Date. Neither Seller nor any of its Affiliates owes any brokerage commissions with respect to any such Leased Real Property (including any contingent obligation in respect of future lease extensions). Seller has valid leasehold interests in all Leased Real Property and Seller or its Subsidiaries is in possession of each parcel of Leased Real Property. Seller has made available to Purchaser prior to the execution of this Agreement correct and complete copies of all leases set forth in Schedule 3.7 of the Disclosure Schedules (including any amendments and renewal letters) to the Leased Real Property.

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3.8 Assets Held by Seller. Without limiting any of the representations and warranties set forth in Section 3 of this Agreement, the Purchased Assets include all tangible and intangible assets, property and rights primarily held for use or used by Seller or its Subsidiaries in, and required for use in the operation of the Business as currently conducted and are sufficient for the operation of the Business as currently conducted by Seller and its Subsidiaries, in all material respects, other than the operations and business conducted with respect to the Excluded Assets.

3.9 Acquired Subsidiaries.

(a) No Acquired Subsidiary owns, directly or indirectly, any capital stock or other equity interest in any other Person (other than an Acquired Subsidiary). None of the Acquired Subsidiaries are actively engaged in any business that is not related to the Business.

(b) Schedule 3.9(b) of the Disclosure Schedule lists all of the Acquired Subsidiaries and the owner(s) of the outstanding equity securities of each Acquired Subsidiary. Except for the outstanding equity securities of each Acquired Subsidiary that are owned directly or indirectly by Seller, there are no outstanding or authorized, options, warrants, stock appreciation, phantom stock, profit participation, calls, conversion rights, preemptive rights, co-sale rights, voting rights, registration rights, rights of first refusal, rights relating to the transfer of or other similar rights relating to the equity securities of any Acquired Subsidiary (other than this Agreement).

(c) Attached to Schedule 3.9(c) of the Disclosure Schedules are true and complete copies of the internally prepared balance sheet and income statement of the Acquired Subsidiaries on a consolidated basis as, and for the twelve (12) month period ended December 31, 2022 and the three (3) month period ended March 31, 2023 (together, the “Subsidiary Financial Statements”). Except as set forth on Schedule 3.9(c) of the Disclosure Schedules, the Subsidiary Financial Statements present fairly in all material respects the financial condition and results of operations as of the times and for the periods referred to therein for the Acquired Subsidiaries on a consolidated basis.

(d) Except as set forth on Schedule 3.9(d) of the Disclosure Schedules, no Acquired Subsidiary has any liability of any nature (whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due and whether based on strict liability, negligence, breach of warranty (express or implied)), required by IFRS to be disclosed or reflected on or reserved on a consolidated balance sheet of the Acquired Subsidiaries (or the notes thereto) prepared in accordance with IFRS, other than (i) those accrued, reflected or reserved against in the Subsidiary Financial Statements; (ii) other current liabilities incurred in the ordinary course of business of the Acquired Subsidiaries since March 31, 2023; or (iii) liabilities incurred in the ordinary course of business under contracts which the Acquired Subsidiaries entered into in the ordinary course of business.

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the statements in this Section 4 are correct and complete as of the date hereof and shall be correct and complete as of the Closing Date:

4.1 Authority. Purchaser is a corporation organized and in good standing under the Laws of the State of Delaware. Purchaser has the right and authority to enter into, execute, deliver and perform this Agreement and the Ancillary Agreements and to carry out the obligations hereunder and thereunder, without the need for any further approval of its officers and directors.

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All action on Purchaser’s part required for the lawful execution and delivery of this Agreement and the Ancillary Agreements has been taken. Upon its execution and delivery by Purchaser, this Agreement and the Ancillary Agreements will be valid and legally binding obligations of the Purchaser in accordance with their respective terms.

4.2 Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the Transactions will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any provision, instrument, judgment, order, writ, decree or contract applicable to Purchaser or any of its Affiliates, or by which Purchaser or any of its properties or assets are bound or affected, or an event that results in the creation of any lien, charge or encumbrance upon any of Purchaser’s material properties or assets.

4.3 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement and the Ancillary Agreements or the Transactions based upon arrangements made by or on behalf of Purchaser.

4.4 Litigation. There is no Action pending or, to Purchaser’s knowledge, currently threatened in writing against Purchaser that questions the validity of this Agreement or any Ancillary Agreement, or the right of Purchaser to enter into such agreements, or to consummate the Transactions.

4.5 Financial Assurance. The Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price, perform the Assumed Liabilities as they become due in accordance with their terms, to pay for the Determined Cure Costs and pay any other amounts to be paid by it hereunder.

4.6 Good Faith Purchaser. This Agreement and all Ancillary Agreements were negotiated and entered into at arm’s length and, to the Purchaser’s knowledge, in good faith, and Seller and Purchaser did not engage in any collusion with respect to setting or fixing the Purchase Price, and to the knowledge of Purchaser, there are no facts to support a finding that Seller negotiated and entered into this Agreement and all Ancillary Agreements other than in good faith as described in Section 363(m) of the Bankruptcy Code.

5.	COVENANTS

5.1 Access to Information.

(a) Prior to the Closing Date, Seller shall, during ordinary business hours and upon the reasonable prior request from Purchaser, afford Purchaser, and its Representatives, reasonable access (at the Purchaser’s sole expense) to Seller’s Business, books, records and employees to the extent relating to the Business and the Purchased Assets (including the Acquired Subsidiaries), and shall provide to Purchaser and its representatives such additional financial and operating data and other information as Purchaser shall from time to time reasonably request. Notwithstanding anything to the contrary contained in this Agreement, Seller may restrict the foregoing access and shall not be required to (I) provide any information or access that Seller reasonably believes would violate applicable Law, including antitrust Laws and data protection

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Laws or the terms of any applicable Contract (including confidentiality obligations) or cause forfeiture of any attorney-client privilege or an expectation of client confidence or any other rights to any evidentiary privilege; provided, further, that Purchaser and Seller shall reasonably cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of Seller) reasonably be likely to cause such violation to occur or such privilege to be undermined with respect to such information, (II) provide any information relating to the sale process, bids received from other Persons in connection with the Transactions and information and analysis (including financial analysis) relating to such bids, except as required under the Bid Procedures Order or (III) conduct, or permit Purchaser or any of its Representatives to conduct, any Phase I or Phase II environmental site assessment or investigation, or other environmental sampling relating to any Leased Real Property. Purchaser acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, all documents, materials, communications, analyses and other information relating to the sale process, bids received from Purchaser and other Persons in connection with the Transactions are in the possession of Seller as of the date of this Agreement and through the Closing will be transferred to Seller prior to, or as of, the Closing and Seller shall not be required to grant access to such documents, materials and other information to Purchaser or any of its Affiliates at any time.

(b) During the Pre-Closing Period, Seller shall use commercially reasonable efforts to deliver, or cause to be delivered, to Purchaser, a weekly report setting forth the cash balance of the Acquired Subsidiaries on a consolidated basis.

(c) From and after the Closing, for a period of ninety (90) days, Seller shall, upon the reasonable request of Purchaser, and at Purchaser’s sole expense, during ordinary business hours, in connection with Purchaser’s and its Representatives’ preparation and audit of the historical financial statements of the Business to the extent required for Purchaser to satisfy its reporting obligations with the SEC, provide access to Seller’s auditors (subject to the execution of any non-reliance and access letters required by any such auditors) and access to pre-Closing books and records relating to the Business; provided, that such cooperation and access would not conflict with any Disclosure Limitations or interfere with Seller’s or its Affiliates’ operations. Nothing in this Section 5.1(c) shall (i) require Seller or any other member of the Parent Group to make any expenditure or incur any obligation on their own behalf or on behalf of Purchaser, or (ii) prohibit Seller from ceasing operations or winding up its affairs following the Closing.

5.2 Filings and Authorizations. Each of Seller and Purchaser, as promptly as practicable, (i) shall make, or cause to be made, all such filings and submissions under Laws, rules and regulations applicable to it, as may be required to consummate the transactions contemplated herein, in accordance with the terms of this Agreement, (ii) shall use all commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Governmental Entities and non-governmental Persons necessary to be obtained by it, in order to consummate the transactions contemplated herein; provided, however, that, any provision hereof to the contrary notwithstanding, Seller shall have no obligation to pay any fee to any third party (other than any lawful fees assessed by a Governmental Entity) for the purpose of obtaining any Consent or any costs and expenses of any third party resulting from the process of obtaining such Consent, and (iii) shall use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for him, her or it to fulfill his, her or its obligations hereunder. Seller and Purchaser shall coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

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5.3 Further Assurances; Accounts.

(a) Simultaneous with the Closing, Seller shall take, and shall cause its applicable Subsidiaries to take, such steps as may be necessary to put Purchaser in possession and operating control of the Purchased Assets and the Business. At or after the Closing, Seller shall, and shall cause its applicable Subsidiaries to, at the reasonable request of Purchaser, without further consideration, use its commercially reasonable efforts to promptly execute and deliver, or cause to be executed and delivered, to Purchaser such assignments, bills of sale, consents and other instruments in addition to those required by this Agreement, in form and substance reasonably satisfactory to Purchaser and Seller, and take all such other actions as Purchaser may reasonably deem necessary or desirable to implement any provision of this Agreement and to more effectively transfer to and vest in Purchaser, ownership in, and to put Purchaser in possession of, all of the Purchased Assets, free and clear of any and all Encumbrances (other than Permitted Encumbrances).

(b) Nothing in this Section 5.3 shall (i) require Seller to make any expenditure or incur any obligation on their own behalf (other than reasonable attorneys’ fees incurred by Seller or its Representatives that would normally be incurred in connection with the preparation, review and negotiation of such documentation) or on behalf of Purchaser, (ii) prohibit Seller from ceasing operations or winding up its affairs following the Closing, or (iii) prohibit Seller from taking such actions as are necessary to conduct the Auction, as are required by the Bankruptcy Court or as would otherwise be permitted under Section 5.4.

5.4 Bankruptcy Covenants.

(a) Motions, Orders, etc. Seller and Purchaser each acknowledges that this Agreement and the Transactions are subject to Bankruptcy Court approval. Purchaser acknowledges that (i) to obtain such approval, Seller must demonstrate that it has taken reasonable steps to obtain the highest and otherwise best offer possible for the Purchased Assets (as further set out in Section 5.4(e)), and (ii) Purchaser must provide adequate assurance of future performance as required under the Bankruptcy Code with respect to each Assumed Contract. Seller shall use its commercially reasonable efforts to: (i) obtain entry by the Bankruptcy Court of the Bid Procedures Order no later than the date that is 10 calendar days after the Petition Date, (ii) obtain entry of the Bid Protections Order no later than the date that is 21 calendar days after the Petition Date, (iii) ensure that the Auction, which will be conducted in accordance with the Bid Procedures and the Bid Procedures Order, shall be held and closed no later than the date that is 45 calendar days after the Petition Date; provided, that Seller shall not have to comply with this clause (iii) if the Bankruptcy Court enters the Sale Approval Order approving the sale to Purchaser without requiring Seller to hold an Auction pursuant to the Bid Procedures (as approved by the Bid Procedures Order), and (iv) ensure that the Cure Cost/Assignment Objection Deadline shall be scheduled no later than the date that is four (4) days prior to the Sale Hearing. Provided that Purchaser is selected as the Successful Bidder in respect of the Purchased Assets at the Auction, if any, or if no Competing Bid is submitted with respect to the Purchased Assets, each of Seller and Purchaser shall use their respective commercially reasonable efforts to obtain entry by the

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Bankruptcy Court of the Sale Approval Order no later than on or before the date that is 60 calendar days after the Petition Date. Purchaser agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of such Orders and a finding of adequate assurance of future performance by Purchaser of the Assumed Contracts, including furnishing affidavits or other documents or information, such documentations and information being limited to the documents and information filed publicly by Purchaser with the SEC as of the date such documents and/or information are requested by Seller, for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. Seller shall be responsible for making all appropriate filings relating thereto with the Bankruptcy Court, which filings shall be provided to Purchaser prior to their filing with the Bankruptcy Court for Purchaser’s prior review. Seller and Purchaser shall consult with one another regarding pleadings which any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of, as applicable, the Bid Procedures Order or the Sale Approval Order. Seller shall promptly provide Purchaser and its counsel with copies of all notices, filings and Orders of the Bankruptcy Court that Seller receives pertaining to the motion for approval of the Bid Procedures Order or the Sale Approval Order or any other Order related to any of the Transactions, but only to the extent such papers are not publicly available on the Bankruptcy Court’s docket or otherwise made available to Purchaser and its counsel.

(b) Sale Approval Order. Without limiting the generality of the foregoing Section 5.4(a), the sale approval order, which shall be filed with the Bankruptcy Court on the timeline set forth in the Bid Procedures Order, shall be reasonably acceptable in form and substance to Purchaser (the “Sale Approval Order”) and shall include provisions, among other things (i) providing that Purchaser shall not incur any Liability as a successor to the Business, (ii) approving the sale of the Purchased Assets to Purchaser on the terms and conditions set forth in this Agreement and authorizing Seller to proceed with this transaction, (iii) stating that any objections filed with respect to the sale of the Purchased Assets, which have not been withdrawn, are overruled or the interests of such objections have been otherwise satisfied or adequately provided for by the Bankruptcy Court, (iv) finding that the Purchase Price represents fair value for the Purchased Assets, (v) finding that the sale is in the best interests of Seller’s estate and creditors, (vi) finding that Purchaser is a good faith purchaser of the Purchased Assets under section 363(m) of the Bankruptcy Code and that the provisions of section 363(n) of the Bankruptcy Code have not been violated, (vii) providing that the sale of the Purchased Assets to Purchaser shall be free and clear of all Encumbrances (other than Permitted Encumbrances) under section 363 of the Bankruptcy Code and any other applicable sections of the Bankruptcy Code, (viii) providing that the Bankruptcy Court shall retain jurisdiction, among other things, for the purpose of enforcing the provisions of the Sale Approval Order including, without limitation, compelling delivery of the Purchased Assets to Purchaser and protecting Purchaser against any Encumbrances against Seller or the Purchased Assets, (ix) finding that there are no brokers involved in consummating the sale and no brokers’ commissions are due, (x) providing that the parties hereto shall be authorized to close this transaction immediately upon execution of the Sale Approval Order pursuant to Rules 6004(g) and 6006(d) of the Federal Rules of Bankruptcy Procedure, (xi) authorizing and directing Seller to execute, deliver, perform under, consummate and implement this Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing, (xii) determining that Purchaser is not a

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successor to Seller or otherwise liable for any of the Excluded Liabilities or Excluded Assets and permanently enjoining each and every holder of any of the Excluded Liabilities or Excluded Assets from commencing, continuing or otherwise pursuing or enforcing any remedy, Claim, cause of action or Encumbrance against Purchaser or the Purchased Assets related thereto, and (xiii) to the extent that there are competing bids, Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to the Termination Fee. To the extent that there is any inconsistency between this paragraph and the Sale Approval Order, the Sale Approval Order shall govern.

(c) Assumed Contracts. Seller shall obtain an Assumption Approval Order (which may include the Sale Approval Order) in a form reasonably satisfactory to Purchaser, who may request additions or deletions of Assumed Contracts from the Assumption Approval Order subject to the terms of this Agreement, among other things (i) approving the assumption and assignment of the Assumed Contracts to Purchaser pursuant to, and subject to the provisions of, section 365 of the Bankruptcy Code; (ii) providing that all defaults of Seller under the Assumed Contracts arising or accruing prior to the date of the Closing or the Contract Designation Deadline (if assumed after the Closing), without giving effect to any acceleration clauses or any default provisions in such contracts of a kind specified in section 365(b)(2) of the Bankruptcy Code, have been cured or will be promptly cured by Purchaser; and (iii) providing that the Assumed Contracts shall be transferred to, and remain in full force and effect for the benefit of, Purchaser, notwithstanding any provision in any such Assumed Contract or in applicable Law (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or limits in any way such assignment or transfer. Notwithstanding any provision herein to the contrary, a Contract shall not be an Assumed Contract hereunder and shall not be assigned to or assumed by Purchaser to the extent that such Contract (i) is rejected by Seller or terminated by Seller or the other party thereto, or terminates or expires by its terms, prior to the Closing and is not continued or otherwise extended upon assumption, (ii) is removed from the list of Assumed Contracts by Purchaser in its sole discretion by the delivery of a Designation Notice removing such Contract on or before the applicable Designation Deadline; (iii) is a Shared Contract, or (iv) requires a Consent that the counterparty to such Assumed Contract is entitled to enforce pursuant to the terms of the Bankruptcy Code (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to Purchaser of Seller’s rights under such Contract, if such Consent has not been obtained prior to the Closing. In such event, the Closing will proceed with respect to the remaining Purchased Assets upon the terms and subject to the conditions hereof, and there will be no reduction in the Purchase Price as a result thereof, and, for a period of six (6) months after the Closing Date (or the remaining term of any such Contract or the closing of the Bankruptcy Cases, if shorter), (A) Seller and Purchaser will use their respective commercially reasonable efforts to obtain the Consents with respect to any such Contract and (B) Seller and Purchaser will cooperate in a mutually agreeable arrangement, to the extent feasible and without the need for any Consent, under which Purchaser would obtain the benefits and assume the obligations under such Contracts in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Purchaser, or under which Seller would enforce its rights thereunder for the benefit of Purchaser with Purchaser assuming Seller’s obligations thereunder; provided, in each case, that Seller will not be obligated to pay any consideration or grant any accommodation therefor to any third party from whom Consent is requested, to incur out-of-pocket expenses unless Purchaser funds such amounts or to initiate any Action to obtain any such Consent.

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(d) Other Bankruptcy Covenants. Seller shall promptly make any filings, take all actions, and use commercially reasonable efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the sale of the Purchased Assets, subject to its obligations to comply with any order of the Bankruptcy Court. In the event an appeal is taken, or a stay pending appeal is requested, from any of the foregoing orders of the Bankruptcy Court, Seller shall immediately notify Purchaser of such appeal or stay request and, upon Purchaser’s request, shall provide to Purchaser within one (1) business day after Seller’s receipt thereof a copy of the related notice of appeal or order of stay and Seller and Purchaser shall use their commercially reasonable efforts to prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion. Seller shall also provide Purchaser with written notice of any motion, application, brief or other pleading filed in connection with any appeal from any of such orders.

(e) Competing Transaction.

(i) This Agreement is subject to approval by the Bankruptcy Court and the consideration by Seller of higher or better competing bids in respect of all or any part of the Purchased Assets (whether in combination with other assets of Seller, Seller’s Affiliates or otherwise). Purchaser and Seller acknowledge that Seller must take reasonable steps to demonstrate that it has sought to obtain the highest or otherwise best price for the Purchased Assets, including giving notice thereof to the creditors of Seller and other interested parties, providing information about Seller’s business to prospective bidders, entertaining higher and better offers from such prospective bidders, and, if additional qualified prospective bidders desire to bid for the Purchased Assets, conducting an Auction.

(ii) The bid procedures to be employed with respect to this Agreement and any Auction shall be those reflected in the Bid Procedures Order. Purchaser agrees to be bound by and accept the terms and conditions of the Bid Procedures Order as approved by the Bankruptcy Court in substantially the form attached hereto as Exhibit A. Purchaser and Seller agree that this Agreement and the Transactions are subject to the right of Seller and its Affiliates and Representatives to seek, solicit, invite, encourage, consider, discuss and negotiate higher or better Competing Bids in accordance with the Bid Procedures Order. From the date hereof (and any prior time) and until the Closing, Seller and its Affiliates are permitted to and are permitted to cause their Representatives and Affiliates to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates and Representatives) in connection with a Competing Bid, including, to (and to cause their Representatives and Affiliates to) respond to any inquiries or offers to purchase all or any part of the Purchased Assets (including supplying information relating to the Business and the assets of Seller to prospective purchasers), and to perform any and all other acts related thereto which are required under the Bankruptcy Code or other applicable Law.

(iii) If an Auction is conducted, and Purchaser is not the prevailing bidder at the Auction but is the bidder with the next highest bid after the Successful Bidder at the Auction, Purchaser shall serve as a back-up bidder (the “Back-up Bidder”) and keep Purchaser’s bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable in accordance with the terms and conditions in the Bid Procedures, and Purchaser shall not terminate this Agreement in

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accordance with Section 7.1(b)(ii) or (iii), notwithstanding any right of Purchaser to otherwise terminate this Agreement pursuant to Section 7.1 hereof, until the earlier of (i) the Outside Date or (ii) the date of the consummation of an Alternative Transaction. Following the Sale Hearing and prior to the Outside Back-up Date, if the Successful Bidder in the Auction fails to consummate an Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, Purchaser (as the Back-Up Bidder) will be deemed to have the new prevailing bid, and Seller will be authorized, without further Order of the Bankruptcy Court, to consummate the Transactions with Purchaser on the terms and subject to the conditions set forth in this Agreement (as the same may be improved upon in the Auction).

(iv) Purchaser shall provide adequate assurance as required under the Bankruptcy Code of the future performance by Purchaser of each Assumed Contract. Purchaser agrees that it will, and will cause its Affiliates to, promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assumed Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Purchaser’s Representatives available to testify before the Bankruptcy Court. In addition to paying the Cure Costs on or before entry of the Assumption Approval Order, subject to the other terms and conditions of this Agreement, Purchaser shall, from and after the Closing Date, (i) assume all Assumed Liabilities of Seller under the Assumed Contracts and (ii) satisfy and perform all of the Assumed Liabilities related to each of the Assumed Contracts when the same are due thereunder. Notwithstanding the foregoing, except as provided herein, Purchaser shall not be required to provide any form of additional financial security or other monetary support to satisfy any adequate assurance requirements, including, but not limited to, letters of credit, guaranties, deposits or other similar security.

(v) Seller and Purchaser agree, and the motion to approve the Bid Procedures Order shall reflect the fact, that the provisions of this Agreement, including this Section 5.4, are reasonable, were a material inducement to Purchaser to enter into this Agreement and are designed to achieve the highest and best price for the Purchased Assets and Assumed Liabilities.

5.5 Cure of Defaults.

(a) No later than ten (10) days after the Petition Date (the “Delivery Date”), Seller shall deliver to Purchaser a schedule (the “Original Contract & Cure Schedule”) which shall contain a list of each available Contract of Seller which Seller shall offer to assign to Purchaser pursuant to Section 365 of the Bankruptcy Code and Seller’s good faith estimate of the amount of Cure Costs applicable to each such Contract (and if no Cure Cost is estimated to be applicable with respect to any particular Contract, the amount of such Cure Cost for such Contract shall be designated as, and shall be deemed to be designated as, “$0.00”). From the Delivery Date through (and including) the Designation Deadline, promptly following any changes to the information set forth on the Original Contract & Cure Schedule (including any new Contracts to which Seller becomes a party and any change in the Cure Cost of any Contract), Seller shall provide Purchaser with a schedule (as such schedule may be amended, supplemented or otherwise modified from time to time prior to the Designation Deadline in accordance with the terms of this Agreement, the “Contract & Cure Update Schedule”) that updates and corrects such information. Without limiting the foregoing, if, following the Closing, it is discovered that a

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Contract that should have been listed on the Original Contract & Cure Schedule or any Contract & Cure Update Schedule was not so listed, Seller shall, promptly following the discovery thereof, notify Purchaser in writing of any such Contract and Seller’s good faith estimate of the amount of Cure Costs applicable to such Contract (and if no Cure Cost is estimated to be applicable with respect to any such Contract, the amount of such Cure Cost shall be designated for such Contract as, and shall be deemed to be designated as, “$0.00”). Purchaser may, at any time and from time to time through (and including) the Designation Deadline, so long as that deadline is at least one (1) Business Day prior to the entry of an Order of the Bankruptcy Court approving the rejection of such Contract, include in the definition(s) of “Assumed Contracts” any Contract of Seller; provided, that Purchaser shall be obligated to pay any Cure Costs associated with any such Contract. Purchaser may, at any time and from time to time through (and including) the Designation Deadline, exclude from the definition of “Assumed Contracts”, any Contract of Seller (other than any Contract entered into by Seller after the entry of the Sale Approval Order in the ordinary course of business and not in violation of this Agreement); provided, that no such change of the definitions of “Assumed Contracts” referred to in this sentence shall reduce or increase the amount of the Purchase Price, except to the extent of any reduction in the assumption of the Assumed Liabilities as a result of Contracts being excluded from the Assumed Contracts by Purchaser pursuant to this Section 5.5(a) or to the extent the addition of an Assumed Contract to the definition of Assumed Contracts, the Cure Cost (as applicable), if any, associated with such added Assumed Contract. To exercise its rights under this Section 5.5(a) to include Contracts in, or exclude Contracts from, the Assumed Contracts, Purchaser shall deliver one or more written notices (each, a “Designation Notice”) to Seller specifying the Contract(s) to be so included or excluded in compliance with this Section 5.5(a) and the Bid Procedures to be approved by the Bankruptcy Court, and such inclusion or exclusion of any such Contract shall occur automatically (without any further action on the part of, or notice to, any Person) upon the delivery by Purchaser of a Designation Notice to Seller subject to any required approval by the Bankruptcy Court. If any Contract is added to (or excluded from) the Assumed Contracts pursuant to this Section 5.5(a), Seller shall promptly take such steps as are reasonably necessary, including, if applicable, prompt delivery of notice to the non-Seller counterparty to such Contract to cause such Contract to be assumed by Seller and assigned to Purchaser, or excluded or rejected, as applicable. For avoidance of doubt, Purchaser shall only be responsible for the Cure Costs of the Assumed Contracts.

(b) Seller shall be responsible for the verification of all Cure Costs for each Assumed Contract.

(c) To the extent that any Assumed Contract requires the payment of Cure Costs in order to be assumed pursuant to section 365 of the Bankruptcy Code, at the Closing, the Determined Cure Costs related to such Assumed Contract, or any portion thereof, shall be paid by Purchaser; provided, however, that with respect to any Cure Costs that are Undetermined Cure Costs as of the Closing, such Cure Costs, or any portion thereof, shall be paid by Purchaser pursuant to the provisions of Section 5.5(d).

(d) If any Contract requires the payment of Cure Costs in order to be assumed pursuant to section 365 of the Bankruptcy Code, and such Cure Costs will be Undetermined Cure Costs on the Closing Date because a non-Seller counterparty to such Contract proposed Cure Costs in an amount that is different than the amount of Cure Costs proposed by Seller and such difference will not be resolved prior to the Closing Date (each such Contract, a “Disputed Amount

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Contract”), then Seller shall provide Purchaser, not less than three (3) Business Days prior to the Closing Date, with a schedule that lists each such Disputed Amount Contract and the amount of Cure Costs that has been proposed by each such non-Seller counterparty. If Seller, with the consent of Purchaser, and the non-Seller counterparty with respect to any Disputed Amount Contract, are unable to agree on Cure Costs for such Disputed Amount Contract such that the Undetermined Cure Cost for such Disputed Amount Contract does not become a Determined Cure Cost within five (5) Business Days following the Closing Date, then: (i) Purchaser may notify Seller that it is electing not to assume such Contract, and such Contract shall not be an Assumed Contract; (ii) if Purchaser so requests, Seller shall seek to have the amount of Cure Costs related to such Disputed Amount Contract determined by the Bankruptcy Court; or (iii) if Purchaser fails to timely to provide either of the forgoing notices, such contract shall not be an Assumed Contract. If the Bankruptcy Court determines that the Cure Cost is greater than the amount or Original Contract & Cure Schedule or if applicable, a Contract & Cure Update Schedule, then, Purchaser shall, within five (5) Business Days of its receipt of the Bankruptcy Court’s order with respect thereto deliver written notice to Seller stating that either: (i) Purchaser is electing not to assume such Contract in which event the Contract shall not be an Assumed Contract; (ii) Purchaser is electing to assume such Contract in which even such Contract will be an Assumed Contract; or (iii) if Purchaser fails to timely to provide either of the forgoing notices, such contract shall not be an Assumed Contract.

(e) Purchaser shall provide information to counter-parties to Assumed Contracts as requested sufficient to establish adequate assurance of future performance of and under the Assumed Contracts within the meaning of 11 U.S.C. §§ 365(b)(1)(C) and 365(f)(2) of the Bankruptcy Code.

(f) Notwithstanding the foregoing, Purchaser may, in lieu of paying any Determined Cure Costs (or any portion thereof) with respect to any Assumed Contract directly to the applicable non-Seller counterparty, pay such Determined Cure Cost (or portion thereof) to Seller who shall hold such amount in trust for the benefit of Purchaser without commingling the same with other funds or assets of Seller, and shall promptly deliver such Determined Cure Cost (or portion thereof) to the applicable non-Seller counterparty.

5.6 Use of Certain Marks.

(a) As promptly as practicable but in no event later than ninety (90) days after the Closing Date, Purchaser shall completely and permanently obliterate or remove all Retained Business Marks from all Purchased Assets. On and after the Closing Date, except as expressly otherwise set forth in this Section 5.6, Purchaser shall not and shall not permit any Affiliate to (i) use any Retained Business Mark or (ii) in any way represent that it is, or otherwise hold itself out as being, affiliated with the Parent Group.

(b) Purchaser shall not be entitled to use any Retained Business Marks together with the Purchased Assets or any other trademarks, service marks, trade dress or logos on any stationery or advertising or in any other form or documentation. As soon as practicable after the Closing Date and not later than ninety (90) days thereafter, Purchaser shall cause the Business to take all actions necessary to change any names under which it conducts business to names that do not use any Retained Business Mark or any name confusingly similar to a Retained Business Mark.

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(c) Retained Business Marks are vested in and shall remain vested in Seller or the applicable member of the Parent Group and, notwithstanding anything to the contrary herein, Purchaser shall not obtain any right, title, or interest in, or to, Retained Business Marks. Purchaser hereby acknowledges and agrees that neither it nor the Business nor any Affiliate of Purchaser shall acquire any goodwill, rights or benefits arising from any use of Retained Business Marks and that all such goodwill, rights and benefits shall accrue absolutely to Seller or the applicable member of the Parent Group.

5.7 Employees. From and after the time the Transactions are announced to the public through the date of the Auction, Purchaser may during ordinary business hours contact and communicate with members of management of Seller and its Subsidiaries (excluding the Acquired Subsidiaries) regarding employees of Seller and its Subsidiaries (excluding the Acquired Subsidiaries) to the extent such communications would not conflict with any Disclosure Limitations and such contact and communications do not interfere with Seller’s or its Affiliates’ operations. From and after the time at which Purchaser is selected as the Successful Bidder in respect of the Purchased Assets at the Auction, if any, through the Closing Date or the earlier valid termination of this Agreement in accordance with its terms, Purchaser may during ordinary business hours contact and communicate with the employees of Seller and its Subsidiaries (excluding the Acquired Subsidiaries) identified in Schedule 5.7 of the Disclosure Schedules, which schedule will be prepared by Purchaser within ten days after the date of this Agreement, (“Identified Employees”) regarding employment opportunities with Purchaser; provided, that, such contact and communications shall not interfere with Seller’s or its Affiliates’ operations. Prior to the Closing Date, Purchaser shall make written offers of employment (each, an “Offer”), conditional and effective on the Closing Date, to all Identified Employees. Identified Employees who accept an Offer become “Transferred Employees”. Identified Employees who decline an Offer shall be referred to as “Non-Transferred Employees”. On the Closing Date, Seller shall terminate the employment of the Transferred Employees. Purchaser acknowledges and agrees that it is solely responsible for its decision(s) to offer employment to the Identified Employees. Purchaser further acknowledges and agrees that Seller shall have no involvement or participation in Purchaser’s decision(s) in this regard or with respect to Purchaser’s interviews, offers, employment criteria, employment terms to be offered, or any other aspect of Purchaser’s hiring process, which is exclusively its own. Nothing in this Agreement will be deemed to obligate Purchaser to continue any employment, or dictate the terms or conditions of any employment, for any period. From and after the Closing, Purchaser shall be responsible for all Liabilities relating to wages, salaries, commissions and other amounts, earned or accrued on or after the Closing Date by or in respect of employment by Purchaser of the Transferred Employees.

5.8 Inventory. Within three days prior to the Closing Date, Seller shall provide to Purchaser a schedule listing its good faith estimate of all Inventory as of such date.

5.9 Wrong Pocket.

(a) Subject to the terms of this Agreement and the other Ancillary Agreements, during the six (6)-month period following the Closing, if either Purchaser or Seller becomes aware that any right, property or asset forming part of the Purchased Assets has not been transferred to Purchaser or that any right, property or asset not forming part of the Purchased Assets has been transferred to Purchaser, it shall promptly notify such other party hereto and Purchaser or Seller,

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as applicable, shall, as soon as reasonably practicable thereafter, ensure that such right, property or asset (and any related Liability) is transferred at the expense of the party that is seeking the assets to be transferred to it and with any necessary prior Consent, to (i) Purchaser, in the case of any right, property or asset forming part of the Purchased Assets which was not transferred to Purchaser at or in connection with the Closing, or (ii) Seller, in the case of any right, property or asset not forming part of the Purchased Assets which was transferred to Purchaser at the Closing.

(b) Seller, on the one hand, and Purchaser, on the other hand, each agree that, after the Closing, each will, to the extent permitted by applicable Law, hold in trust for the other’s benefit and accounts and will promptly transfer and deliver to the other, from time to time as and when received by such party or its Affiliates, any cash, checks with appropriate endorsements, payment of an account, trade, note receivable or other payment or other property or assets that such party or its Affiliates may receive on or after the Closing which properly belongs to such other party or their respective Affiliates pursuant to the terms of this Agreement. For the avoidance of doubt, except as otherwise provided in this Agreement, following the Closing, (i) if any payments due with respect to the Business are paid to Seller, Seller shall promptly remit by wire or draft such payment to an account designated in writing by Purchaser and (ii) if any payments due with respect to the Retained Business are paid to Purchaser or its Affiliates, Purchaser shall transfer, or cause its Affiliates to, promptly remit by wire or draft such payment to an account designated in writing by Seller.

5.10 Conduct of Business. During the period from the date of this Agreement through the earlier of (x) the valid termination of this Agreement in accordance with its terms and (y) the Closing (the “Pre-Closing Period”), except (a) to the extent necessary to comply with Seller’s express obligations under this Agreement, (b) as required by applicable Law or Order to which Seller and its Subsidiaries (including the Acquired Subsidiaries) are bound or as required by any Governmental Entity, including as required by any Order of the Bankruptcy Court, (c) as set forth on Schedule 5.10 of the Disclosure Schedules or (d) as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller will, and will cause its applicable Subsidiaries to, use commercially reasonable efforts to carry on the Business, and cause each Acquired Subsidiary to carry on its business, in the ordinary course in substantially the same manner as heretofore conducted, provided that neither Seller nor its Subsidiaries shall have requested or shall have consented or otherwise acquiesced to another party’s request for an Order that intentionally or expressly limits or has the effect of limiting Seller’s or its Subsidiaries’ ability to comply with this covenant, other than (y) the distribution of shares of Surgalign UK Limited (f/k/a RTI Surgical UK Ltd) from Surgalign Spine Technologies, Inc. to Seller, and (z) the distribution of shares of RTI Surgical – Singapore PTE LTD from Surgalign Spine Technologies, Inc. to Seller (the distributions contemplated by the foregoing clauses (y) and (z), the “Distributions”). Without limiting the generality of the foregoing, during the Pre-Closing Period, except (a) to the extent necessary to comply with Seller’s express obligations under this Agreement, (b) as required by applicable Law or Order to which Seller and its Subsidiaries (including the Acquired Subsidiaries) are bound or as required by any Governmental Entity, including as required by any Order of the Bankruptcy Court, (c) as set forth on Schedule 5.10 of the Disclosure Schedules or (d) as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), provided that neither Seller nor its Subsidiaries shall have requested or shall have consented to or otherwise acquiesced to another party’s request for an Order that intentionally or expressly limits or has the

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effect of limiting Seller’s or its Subsidiaries’ ability to comply with this covenant, Seller will (i) use commercially reasonable efforts to maintain in all material respects the level and mix of Inventory in the ordinary course of business consistent with past practices, and (ii) cause each of the Acquired Subsidiaries to not transfer or dispose of any of its assets that are material to the Business except (x) sales of inventory in the ordinary course of business, and (y) the Distributions.

6.	CONDITIONS PRECEDENT TO CLOSING.

6.1 Conditions Precedent to Obligations of the Parties. The respective obligations of each of Seller and Purchaser under this Agreement to consummate the Transactions on the Closing Date shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived in a joint writing by Purchaser and Seller to the extent permitted by applicable Law:

(a) No Legal Prohibition. No Action shall have been instituted and no Order shall have been issued and be in effect, in each case, by any Governmental Entity of competent jurisdiction, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the Transactions contemplated hereby (any such Action, Order, statute, rule or regulation, a “Legal Restraint”).

(b) Entry of Order; Appeal. The Bankruptcy Court shall have entered the Bid Procedures Order in accordance with Section 5.4(a), the Sale Approval Order in form and substance reasonably acceptable to Purchaser and Seller in accordance with Section 5.4(b) and any other order in form and substance reasonably acceptable to Purchaser and Seller in accordance with Section 5.4(c) relating to the assignment of the Assumed Contracts, and the Bid Procedures Order, the Sale Approval Order and any other order in accordance with Section 5.4(c) relating to the assignment of the Assumed Contracts, shall not have been stayed.

(c) Acquired Subsidiaries. The Acquired Subsidiaries shall have, in the aggregate, at least €500,000 of unrestricted cash on hand of the Closing Date.

6.2 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser under this Agreement to consummate the Transactions on the Closing Date shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Purchaser to the extent permitted by applicable Law:

(a) Representations and Warranties Accurate. The representations and warranties of Seller set forth in Article 3 (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of such time (except for those representations and warranties which address matters only as of a specific date in which case such representation or warranty shall have been true and correct as of such date), except for such failures to be true and correct as has not resulted in and would not reasonably be expected to result in a Material Adverse Effect.

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(b) Performance by Seller. Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by such Person hereunder on or prior to the Closing Date.

(c) Deliverables. Seller shall have delivered to Purchaser each of the agreements, documents, certificates and other items required to be delivered to Purchaser pursuant to Section 2.7 of this Agreement.

(d) No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred and be continuing.

6.3 Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement to consummate the Transactions on the Closing Date shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Seller to the extent permitted by applicable Law:

(a) Representations and Warranties Accurate. The representations and warranties of Purchaser set forth in Article 4 (without giving effect to any materiality qualifications set forth therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of such time (except for those representations and warranties which address matters only as of a specific date in which case such representation or warranty shall have been true and correct as of such date).

(b) Performance by Purchaser. Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by such Person hereunder on or prior to the Closing Date.

(c) Deliverables. Purchaser shall have delivered to Seller each of the agreements, documents and other items required to be delivered to Seller pursuant to Section 2.7 of this Agreement.

7.	MISCELLANEOUS

7.1 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned:

(a) any time before the Closing, by mutual written agreement of Seller and Purchaser; or

(b) any time before the Closing, by Seller, on the one hand, or Purchaser, upon written notice, subject to Section 5.4, if:

(i) a Legal Restraint is in effect that has become final and nonappealable; provided, that neither Seller nor Purchaser may terminate this Agreement pursuant to this Section 7.1(b)(i) unless Seller, on the one hand, or Purchaser, on the other hand, as applicable, has complied in all material respects with its obligations under Section 5.2;

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(ii) Seller enters into a definitive agreement with respect to an Alternative Transaction or the Bankruptcy Court approves an Alternative Transaction; provided, however, that if Purchaser is the Back-Up Bidder at an Auction, then Purchaser may not terminate this Agreement or withdraw its irrevocable offer unless and until such Alternative Transaction has closed;

(iii) the Closing shall not have occurred on or before September 1, 2023 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party hereto if such party or its Affiliates is then in material breach of this Agreement that proximately caused the failure of the Closing to occur prior to such date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to Seller or Purchaser, as applicable, if the other party hereto or its Affiliates have initiated proceedings prior to the Outside Date to specifically enforce this Agreement which such proceedings are still pending; or

(iv) (x) the Bankruptcy Cases are, without Seller’s consent, converted into cases under Chapter 7 of the Bankruptcy Code or dismissed, or (y) without Seller’s consent, a trustee under the Bankruptcy Code is appointed in the Bankruptcy Cases.

(c) any time before the Closing, by Seller upon written notice if:

(i) any of the representations and warranties of Purchaser contained in Article 4 shall be inaccurate or shall have become inaccurate, and the condition set forth in Section 6.3(a) would not then be satisfied; provided, that at the time of such termination Seller is not in material breach of any of its representations, warranties, covenants or agreements contained herein;

(ii) Purchaser shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by Purchaser and the condition set forth in Section 6.3(b) would not then be satisfied; provided, that at the time of such termination Seller is not in material breach of any of its representations, warranties, covenants or agreements contained herein;

(iii) (A) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied, or waived by Purchaser (other than (x) those conditions that by their terms cannot be satisfied until the Closing, but which conditions are, at the time the notice of termination is delivered by Seller to Purchaser, capable of being satisfied if the Closing were to occur at such time and (y) those conditions which have not been satisfied, in whole or in part, as a result of a breach of this Agreement by Purchaser), (B) Seller has confirmed in writing to Purchaser that all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied, or waived by Seller (other than (x) those conditions that by their terms cannot be satisfied until the Closing, but which conditions are, at the time the notice of termination is delivered by Seller to Purchaser, capable of being satisfied if the Closing were to occur at such time and (y) those conditions which have not been satisfied, in whole or in part, as a result of a breach of this Agreement by Purchaser), (C) Seller has confirmed in writing to Purchaser that Seller is ready, willing and able to effect the Closing and (D) Purchaser does not consummate the Closing within three (3) Business Days following the receipt by Purchaser of such notice;

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(iv) Seller or the board of directors of Seller determines that proceeding with the Transactions or failing to terminate this Agreement would be inconsistent with its fiduciary duties;

(v) the Sale Approval Order approved by the Bankruptcy Court differs in any material respect from the form of Sale Approval Order attached hereto as Exhibit F other than any such differences that (x) reflect modifications, amendments or changes to the Sale Approval Order that were made with the prior written consent of Seller, acting reasonably, or (y) do not adversely impact Seller; provided, that at the time of such termination Seller is not in material breach of any of its representations, warranties, covenants or agreements contained herein; or

(vi) Purchaser has not funded the Deposit into the deposit escrow account with the Escrow Agent within one (1) Business Day following the date hereof;

provided, however, for purposes of clauses (i) and (ii) of this Section 7.1(c) if an inaccuracy in any of the representations and warranties of Purchaser or a failure to perform or comply with a covenant or agreement by Purchaser is curable by Purchaser, then Seller may not terminate this Agreement under this Section 7.1(c) on account of such inaccuracy or failure (x) prior to delivery of written notice by Seller to Purchaser or during the thirty (30) day period following delivery of such notice or (y) following such thirty (30) day period, if such inaccuracy or failure shall have been fully cured during such thirty (30) day period;

(d) any time before the Closing, by Purchaser upon written notice if:

(i) any of the representations and warranties of Seller contained in Article 3 shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), and the condition set forth in Section 6.2(a) would not then be satisfied; provided, that at the time of such termination Purchaser is not in material breach of any of its representations, warranties, covenants or agreements contained herein;

(ii) the Sale Approval Order approved by the Bankruptcy Court differs in any material respect from the form of Sale Approval Order attached hereto as Exhibit F other than any such differences that (x) reflect modifications, amendments or changes to the Sale Approval Order that were made with the prior written consent of Purchaser, acting reasonably, or (y) do not adversely impact Purchaser or the Purchased Assets; provided, that at the time of such termination Purchaser is not in material breach of any of its representations, warranties, covenants or agreements contained herein;

(iii) Seller shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by Seller and the condition set forth in Section 6.2(b) would not then be satisfied; provided, that at the time of such termination Purchaser is not in material breach of any of its representations, warranties, covenants or agreements contained herein; or

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(iv) (A) Seller has not provided complete copies of all of the Disclosure Schedules (other than Schedule 5.7) to Purchaser by 1:00 p.m. CT on the date that is fourteen (14) days after the date of this Agreement; or (B) if any of the Disclosure Schedules, or any matter, fact, item of information, circumstance, event, Liability or other disclosure set forth on, or described or referred to in, any of the Disclosure Schedules, shall not be acceptable to Purchaser in its sole discretion; provided, however, that to terminate this Agreement under this clause (B), Purchaser must provide to Seller notice of termination no later than 5:00 p.m. CT on the date that is five (5) Business Days after receipt by Purchaser of all of the final Disclosure Schedules; provided, further, that Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d)(iv) after the date that is the later of (A) one (1) day prior to the hearing before the Bankruptcy Court seeking entry of the Bid Procedures Order and (B) the date that is five (5) Business Days after the date on which Seller delivers all of the final Disclosure Schedules to Purchaser;

provided, however, for purposes of clauses (i) and (iii) of this Section 7.1(d) that if an inaccuracy in any of the representations and warranties of Seller or a failure to perform or comply with a covenant or agreement by Seller is curable by it, then Purchaser may not terminate this Agreement under this Section 7.1(d) on account of such inaccuracy or failure (x) prior to delivery of such written notice to Seller or prior to the earlier of (A) the end of the fourteen (14) day period commencing on the date of delivery of such notice or (B) one (1) Business Day prior to the Outside Date (the “Cure Period”) or (y) following the expiration of the Cure Period, if such inaccuracy or failure shall have been fully cured during such Cure Period.

7.2 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 7.1, this Agreement will forthwith become null and void, and there will be no Liability or obligation on the part of any party (or any of their respective officers, directors, employees, partners, agents or other representatives or Affiliates) ; provided, however, that (a) neither Seller nor Purchaser shall be relieved of or released from any Liability for any failure to consummate the Transactions when required pursuant to this Agreement or arising from any intentional breach by such party of any provision of this Agreement and (b) this Article 7 (other than Section 7.1) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

(b) Notwithstanding the provisions of Section 7.2(a), above but subject to the provisions herein, Seller shall give written notice to the Escrow Agent (with a copy delivered at the same time to Purchaser) to release the Deposit to Seller (“Seller Escrow Notice”) upon the earliest to occur of (i) the Closing provided however that Purchaser shall have provided written confirmation of the occurrence of the Closing, or (ii) three (3) Business Days after delivery of the Seller Escrow Notice to Escrow Agent and Purchaser (“Seller Release Period”) following the termination of this Agreement by (A) Seller pursuant to Section 7.1(c) (other than clause (iv) and clause (vi) thereof) or (B) Purchaser or Seller for any reason at a time when Seller could have terminated this Agreement pursuant to Section 7.1(c) (other than clause (iv) and clause (vi) thereof) (any such termination described in the foregoing clause (ii)(A) , a “Purchaser Default Termination”). In the event that a Seller delivers a Seller Escrow Notice and Purchaser delivers notice to Seller during the Seller Release Period that Purchaser disputes Seller’s right to receive the Deposit, Seller shall direct the Escrow Agent to hold the Deposit until the entry of a Final Order directing the disposition of the Deposit or delivery of instructions regarding the disposition of the Deposit in form reasonably acceptable to both Purchaser and Seller. If this Agreement or

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the Transactions are terminated other than for a termination which constitutes a Purchaser Default Termination, Seller shall provide written instructions to the Escrow Agent (with a copy delivered to Purchaser) (“Purchaser Escrow Notice”) to, no earlier than three (3) Business Days, nor later than five (5) Business Days, after such instruction (“Purchaser Release Period”), return to Purchaser the Deposit by wire transfer of immediately available funds.

(c) Notwithstanding the provisions of Section 7.2(a), above, if (a) this Agreement is validly terminated pursuant to Section 7.1(b)(ii), Section 7.1(c)(iv), Section 7.1(d)(i) or Section 7.1(d)(iii), (b) Purchaser is not in material breach of any representation, warranty, covenant or obligation in this Agreement at the time of such termination, and (c) any Alternative Transaction is subsequently consummated, then, if the Bid Procedures Order has been entered, no later than five (5) Business Days following the consummation of such Alternative Transaction, Seller shall pay, or cause to be paid, to Purchaser the Termination Fee (as defined below), by wire transfer, as directed by Purchaser, in immediately available funds, which shall be in addition to the return of the Deposit. If Seller pays the Termination Fee pursuant to this Section 7.2(c), such payment shall, along with the return of the Deposit, be the sole and exclusive remedy of Purchaser against Seller and its Affiliates, Representatives, creditors or shareholders with respect to this Agreement and the Transactions (including such termination and any breach of this Agreement). If the Bid Procedures Order has been entered, (x) Seller’s obligation to pay the Termination Fee pursuant to this Section 7.2(c) shall survive the termination of this Agreement and (y) the Termination Fee shall constitute an administrative expense of Seller under the Bankruptcy Code. “Termination Fee”means an amount equal to $150,000 plus up to an additional $150,000 in Expense Reimbursements (as defined in the Bid Procedures Order), which shall be an amount equal to the Break-Up Fee and Expense Reimbursement, each as defined in the Bid Procedures Order. In no event shall Seller be required to pay the Termination Fee on more than one occasion.

(d) Each of the parties hereto acknowledges that the Termination Fee is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Purchaser in the circumstances in which such Termination Fee is paid, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

7.3 Expenses. Except as otherwise set forth herein, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

7.4 Compliance with Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties shall be subject to all Laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

7.5 Reasonable Access. In order to facilitate Seller’s efforts to administer and close the Bankruptcy Case (including, without limitation, the preparation of filings in the Bankruptcy Case and state, local and federal tax returns and other filings, reconciliation of Claims filed in the Bankruptcy Case), removal of corporate and other records and information relating or belonging to entities other than Seller or to Seller that is an Excluded Asset, until the date on which the

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Bankruptcy Case is closed, (i) Purchaser shall permit any Representative of Seller, including without limitation, any appointed liquidating trustee in the Bankruptcy Case, and other professionals and counsel for any successor to Seller and their respective professionals (collectively, “Permitted Access Parties”) reasonable access to the financial and other books and records relating to the Purchased Assets or the Business and the systems containing such information, books and records, which access shall include the right of such Permitted Access Parties to copy or remove, as applicable (at the option of Purchaser), at such Permitted Access Parties’ expense, such documents and records as they may request solely for the purposes described above and subject to an appropriate confidentiality agreement, and (ii) Purchaser shall permit the Permitted Access Parties reasonable access to Purchaser’s employees free of charge with respect to the foregoing matters up to a period of 26 weeks, provided that such access does not interfere with the duties, obligations and performance such employees owe to Purchaser or its designees. Notwithstanding anything herein to the contrary, Permitted Access Parties shall only be permitted to access and copy information related to the period prior to the Closing.

7.6 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) All disputes arising out of or related to this Agreement, including, without limitation, any dispute relating to the interpretation, meaning or effect of any provision hereof, will be resolved in the Bankruptcy Court and the parties hereto will each submit to the exclusive jurisdiction of the Bankruptcy Court for the purposes of adjudicating any such dispute, to the extent the jurisdiction of the Bankruptcy Court is applicable. If the jurisdiction of the Bankruptcy Court is not applicable, any legal action, suit or proceeding arising out of or relating to this Agreement, each and every agreement and instrument contemplated hereby or the transactions contemplated hereby and thereby shall be instituted in any Federal court of the District of Delaware. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (i.e., without regard to its conflicts of law rules).

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

7.7 Entire Agreement; Interpretation. The terms and conditions of this Agreement, including its exhibits and the Ancillary Agreements and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof, and merge and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions. Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. The terms “includes” and “including” are not limiting. These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions which may appear on any purchase order, acknowledgment or other writing not

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expressly incorporated into this Agreement. Unless a contrary intention appears, (i) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and to any certificates delivered pursuant hereto; and (ii) reference to any Article or Section means such Article or Section hereof unless otherwise indicated. Any accounting terms used in this Agreement shall, unless otherwise defined in this Agreement, have the meaning ascribed thereto by GAAP or IFRS, as applicable. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. Any reference to any federal, state, provincial, territorial, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day. Any reference to “days” means calendar days unless Business Days are expressly specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The phrases “delivered” or “made available”, when used in this Agreement, means that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Purchaser, material that has been posted, retained and thereby made available to Purchaser through the on-line “data room” (virtual or otherwise) established by Seller and/or its Affiliates or Representatives). The word “or” shall be non-exclusive.

7.8 Notices: All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, email, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Purchaser	If to Seller

Xtant Medical Holdings, Inc.	Surgalign Holdings, Inc.
664 Cruiser Lane	520 Lake Cook Road
Belgrade, Montana 59714	Suite 315
Attention: Sean Browne	Deerfield, Illinois 60015
Email: sbrowne@xtantmedical.com	Attn: Paolo Amoruso
Email: pamoruso@surgalign.com

with a copy to:	with a copy to:

Fox Rothschild LLP	White & Case LLP
33 South Sixth Street	111 South Wacker Drive, Suite 5100
Suite 3600	Chicago, IL 60606
Minneapolis, MN 55402	Attention: Gregory F. Pesce
Email: gregory.pesce@whitecase.com

and

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Adam Cieply
Email: adam.cieply@whitecase.com

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Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.

7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.10 No Ongoing Obligations. Purchaser shall not have any obligations solely by virtue of the provisions of this Agreement to support, maintain or otherwise continue the business operations of Seller or to otherwise market, promote or develop the Purchased Assets after the Closing Date.

7.11 Survival of Representations and Warranties. None of the representations and warranties of Seller in this Agreement, in any instrument delivered pursuant to this Agreement, or in the Schedules or Exhibits attached hereto shall survive the Closing, and Purchaser shall not, and shall not be entitled to, make any Claim or initiate any action against Seller, its Affiliates or their respective Representatives with respect to any such representation or warranty from or after the Closing. None of the covenants or agreements of the parties in this Agreement shall survive the Closing, and no party hereto shall, or shall be entitled to, make any Claim or initiate any action against any other party with respect to any such covenant or agreement from or after the Closing, other than (a) the covenants and agreements of the parties contained in this Article VII, and Article II and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, which shall survive the consummation of the Transactions until fully performed in accordance with its terms.

7.12 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, Seller and Purchaser.

7.13 No Agency. The parties hereto are independent contractors. Except as may be provided in this Agreement, neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between Seller and Purchaser.

7.14 Specific Performance. Notwithstanding anything to the contrary contained herein (other than Section 7.2(b) hereof), each party hereto acknowledges that money damages would be incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall (except to the extent Section 7.2(b) is applicable) be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

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7.15 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and any such provision, to the extent invalid or unenforceable, shall be replaced by a valid and enforceable provision which comes closest to the intention of the parties underlying such invalid or unenforceable provision.

7.16 Waivers. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written notice signed by the waiving party and delivered, in the manner required for notices generally, to each affected party.

7.17 Binding Effect; Third Party Beneficiaries; Assignment. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, including, in the case of Seller, the trustee in the Bankruptcy Cases, if applicable. Except as expressly set forth herein, including in Section 7.18, nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement, or their respective legal representatives, successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. Neither party may assign this Agreement nor any of its rights hereunder, other than any right to payment of a liquidated sum, nor delegate any of its obligations hereunder, without the prior written consent of the other, provided, that Purchaser may assign its rights under this Agreement to any Affiliate (so long as (a) such Affiliate is designated in writing by Purchaser to Seller prior to the Closing, (b) Purchaser shall continue to remain obligated in full hereunder and (c) any such assignment would not reasonably be expected to impede or delay the Closing) or to any Person providing financing for the transaction; provided, further, that Seller may assign some or all of its rights or delegate some or all of their obligations hereunder to successor entities pursuant to a chapter 11 plan confirmed or a liquidation approved by the Bankruptcy Court.

7.18 Non-Recourse; Release.

(a) Except to the extent otherwise set forth in the Confidentiality Agreement, all Claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Agreements, or the negotiation, execution, or performance of this Agreement and the Ancillary Agreements (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against the parties hereto. No Person who is not a party hereto, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any party hereto, or any past, present or future director, officer, employee,

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incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any Liabilities or causes of action arising under, out of, in connection with, or related in any manner to this Agreement or the Ancillary Agreements or based on, in respect of, or by reason of this Agreement or the Ancillary Agreements or their negotiation, execution, performance, or breach (other than as set forth in the Confidentiality Agreement), and, to the maximum extent permitted by Law, each party hereto hereby waives and releases all such Liabilities and causes of action against any such Nonparty Affiliates (except pursuant to this Agreement or the Ancillary Agreements). Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, each party hereto disclaims any reliance upon any Nonparty Affiliate with respect to the performance of this Agreement or the Ancillary Agreements or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

(b) Without limiting the foregoing, effective as of the Closing Date, Purchaser, on behalf of itself and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns (“Purchaser Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, Seller, each of other the members of the Parent Group, and each of their respective past, present or future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Seller Releasee”) of, from and against any and all Liabilities, actions, causes of action, Claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Purchaser Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever to the Closing Date, in each case in respect of any cause, matter or thing relating to the Purchased Assets, the Business or any action taken or failed to be taken by any Seller Releasee in any capacity related to Seller, the Purchased Assets or the Business occurring or arising on or prior to the Closing Date (a “Released Claim”). Each Purchaser Releasor agrees not to, and agrees to cause its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any Released Claim against the Seller Releasees. Notwithstanding the foregoing, each Purchaser Releasor and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns retain, and do not release, their rights and interests under the terms and conditions of this Agreement, the Confidentiality Agreement and the Ancillary Agreements.

(c) Without limiting the foregoing, effective as of the Closing Date, Seller, on behalf of itself and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns (“Seller Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, Purchaser and its past, present or future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Purchaser Releasee”) of, from and against any and all Liabilities, actions, causes of action, Claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Seller Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever to the Closing Date, in each case in respect of any cause, matter or thing relating to the Purchased Assets, the Business or any action taken or failed to be taken by any Purchaser Releasee in any capacity related to Purchaser,

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the Purchased Assets or the Business occurring or arising on or prior to the Closing Date (a “Seller Released Claim”). Each Seller Releasor agrees not to, and agrees to cause its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any Seller Released Claim against the Purchaser Releasees. Notwithstanding the foregoing, each Seller Releasor and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns retain, and do not release, their rights and interests under the terms and conditions of this Agreement, the Confidentiality Agreement and the Ancillary Agreements.

7.19 Bulk Sales or Transfer Laws. Each of Purchaser and Seller hereby waives compliance by Seller with the provisions of the bulk sales or transfer Laws of all applicable jurisdictions.

7.20 Disclosure Schedule. It is expressly understood and agreed that (a) the disclosure of any fact or item in any section of the Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement or the Disclosure Schedule, without the need for repetition or cross reference, to the extent that the applicability to the other Section or Subsection is reasonably apparent on the face of the disclosure (b) the disclosure of any matter or item in the Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement, and (c) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has resulted in and would reasonably be expected to result in a Material Adverse Effect.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above:

SELLER:

SURGALIGN HOLDINGS, INC.

By:	/s/ Terry Rich
Name: Terry Rich
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above:

PURCHASER:

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Sean Browne
Name: Sean Browne
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

Bid Procedures Order

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

)
In re:	)	Chapter 11
)
SURGALIGN HOLDINGS, INC., et al.[1]	)	Case No. 23-_____ (____)
)
Debtors.	)	(Joint Administration Requested)
	)	Re: Docket No.

ORDER (A) ESTABLISHING

BIDDING PROCEDURES FOR THE

SALE OF SUBSTANTIALLY ALL OF

THE DEBTORS’ ASSETS, (B) AUTHORIZING THE

DEBTORS’ ENTRY INTO STALKING HORSE AGREEMENT,

(C) ESTABLISHING PROCEDURES FOR THE ASSUMPTION AND

ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED

LEASES, (D) APPROVING THE FORM AND MANNER OF RELATED

NOTICES, (E) SCHEDULING A HEARING TO CONSIDER THE (I) BID

PROTECTIONS AND (II) PROPOSED SALE, AND (F) GRANTING RELATED RELIEF

Upon the motion (the “Motion”)2 of the above-captioned debtors and debtors in possession (collectively, the “Debtors”) for entry of an order (this “Order”), approving (i) bid procedures attached hereto as Exhibit A (the “Bid Procedures”) and scheduling an auction for the Assets (the “Auction”) (if necessary), (ii) the Debtors’ selection of Xtant Medical Holdings, Inc. (“Xtant”) as “stalking horse” bidder (the “Stalking Horse Bidder”), authorizing the Debtors’ entry into the asset purchase agreement (the “Stalking Horse Agreement”) with the Stalking Horse Bidder (iii) the assumption and assignment procedures (the “Assumption and Assignment Procedures”),

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The debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal tax identification number, are: Surgalign Holdings, Inc. (0607); Surgalign Spine Technologies, Inc. ([•]); Pioneer Surgical Technology NewCo Inc. ([•]); Spinal Transition and Professional Services LLC ([•]); Andi’s Belmarall, LCC ([•]); Fourth Dimension Spine, LLC ([•]); Holo Surgical Inc. ([•]); and HoloSurgical Technology Inc. ([•]). The location of the debtors’ service address in these chapter 11 cases is: 520 Lake Cook Road, Suite 315, Deerfield, Illinois 60015.

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Motion.

(iv) the form of the sale notice attached hereto as Exhibit C (the “Sale Notice”) and the form of the assumption and assignment notice attached hereto Exhibit D (the “Contract Notice”), (v) scheduling a hearing for approval of the supplemental order in the form attached hereto as Exhibit E (the “Bid Protections Order”) approving, if and to the extent payable, the Bid Protections3 and a final hearing for approval of the sale of the Assets (the “Sale Hearing”), (vi), and granting related relief, all as more fully set forth in the Motion; and this Court having reviewed the Motion, the Varughese Declaration, and having heard the arguments of counsel made, and the evidence adduced, at the hearing on the Motion (the “Bid Procedures Hearing”).

ACCORDINGLY, THIS COURT FINDS THAT:

A. This Court has jurisdiction over this matter pursuant to 28 U.S.C. § 1334. This matter is a core proceeding pursuant to 28 U.S.C. § 157(b). This Court may enter a final order consistent with Article III of the United States Constitution. Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409.

B. The Debtors’ notice of the Motion and opportunity for a hearing on the Motion were appropriate and sufficient and no other notice need be provided.

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The “Bid Protections” collectively refer to: (a) if and to the extent payable pursuant to the terms of the Bid Procedures and the Stalking Horse Agreement, (i) a break-up fee (the “Hardware Stalking Horse Break-Up Fee”) equal to $150,000 (i.e., 3% of the $5 million purchase price) and (ii) the reimbursement from the Debtors of reasonable, documented out of pocket fees, costs and expenses of the Stalking Horse Bidder incurred in connection with the Stalking Horse Bid up to an amount equal to $150,000 (the “Hardware Stalking Horse Expense Reimbursement,” and together with the Hardware Stalking Horse Break-Up Fee, the “Hardware Bid Protections”), and (b) if and to the extent payable pursuant to the terms of the Bid Procedures and any other stalking horse agreement for non-Stalking Horse Hardware Assets, (i) one or more break-up fees of not more than 3% of the cash component of any such bid for such assets (collectively, the “Non-Hardware Stalking Horse Break-Up Fees”) and (ii) reimbursements from the Debtors of reasonable, documented out of pocket fees, costs and expenses of the any such stalking horse bidder incurred in connection with the another stalking horse bid for non-Stalking Horse Hardware Assets, in an amount not to exceed 2% of the cash component of any such bid for such assets (the “Non-Hardware Stalking Horse Expense Reimbursements,” and together with the Non- Stalking Horse Break-Up Fees, the “Non-Hardware Bid Protections”).

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C. The legal and factual bases set forth in support of the Motion establish just cause for the relief granted herein. The Debtors demonstrated a compelling and sound business justification for this Court to (i) approve the Bid Procedures, (ii) approve Xtant as the Stalking Horse Bidder, (iii) authorize entry into the Stalking Horse Agreement, (iv) set the date of the Auction and the Sale Hearing, (v) approve the form and manner of notice of the Bid Procedures, the Auction and the Sale Hearing, and (vi) approve the Assumption and Assignment Procedures. The good and sufficient reasons articulated by the Debtors, which were set forth in the Motion and on the record at the Bid Procedures Hearing, are incorporated herein by reference and, among other things, form the basis for the findings of fact and conclusions of law set forth herein.

D. The Bid Procedures attached as Exhibit A are fair, reasonable and appropriate, were negotiated in good faith by the Debtors and the Stalking Horse Bidder and represent the best method for conducting a sale of the Assets and maximizing the value thereof for the benefit of the Debtors’ estates.

E. The Debtors have demonstrated a compelling and sound business justification for authorizing entry into the Stalking Horse Agreement, which was negotiated at arms’-length and in good faith by the Debtors and the Stalking Horse Bidder, under the circumstances and timing set forth in the Motion and the Stalking Horse Agreement. Under certain circumstances specified in the Stalking Horse Agreement, the Stalking Horse Agreement grants the Stalking Horse Bidder the right to terminate the Stalking Horse Agreement.

F. The Stalking Horse Agreement constitutes the highest and best offer for substantially all of the Debtors’ Assets that the Debtors have received to date and the approval of the relief requested is a necessary and constructive step toward the preservation and realization of the optimal value of the Assets. The Stalking Horse Bid facilitates solicitation of the highest and otherwise best bid for the Assets through the Bid Procedures.

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G. The Assumption and Assignment Procedures, as described in the Motion and set forth in the Contract Notice attached as Exhibit D, are fair, reasonable, and appropriate and comply with section 365 of the Bankruptcy Code.

H. The Sale Notice attached as Exhibit C and the Contract Notice attached as Exhibit D are appropriate and reasonably calculated to provide all interested parties with timely and proper notice of the Sales, the Bid Procedures, and the Assumption and Assignment Procedures (and any cure amounts), respectively.

I. Notwithstanding any provision of this Order, all findings of fact and conclusions of law related to the Bid Protections are subject to a further hearing as set forth herein.

J. The findings and conclusions set forth in this Order constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

ACCORDINGLY, IT IS HEREBY ORDERED THAT:

1. Objections Overruled. Any and all objections to the relief granted herein that have not been withdrawn with prejudice, waived, or settled, and all reservations of rights with respect to such relief, are overruled and denied on the merits with prejudice. All withdrawn objections are deemed withdrawn with prejudice.

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2. Bid Procedures. The Bid Procedures attached as Exhibit A are fully incorporated and approved in their entirety. All dates and deadlines set forth in the Bid Procedures are hereby established. The Bid Procedures shall govern the submission, receipt, and analysis of all bids relating the sale or disposition of all or any portion of the Debtors’ assets (the “Assets”) under section 363 of the Bankruptcy Code (the “Asset Sale”). In addition to one or more Asset Sales, the Debtors are further authorized to solicit any other type of strategic transaction involving the Debtors and/or the Assets, including, without limitation, a financing process for the potential raising of debt, equity, or hybrid financing or consummation of a sale or restructuring transaction through a chapter 11 plan (any of the foregoing, including an Asset Sale, a “Potential Transaction”). Any party desiring to propose a Potential Transaction shall comply with this Order, including the Bid Procedures.

3. Auction. The Debtors are authorized but not directed to schedule one or more Auctions of the Assets in connection with the Bid Procedures. Only the Stalking Horse Bidder and other Qualified Bidders will be entitled to make any Bids at the Auction. If no Qualified Bid other than the Stalking Horse Bid is received by the Bid Deadline, the Debtors are authorized to cancel the Auction, and the Stalking Horse Agreement shall be deemed the Successful Bid with respect to the Stalking Horse Hardware Assets and the Stalking Horse Bidder shall be the Successful Bidder for the Stalking Horse Hardware Assets subject to approval at the Sale Hearing. The Debtors are authorized, subject to the terms of this Order and the Bid Procedures, to take actions necessary, in the reasonable discretion of the Debtors, to conduct and implement the Auction. Notwithstanding anything in the Bid Procedures to the contrary, a party may participate in the bidding process by submitting a bid for (a) all or substantially all of the Assets and/or (b) one or more, or any combination of, Assets (including the Stalking Horse Hardware Assets).

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4. The Stalking Horse Agreement. The Debtors are authorized to enter into the Stalking Horse Agreement, subject to higher and better Qualified Bids in accordance with the terms and procedures of the Bid Procedures. Any obligations of the Debtors set forth in the Stalking Horse Agreement (excluding the Bid Protections that are subject to the supplemental Bid Protections Order) that are intended to be performed prior to the Sale Hearing and/or entry of the Sale Order are hereby authorized. The Stalking Horse Bidder is entitled to exercise any termination rights to the extent provided in the Stalking Horse Agreement without further court order and is hereby granted relief from stay to do so to the extent permitted under the Stalking Horse Agreement.

5. Additional Stalking Horse Agreements. In connection with Assets other than the Stalking Horse Hardware Assets subject to the Stalking Horse Agreement, the Debtors may, as they deem necessary and appropriate in the prudent exercise of their business judgment, (a) select one or more stalking horse bidders and (b) enter into a stalking horse agreement for any subset of such Assets. If the Debtors select a stalking horse bidder or enter into a stalking horse agreement, they shall provide prompt notice thereof by filing a notice with the Court.

6. Bid Protections Order. Notwithstanding any provision of this Order, all findings of fact and conclusions of law related to the Bid Protections are subject to a further hearing as set forth herein. The hearing to consider approval of the supplemental Bid Protections Order shall take place on [•], 2023 at [•] _.m (prevailing Central Time). The deadline to object to the entry of the Bid Protections Order shall be at 4:00 p.m. (prevailing Central Time) on June 26, 2023. The hearing to consider approval of the supplemental Bid Protections Order may be continued to a later date by the Debtors by filing a notice of adjournment prior to, or making an announcement at such hearing. No further notice of any such continuance will be required to be provided to any party.

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7. Qualified Bidders. The Debtors may, as they reasonably determine in their discretion to be in the best interest of their estates, pursuant to, and in accordance with, the Bid Procedures (i) determine which Bidders are Qualified Bidders; (ii) determine which Bids are Qualified Bids; (iii) determine which Qualified Bid is the highest and otherwise best Bid and which is the next highest and otherwise best Bid; (iv) reject, at any time prior to the closing of the Auction, any Bid that is (a) inadequate or insufficient, (b) not in conformity with the requirements of the Bid Procedures or the requirements of the Bankruptcy Code, or (c) contrary to the best interests of the Debtors and their estates; (v) impose additional terms and conditions with respect to any Bidder (other than the Stalking Horse Bidder); and (vi) make non-material modifications to the Bid Procedures and implement additional procedural rules with respect to the conduct of the Auction (together with the Bid Procedures, the “Auction Rules”), so long as such rules are not inconsistent with any Court order or any rights of the Stalking Horse Bidder under these Bid Procedures, provided, that nothing herein shall limit any party in interest’s right to file an objection with the Court with respect to any Auction Rules (other than the Bid Procedures). The process and requirements associated with submitting a Qualified Bid are approved as fair, reasonable, appropriate and designated to maximize recoveries for the benefit of the Debtors’ estates, creditors and other parties in interest.

8. Stalking Horse Bidder is a Qualified Bidder. For the avoidance of doubt, pursuant to the Bid Procedures, the Stalking Horse Agreement submitted by the Stalking Horse Bidder shall be deemed a Qualified Bid in all respects. The Stalking Horse Bidder shall be deemed a Qualified Bidder for all purposes; the Stalking Horse Bidder shall not be required to provide a good faith deposit or additional information to the Debtors to participate in the Auction, if any, except as provided in the Stalking Horse Agreement. Any sale on the terms set forth in the Stalking Horse Agreement, and approval of the terms of the Sale Order, are subject to further Court approval.

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9. Sale Notice. The form of the Sale Notice attached as Exhibit C is approved. The Debtors shall serve the Sale Notice on all known parties in interest in these chapter 11 cases, post the Sale Notice on the Debtors’ claims, noticing, and solicitation agent’s website for these chapter 11 cases, and publish the Sale Notice in a national publication (with such modifications that the Debtors deem appropriate for publication purposes). The manner of such notice is approved, and the failure to specifically include a reference to any particular provision of the Bid Procedures in the Sale Notice shall not diminish or impair the effectiveness of such notice or provision. To the extent an Auction or Sale Hearing is scheduled, the Debtors shall provide notice thereof as soon as reasonably practicable. The Sale Hearing may be continued to a later date by the Debtors by filing a notice of adjournment prior to, or making an announcement at, the Sale Hearing. No further notice of any such continuance will be required to be provided to any party.

10. Sale Objection Deadline. Objections to any Sale, including any objection to the sale of any Assets free and clear of all pledges, liens, security interests, encumbrances, claims, charges, options, and interests pursuant to section 363(f) of the Bankruptcy Code, must (a) be in writing and specify the nature of such objection, (b) comply with the Bankruptcy Code, Bankruptcy Rules, Bankruptcy Local Rules, and all orders of this Court, and (c) be filed with this Court no later than 4:00 p.m. (CT) on the date that is three (3) business days after the Debtors file a notice indicating a Successful Bidder. If any party fails to timely file an objection, such party shall be barred from asserting, at the Sale Hearing or otherwise, any objection to the relief requested in the Motion, or to the consummation and performance of the sale of Assets, including the transfer of the Assets to the Successful Bidder, free and clear of all liens, claims, interests and encumbrances pursuant to section 363(f) of the Bankruptcy Code, and shall be deemed to “consent” for the purposes of section 363(f) of the Bankruptcy Code.

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11. Successful Bidder Objection Deadline. Objections to the conduct of any Auction and the identity of any Successful Bidder must (a) be in writing and specify the nature of such objection, (b) comply with the Bankruptcy Code, Bankruptcy Rules, Bankruptcy Local Rules, and all orders of this Court, and (c) be filed with this Court no later than 4:00 p.m. (CT) on the date that is three (3) business days after the Debtors file a notice indicating a Successful Bidder after the Debtors file a notice with this Court indicating a Successful Bidder.

12. Assumption and Assignment Procedures. The Assumption and Assignment Procedures are reasonable and appropriate under the circumstances, fair to all counterparties to Assigned Contracts (as defined below) and are approved. The Contract Notice attached hereto as Exhibit D is reasonable, fair and appropriate, is approved, and fully incorporated into this Order. The failure to specifically include in this Order a reference to any particular provision of the Contract Notice or the Assumption and Assignment Procedures shall not diminish or impair the effectiveness of such provision. Notwithstanding anything herein to the contrary, no executory contract or unexpired lease of the Debtors shall be deemed to be a assumed and assigned to the Stalking Horse Bidder unless it has been so designated by the Stalking Horse Bidder pursuant to the terms of the Stalking Horse Agreement and otherwise satisfies the definition of “Assumed Contract” as defined in the Stalking Horse Agreement.

13. Contract Notice. On or before June 30, 2023, the Debtors shall file with this Court and serve on each party (a “Contract Notice Party”) to an executory contract or unexpired lease that may be assumed and assigned by the Debtors as part of an Asset Sale or Potential Transaction (each, a “Potential Assigned Contract”), a notice (the “Contract Notice”) that shall (i) identify the Potential Assigned Contracts (including the name and address of each Contract Notice Party); (ii) state the amounts necessary to cure all of the Debtors’ monetary defaults, if any, and to pay all actual pecuniary losses that have resulted from such defaults under any executory contracts or unexpired leases and that must be paid pursuant to section 365(b)(1)(A) and section 365(b)(1)(B)

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of the Bankruptcy Code to effectuate the assumption of such executory contracts or unexpired leases by the Debtors and the assignment thereof to the Successful Bidder (the “Cure Amount”); (iii) notify the Contract Notice Party that such party’s contract or lease may be assumed and assigned to a purchaser of the Assets at the conclusion of the Auction or to the extent that the Potential Assigned Contract is not designated by the Successful Bidder to be an Assigned Contract, such contract shall be rejected, effective as of the date of such notice; (iv) state the date of the Sale Hearing and that objections to any Cure Amount or otherwise to assumption and assignment of the Potential Assigned Contracts identified on the applicable Contract Notice will be heard at the Sale Hearing or at a later hearing, as determined by the Debtors and the Successful Bidder; (v) state that if the proposed assignee is the Stalking Horse Bidder, the proposed assignee has demonstrated its ability to comply with the requirements of adequate assurance of future performance of the Potential Assigned Contracts under section 365(f)(2)(B) and, if applicable, section 365(b)(3) of the Bankruptcy Code, including, without limitation, the assignee’s financial wherewithal and willingness to perform under such executory contract or unexpired lease (such information, the “Adequate Assurance Information”); and (vi) state the Assignment Objection Deadline (as defined below) by which the applicable Contract Notice Party must file an objection to the Cure Amount (specifically, a “Cure Objection”) or otherwise to the assumption and assignment of the Potential Assigned Contracts to the Stalking Horse Bidder, including the adequate assurance of future performance by the Stalking Bidder (any such objection, an “Assignment Objection”).

14. Supplemental Contract Notice. The Debtors may file and serve supplemental Contract Notices to add Assigned Contracts, remove Assigned Contracts that were included on a previously filed Contract Notice, or revise the Cure Costs for an Assigned Contract included in a previous Contract Notice. To the extent applicable, the supplemental Contract Notice shall include

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the proposed Cure Amount (or revised Cure Amount) for each Assigned Contract set forth in the supplemental Contract Notice. The inclusion of an Assigned Contract on an Contract Notice will not (a) obligate the Debtors to assume any Assigned Contract listed thereon nor the Successful Bidder(s) to take assignment of such Assigned Contract or (b) constitute any admission or agreement of the Debtors that such Assigned Contract is an executory contract or unexpired lease or that the stated Cure Amount is due.4

15. Assignment Objection Deadline. Except as otherwise specified in the applicable Contract Notice, any Assignment Objection, including a Cure Objection, must (a) be in writing, (b) state with specificity the nature of the objection and, if the objection includes a Cure Objection, what Cure Amount the party to the Assigned Contract believes is required if different than the amount listed in the applicable Contract Notice (with appropriate documentation in support thereof), (c) comply with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and any orders of the Court and (d) regardless of whether the Stalking Horse Bidder is the Successful Bidder, be filed with the Court on or before July 20, 2023 at 4:00 p.m. (prevailing Central Time), or with respect to an Assigned Contract included in a supplemental Contract Notice, no later than 4:00 p.m. (prevailing Central Time) on the date that is three (3) days after service of the applicable supplemental Contract Notice (any of the foregoing deadlines, an “Assignment Objection Deadline”).5

[4]	For the avoidance of doubt, the Debtors reserve all of their rights, claims, and causes of action with respect to the contracts, leases, and agreements listed on the Contract Notice.
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The deadline to object to the Debtors’ rejection of any executory contract or unexpired lease is subject to the Order (I) Authorizing and Approving Procedures for the Debtors to Reject Executory Contracts and Unexpired Leases and (II) Granting Related Relief.

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16. Adequate Assurance Information Request. Upon the submission of a written request by a counterparty to the Debtors (an “Adequate Assurance Information Request”), Adequate Assurance Information may be provided to such counterparty on a confidential basis. Any Assignment Objection filed with the Court that includes confidential, non-public Adequate Assurance Information must and is hereby authorized to be filed under seal unless disclosure of such confidential, non-public information is authorized by the Debtors and the applicable assignee or assignees. Unredacted versions of such Assignment Objections shall be served upon the Debtors, any statutory committees appointed in these cases, the U.S. Trustee and the applicable assignee or assignees, with a copy to the Court’s chambers.

17. Adequate Assurance Objection Deadline. If a Successful Bidder that is not the Stalking Horse Bidder prevails at the Auction, then counterparties may submit a new Adequate Assurance Information Request to the Debtors and the deadline to object to assumption and assignment based on adequate assurance of future performance (an “Adequate Assurance Objection”) by such Successful Bidder shall be extended to no later than 4:00 p.m. (CT) on the date that is three (3) business days after the Debtors file a notice indicating a Successful Bidder; provided, however, that all other Assignment Objections, including Cure Objections and objections to the adequate assurance of the Stalking Horse Bidder, must be filed by the applicable Assignment Objection Deadline regardless of whether the Stalking Horse Bidder is the Successful Bidder. Parties will be permitted to reply to Adequate Assurance Objections in writing prior to the Sale Hearing and/or respond orally at the Sale Hearing.

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18. Hearing on Assignment Objections. Except as otherwise provided herein, Assignment Objections (other than Assignment Objections that are subject to an Assignment Objection Deadline occurring after the Sale Hearing) will be heard at the Sale Hearing and the Debtors may seek Court approval of assumption and assignment of the Potential Assigned Contracts designated by Successful Bidder for Assumption pursuant to the terms of the Stalking Horse Agreement or the appliable purchase agreement with any other Successful Bidder (“Assigned Contract”) at the Sale Hearing, unless mutually agreed to otherwise by the objecting party, the Debtors and the Successful Bidder. If a Potential Assigned Contract is included in a supplemental Contract Notice (i.e., an Assigned Contract for which the Assignment Objection Deadline is after the Sale Hearing), and an Assignment Objection subject to an Assignment Objection Deadline occurring after the Sale Hearing is timely filed after the Sale Hearing, the Debtors may seek an expedited hearing of such Assignment Objection before the Court.

19. Cure Objections. If a timely Cure Objection cannot be resolved by the parties, the Cure Objection may be heard at the Sale Hearing or, at the option of the Debtors, in consultation with the Successful Bidder, be adjourned to a subsequent hearing (each such Cure Objection, an “Adjourned Cure Objection”) or, at the option of the Debtors, in consultation with the Successful Bidder, the applicable executory contract or unexpired lease subject to such Cure Objection may be rejected. An Adjourned Cure Objection may be resolved after the closing date of the Potential Transaction. To the extent the only Assignment Objection with respect to a Potential Assigned Contract is a Cure Objection, the Debtors shall be entitled to assume and assign the applicable Potential Assigned Contracts prior to the resolution of the Cure Objection provided that the Debtors shall, within ten (10) business days after the entry of the Sale Order, establish or cause to be established a cash reserve in an amount sufficient to pay the disputed Cure Costs in full with such cash reserve to be funded by the Successful Bidder based on the maximum amounts owed by the Debtors with respect to such disputed Cure Costs to the extent set forth in the Sale Order. To the extent the Cure Objection is not favourably resolved or determined with respect to the applicable Debtor, the Debtors, in consultation with the Successful Bidder, may reject the applicable Potential Assigned Contracts after such unfavorable resolution or determination.

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20. Assigned Contracts. If no Assignment Objection is timely filed with respect to an Assigned Contract, then (i) the counterparty to such Assigned Contract shall be (a) deemed to have consented to, and shall be forever barred from objecting to (1) the Cure Amount set forth in the applicable Contract Notice, and (2) the assumption of the Assigned Contract by the Debtors and the assignment of the Assigned Contract to the Successful Bidder, and (b) forever barred and estopped from asserting or claiming against the Debtors or the Successful Bidder, or the property of any of them, that (1) any Cure Amount, other than the Cure Amount listed on the applicable Contract Notice, is due, (2) any defaults exist under such Assigned Contracts, (3) any “change of control” (or terms or phrases of a similar nature) shall have occurred under such Assigned Contract, (4) any conditions to assumption and assignment of such Assigned Contracts must be satisfied (whether pursuant to section 365(b)(1) of the Bankruptcy Code or otherwise), and (5) there are any other claims related to such Assigned Contracts that existed prior to, or as a result of, the assumption and assignment of such Assigned Contracts; and (ii) any and all defaults under the Assigned Contracts and any and all pecuniary losses related thereto shall be deemed cured and compensated pursuant to section 365(b)(1)(A) of the Bankruptcy Code upon payment of the Cure Costs that the Debtors believe are owed in connection with each such assumed executory contracts or unexpired leases to cure any defaults existing thereunder as of the Petition Date set forth in the Contract Notice for such Assigned Contracts. If no Assignment Objection is timely filed with respect to an Assigned Contract for which the Assignment Objection Deadline is after the Sale Hearing, then the assumption and assignment and Cure Amount with respect to such Assigned Contracts shall be deemed approved by the Sale Order without further order of this Court;

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provided, however, that in the case of the Stalking Horse Bidder, no executory contract or unexpired lease of the Debtors will be deemed to have been assigned to the Stalking Horse Bidder nor shall the Stalking Horse Bidder have any liability with respect thereto unless the Stalking Horse Bidder has designated such executory contract or unexpired lease as an “Assumed Contract” (as that term is defined in the Stalking Horse Agreement) pursuant to the terms of the Stalking Horse Agreement and such executory contract or unexpired lease is and remains an “Assumed Contract.”

21. Consent to Jurisdiction. All persons or entities that participate in the bidding process for a Potential Transaction will be deemed to have knowingly and voluntarily (a) consented to the entry of a final order by this Court in connection with the Motion to the extent that it is later determined that this Court, absent consent of the parties, cannot enter final orders or judgments in connection herewith consistent with Article III of the United States Constitution and (b) waived any right to jury trial in connection with any disputes relating to the any of the foregoing matters.

22. Miscellaneous. All time periods set forth in this Order shall be calculated in accordance with Bankruptcy Rule 9006(a). Notwithstanding the possible applicability of Bankruptcy Rules 6004(h), 6006(d), 7062, 9014 or any applicable provisions of the Bankruptcy Rules or Bankruptcy Local Rules or otherwise stating the contrary, the terms and conditions of this Order are immediately effective and enforceable upon its entry, and any applicable stay of the effectiveness and enforceability of this Order is hereby waived. The Debtors are authorized to take all actions necessary to effectuate the relief granted in this Order. The Debtors are authorized to execute any additional or supplemental document incident to the relief granted pursuant to this Order. In the event of any inconsistencies between this Order and the Bid Procedures, this Order shall govern in all respects. Prior to mailing and publishing the Sale Notice, the Contract Notice, or any other notice, as applicable, the Debtors may fill in any missing dates and other information,

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conform the provisions thereof to the provisions of this Order, and make such other, non-material changes as the Debtors deem necessary or appropriate. Notice of the Motion as provided therein shall be deemed good and sufficient notice of such Motion and the requirements of Bankruptcy Rule 6004(a) and the Bankruptcy Local Rules are satisfied by such notice. The Stalking Horse Bidder has standing to enforce the terms of this Order.

23. Retention of Jurisdiction. This Court retains exclusive jurisdiction with respect to all matters arising from or related to the implementation, interpretation, and enforcement of this Order, including, but not limited to, any matter, claim or dispute arising from or relating to the Bid Procedures, the Bid Protections, the Stalking Horse Agreement, any Potential Transaction, and any Bid.

Houston, Texas

Dated: __________, 2023

[ ] UNITED STATES BANKRUPTCY JUDGE

16

EXHIBIT B

Bid Protections Order

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
SURGALIGN HOLDINGS, INC., et al.[1]	)	Case No. 23- _____ ( )
)
Debtors.	)	(Joint Administration Requested)
	)	Re: Docket No.

SUPPLEMENTAL ORDER

(I) AUTHORIZING AND APPROVING THE

BID PROTECTIONS AND (II) GRANTING RELATED RELIEF

Upon the motion (the “Motion”)2 of the above-captioned debtors and debtors in possession (collectively, the “Debtors”) for entry of an order (this “Bid Protections Order”), (a) authorizing and approving (i) if and to the extent payable pursuant to the terms of the Debtors’ bid procedures (the “Bid Procedures”) and that certain asset purchase agreement dated June 18, 2023 (the “Stalking Horse Agreement”) with the “stalking horse” bidder, Xtant Medical Holdings, Inc. (the “Stalking Horse Bidder”), a break-up fee (the “Hardware Stalking Horse Break-Up Fee”) equal to $150,000 (i.e., 3% of the $5 million purchase price) and the reimbursement from the Debtors of reasonable, documented out of pocket fees, costs and expenses of the Stalking Horse Bidder incurred in connection with the Stalking Horse Bid up to an amount equal to $150,000 ( the

[1]

The debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal tax identification number, are: Surgalign Holdings, Inc. (0607); Surgalign Spine Technologies, Inc. ([•]); Pioneer Surgical Technology NewCo Inc. ([•]); Spinal Transition and Professional Services LLC ([•]); Andi’s Belmarall, LCC ([•]); Fourth Dimension Spine, LLC ([•]); Holo Surgical Inc. ([•]); and HoloSurgical Technology Inc. ([•]). The location of the debtors’ service address in these chapter 11 cases is: 520 Lake Cook Road, Suite 315, Deerfield, Illinois 60015.

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Motion.

“Hardware Stalking Horse Expense Reimbursement,” and together with the Hardware Stalking Horse Break-Up Fee, the “Hardware Bid Protections”) and (ii) with respect to any other stalking horse bidder for assets other than the Stalking Horse Hardware Assets, one or more break-up fees of not more than 3% of the cash component of any such bid for such assets (collectively, the “Non- Hardware Stalking Horse Break-Up Fees”) and reimbursements from the Debtors of reasonable, documented out of pocket fees, costs and expenses of the any such stalking horse bidder incurred in connection with the another stalking horse bid for non-Stalking Horse Hardware Assets, in an amount not to exceed 2% of the cash component of any such bid for such assets (the “Non- Hardware Stalking Horse Expense Reimbursements,” and together with the Non-Stalking Horse Break-Up Fees, the “Non-Hardware Bid Protections”);3 and (b) granting related relief, all as more fully set forth in the Motion; and this Court having jurisdiction over this matter pursuant to 28 U.S.C. § 1334; and this Court having found that this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and this Court having found that venue of this proceeding and the Motion in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409; and this Court having found that it may enter a final order consistent with Article III of the United States Constitution; and due, sufficient, and proper notice of the Motion having been provided under the circumstances and in accordance with the Bankruptcy Rules and the Bankruptcy Local Rules, and it appearing that no other or further notice need be provided; and a hearing having been held to consider the relief requested in the Motion (the “Bid Protections Hearing”); the Court having entered an order [Docket No. [•]] (the “Bid Procedures Order”), approving the relief requested in the Motion except with respect to the Debtors’ request to approve, if and to the extent payable, the Bid

[3]	The Non-Hardware Bid Protections and Hardware Bid Protections shall be collectively referred as the “Bid Protections” in this Bid Protections Order.

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Protections; and upon consideration of the Varughese Declaration and the record of the Bid Procedures Hearing and Bid Protections Hearing and all of the proceedings had before the Court; and this Court having found and determined that the relief sought in the Motion is in the best interests of the Debtors, their estates, their creditors, their stakeholders, and all other parties in interest, and that the legal and factual bases set forth in the Motion and at the Bid Procedures Hearing and Bid Protections Hearing establish just cause for the relief granted herein; and after due deliberation and sufficient cause appearing therefor,

THIS COURT FINDS THAT:

A. The legal and factual bases set forth in support of the Motion establish just cause for the relief granted herein. The Debtors demonstrated a compelling and sound business justification for this Court to approve the Bid Protections. The good and sufficient reasons articulated by the Debtors, which were set forth in the Motion and on the record at the Bid Procedures Hearing and Bid Protections Hearing, are incorporated herein by reference and, among other things, form the basis for the findings of fact and conclusions of law set forth herein.

B. The Debtors have demonstrated a compelling and sound business justification for authorizing and approving the Hardware Stalking Horse Bid Protections, which were negotiated at arms’-length and in good faith by the Debtors and the Stalking Horse Bidder, under the circumstances and timing set forth in the Motion and the Stalking Horse Agreement.

C. The Bid Protections, to the extent due and payable under the Stalking Horse Agreement or applicable asset purchase agreement, (i) shall be deemed an actual and necessary cost of preserving the Debtors’ estates within the meaning of sections 503(b) and 507(a)(2) of the Bankruptcy Code treated as an allowed superpriority administrative expense claim against the Debtors’ estates pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code, (ii) is

3

reasonable and appropriate, including in light of the size and nature of the sale of the Assets and the commitments that have been made, and efforts that have been and will be expended by, the Stalking Horse Bidder or other stalking horse bidder notwithstanding that the proposed transaction may be subject to better and higher offers, (iii) has been negotiated by the parties and their respective advisors at arm’s-length and in good faith, and (iv) is necessary to ensure that the Stalking Horse Bidder or other stalking horse bidder will continue to pursue the proposed Asset Sale. Any Bid Protections under a stalking horse agreement were a material inducement for, and a condition of, the applicable stalking horse bidder’s entry into the applicable stalking horse agreement. The Stalking Horse Bidder or any other stalking horse bidder has provided a material benefit to the Debtors and their creditors by increasing the likelihood that the best possible purchase price for the Assets will be realized.

D. The findings and conclusions set forth in this Order constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

ACCORDINGLY, IT IS HEREBY ORDERED THAT:

1. Pursuant to Bankruptcy Code sections 105, 363, 503, and 507, the Bid Protections, including those set forth in the Stalking Horse Agreement, are hereby approved in their entirety, and the Debtors are hereby authorized, and shall be obligated, to pay the Bid Protections pursuant to and subject to the terms and conditions set forth in the Stalking Horse Agreement or any other stalking horse agreement for Assets other than the Stalking Horse Hardware Assets without further authorization or order from this Court; provided, that such Non-Hardware Stalking Horse Break- Up Fees shall not equal more than 3% of the cash component of any such bid.

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2. Upon entry of this Order, the amounts due and payable, or that become due and payable, pursuant to the Bid Protections in accordance with the Stalking Horse Agreement or other applicable stalking horse agreement and this Order shall constitute a superpriority administrative expense of the Debtors’ estates pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code, with priority over any and all administrative expenses of the kind specified in sections 503(b) and 507(a) of the Bankruptcy Code. In the event that there is an Auction and the Stalking Horse Bidder is the Successful Bidder, the Stalking Horse Bidder shall be entitled to a credit against the cash Purchase Price in an amount equal to the Bid Protections.

3. This Order supplements and does not alter, the relief previously granted in the Bid Procedures Order, which is fully incorporated herein by reference.

4. Any and all objections to the relief granted herein that have not been withdrawn with prejudice, waived, or settled, and all reservations of rights with respect to such relief, are overruled and denied on the merits with prejudice. All withdrawn objections are deemed withdrawn with prejudice.

5. The Debtors are authorized to execute and deliver such documents and to take and perform all actions necessary to implement and effectuate the relief granted in this Bid Protections Order.

6. The banks and financial institutions on which checks were drawn or electronic payment requests made in payment of the prepetition obligations approved herein are authorized and directed to receive, process, honor, and pay all such checks and electronic payment requests when presented for payment, and all such banks and financial institutions are authorized to rely on the Debtors’ designation of any particular check or electronic payment request as approved by this Bid Protections Order.

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7. The Debtors are authorized to issue postpetition checks or effect postpetition fund transfer requests in replacement of any checks or fund transfer requests that are inadvertently dishonored as a consequence of these chapter 11 cases with respect to prepetition amounts owed in connection with the relief granted herein.

8. Nothing contained in the Motion or this Bid Protections Order, nor any action taken pursuant thereto, nor any payment made pursuant to the authority granted thereby, is intended to be or shall be construed as: (a) an admission as to the amount of, basis for, or validity of any claim against a Debtor entity under the Bankruptcy Code or other applicable non-bankruptcy law; (b) a waiver of the Debtors’ rights to dispute any claim on any grounds; (c) a promise or requirement to pay any claim; (d) an implication or admission that any claim is of a type specified or defined in this Motion or any order granting the relief requested by this Motion; (e) a waiver of any claim or cause of action which may exist against any creditor or interest holder; (f) a request or authorization to assume, adopt, or reject any agreement, contract, or lease pursuant to section 365 of the Bankruptcy Code; (g) a waiver or limitation of the Debtors’ rights under the Bankruptcy Code or any other applicable law; or (h) a concession by the Debtors that any liens (contractual, common law, statutory, or otherwise) that may be satisfied pursuant to the Motion are valid and the Debtors expressly reserve their rights to contest the extent, validity, or perfection or seek avoidance of all such liens.

9. Notice of the Motion as provided therein shall be deemed good and sufficient notice of such Motion and the requirements of Bankruptcy Rule 6004(a) and the Bankruptcy Local Rules are satisfied by such notice.

6

10. Notwithstanding Bankruptcy Rule 6004(h), the terms and conditions of this Bid Protections Order are immediately effective and enforceable upon its entry.

11. This Court shall retain exclusive jurisdiction with respect to all matters arising from or related to the implementation, interpretation, or enforcement of this Bid Protections Order.

Houston, Texas

Dated: ,                 2023

[ ] UNITED STATES BANKRUPTCY JUDGE

7

EXHIBIT C

Bill of Sale

Final Form

BILL OF SALE

Bill of Sale (the “Bill of Sale”) dated [•], 2023, from [Surgalign Holdings, Inc.]1, a Delaware corporation (the “Seller”), for the benefit of Xtant Medical Holdings, Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used in this Bill of Sale and not otherwise defined herein have the meanings specified in the Purchase Agreement (as defined below).

WHEREAS, Seller and Purchaser are parties to that certain Asset Purchase Agreement dated June 18, 2023 (as may be amended, supplemented, or otherwise modified in accordance with its terms, the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to sell, or cause to be sold, and Purchaser has agreed to purchase the Purchased Assets; and

WHEREAS, in order to give effect to certain of the transactions contemplated by the Purchase Agreement, Seller hereby delivers this Bill of Sale to Purchaser with respect to the sale of all of the Purchased Assets.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Bill of Sale and the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1 Purchase and Sale of Purchased Assets.

In consideration of the Purchase Price payable by Purchaser to Seller for the Purchased Assets, pursuant to sections 105, 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions contained in the Purchase Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser all of Seller’s right, title and interest in and to the tangible personal property included in the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances) and Purchaser hereby purchases, acquires and accepts the sale, assignment, transfer, conveyance and delivery of all of Seller’s right, title and interest in and to the tangible personal property included in the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances), the whole in accordance with the Purchase Agreement.

Section 2 Subject to Purchase Agreement; Further Assurances.

This Bill of Sale is expressly made subject to the terms of the Purchase Agreement. The delivery of this Bill of Sale shall not amend, affect, enlarge, diminish, supersede, modify, replace, rescind, waive or otherwise impair any of the representations, warranties, covenants, terms or provisions of the Purchase Agreement or any of the rights, remedies or obligations of Seller or Purchaser provided for therein or arising therefrom in any way, all of which shall remain in full force and effect in accordance with their terms. The representations, warranties, covenants, terms and provisions contained in the Purchase Agreement shall not be merged with or into this Bill of Sale but shall survive the execution and delivery of this Bill of Sale to the extent, and in the manner, set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Bill of Sale, the terms of the Purchase Agreement shall control.

[1]	Note to Draft: This agreement is to be updated to reflect the applicable Selling entity, which will be determined prior to Closing.

The terms set forth in Section 5.3 (Further Assurances; Accounts) of the Purchase Agreement are incorporated by reference herein, except that, as applicable, any and all references to “this Agreement” shall mean and refer to this Bill of Sale.

Section 3 Miscellaneous.

The terms set forth in Section7.6 (Governing Law; Jurisdiction), Section7.7 (Entire Agreement; Interpretation), Section 7.8 (Notices), Section 7.9 (Counterparts), Section 7.12 (Amendment), Section 7.13 (No Agency), Section 7.15 (Severability) and Section 7.17 (Binding Effect; Third Party Beneficiaries; Assignment) of the Purchase Agreement are incorporated by reference herein, except that, as applicable, any and all references to “this Agreement” shall mean and refer to this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the date first written above.

SELLER:	PURCHASER:

SURGALIGN HOLDINGS, INC.	XTANT MEDICAL HOLDINGS, INC.

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Bill of Sale]

EXHIBIT D

Assignment and Assumption Agreement

Final Form

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is executed as of [• ], 2023 by and between [Surgalign Holdings, Inc.1], a Delaware corporation (the “Assignor”), and Xtant Medical Holdings, Inc., a Delaware corporation (the “Assignee”). The Assignor and the Assignee may be referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

This Agreement is being delivered in connection with the Closing of that certain Asset Purchase Agreement, dated as of June 18, 2023, by and between the Assignor and the Assignee (as may be amended, supplemented, or otherwise modified in accordance with its terms, the “Purchase Agreement”), which sets forth, among other things, the terms of the sale, assignment, conveyance, transfer and delivery from the [Assignor and its Subsidiaries] to the Assignee of the Purchased Assets, and the assumption of all of the Assumed Liabilities by the Assignee from the [Assignor and its Subsidiaries]. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

I.

ASSIGNMENT AND ASSUMPTION

1.1 Assumed Liabilities. In accordance with the Purchase Agreement and the Sale Approval Order, effective as of the date hereof the Assignee does hereby assume from the Assignor and agrees to pay, perform and discharge when due (in accordance with their respective terms and subject to the respective conditions thereof), and the Assignor does hereby irrevocably convey, transfer, assign and deliver to the Assignee, the Assumed Liabilities.

1.2 Excluded Liabilities. The Parties expressly acknowledge and agree that the Assignee is not a successor to the Assignor and does not assume, and shall not be deemed to have assumed or be liable or obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for the Excluded Liabilities.

II.

MISCELLANEOUS

2.1 Purchase Agreement. This Agreement is expressly made subject to the terms of the Purchase Agreement. The delivery of this Agreement shall not amend, affect, enlarge, diminish, supersede, modify, replace, rescind, waive or otherwise impair any of the representations, warranties, covenants, terms or provisions of the Purchase Agreement or any of the rights, remedies or obligations of the Assignor or the Assignee provided for therein or arising therefrom in any way, all of which shall remain in full force and effect in accordance with their terms. The representations, warranties, covenants, terms and provisions contained in the Purchase Agreement shall not be merged with or into this Agreement but shall survive the execution and delivery of this Agreement to the extent, and in the manner, set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Agreement, the terms of the Purchase Agreement shall control.

[1]	Note to Draft: This agreement is to be updated to reflect the applicable Assignor entity, which will be determined prior to Closing.

2.2 Further Assurances. The terms set forth in Sections 5.3 (Further Assurances; Accounts) of the Purchase Agreement are incorporated by reference herein, except that, as applicable, any and all references to “this Agreement” shall mean and refer to this Agreement, any and all references to “Seller” shall mean and refer to the Assignor and any and all references to “Purchaser” shall mean and refer to the Assignee.

2.3 Miscellaneous. The terms set forth in Section 7.6 (Governing Law; Jurisdiction), Section 7.7 (Entire Agreement; Interpretation), Section 7.8 (Notices), Section 7.9 (Counterparts), Section7.12 (Amendment), Section 7.13 (No Agency), Section7.15 (Severability) and Section 7.17 (Binding Effect; Third Party Beneficiaries; Assignment) of the Purchase Agreement are incorporated by reference herein, except that, as applicable, any and all references to “this Agreement” shall mean and refer to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Assignor and the Assignee have executed this Assignment and Assumption Agreement to be effective as of the Closing.

ASSIGNOR:

SURGALIGN HOLDINGS, INC.

By:
Name:
Title:

ASSIGNEE:

XTANT MEDICAL HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

EXHIBIT E

Intellectual Property Assignment

Final Form

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (together with all Exhibits attached hereto, this “Agreement”) is executed as of [• ], 2023 by [Surgalign Holdings, Inc.,]1 a Delaware corporation (“Assignor”), on one hand, and Xtant Medical Holdings, Inc., a Delaware corporation (“Assignee”), on the other hand. Assignor and Assignee may be referred to herein, individually, as a “Party” and, collectively, as the “Parties.” Capitalized terms used herein but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement (as defined below).

WHEREAS, Assignor and Assignee are party to that certain Asset Purchase Agreement, dated as of June 18, 2023 (as may be amended, supplemented, or otherwise modified in accordance with its terms, the “Purchase Agreement”), which sets forth, among other things, the terms of the sale, conveyance, assignment, transfer and delivery from [Assignor and its Subsidiaries] to Assignee of the Purchased Assets, and assignment and delegation from [Assignor and its Subsidiaries] to Assignee of all of the Assumed Liabilities;

WHEREAS, the Purchased Assets include all Intellectual Property and Intellectual Property Rights, including but not limited to the Intellectual Property and Intellectual Property Rights set forth on Schedule 2.1(b) of the Disclosure Schedules to the Purchase Agreement and the goodwill and other intangibles, owned by Assignor as of the Closing to the extent predominantly used in or predominantly related to the Business, but excluding any Retained Business Marks and other assets set forth on Schedule 2.2 of the Disclosure Schedules to the Purchase Agreement (collectively, the “Acquired Intellectual Property”);

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Assignor has agreed to sell, assign, transfer and convey to Assignee, and Assignee has agreed to purchase, acquire, and accept from Assignor, all of Assignor’s right, title, and interest in and to the Acquired Intellectual Property.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and in the Purchase Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ASSIGNMENT AND ASSUMPTION

1.1 Conveyance. Pursuant to the terms set forth in the Purchase Agreement and the Sale Approval Order, and for the consideration set forth in the Purchase Agreement, the receipt and sufficiency of which Assignor and Assignee hereby acknowledge, Assignor does hereby sell, transfer, assign, convey and deliver to Assignee, and Assignee accepts all right, title and interest of Assignor in and to, effective as of the Closing, all of Assignor’s rights, titles and interests in, to and under the Acquired Intellectual Property free and clear of all Encumbrances (other than Permitted Encumbrances), as provided in the Purchase Agreement, but excluding any potential or actual Claims arising prior to the Closing Date against any member of the Parent Group, any Person operating the Retained Business (but only to the extent pertaining to the operation of the Retained Business), or any Claims arising from the operation of the Retained Business.

[1]	Note to Draft: This agreement is to be updated to reflect the applicable Assignor entity, which will be determined prior to Closing.

1.2 Intent-to-Use Trademarks. Assignee is the successor-in-interest to the existing Business of Assignor, or that portion of the Business to which any intent to use trademark pertains, as required by Section 10 of the Trademark Act, 15. U.S.C. §1060.

1.3 Excluded Assets. Assignor does not, and in no event shall Assignor be deemed to, sell, transfer, assign, convey or deliver, and Assignor does hereby retain, (a) all of the entire right, title and interest to, in and under the Excluded Assets, as provided in Section 2.2 of the Purchase Agreement, (b) the Retained Business Marks and (c) any potential or actual Claims arising prior to the Closing Date against any member of the Parent Group, any Person operating the Retained Business (but only to the extent pertaining to the operation of the Retained Business), or any Claims arising from the operation of the Retained Business.

1.4 Purchase Agreement. This Agreement is expressly made subject to the terms of the Purchase Agreement. The delivery of this Agreement shall not amend, affect, enlarge, diminish, supersede, modify, replace, rescind, waive or otherwise impair any of the representations, warranties, covenants, terms or provisions of the Purchase Agreement or any of the rights, remedies or obligations of Assignor or Assignee provided for therein or arising therefrom in any way, all of which shall remain in full force and effect in accordance with their terms. The representations, warranties, covenants, terms and provisions contained in the Purchase Agreement shall not be merged with or into this Agreement but shall survive the execution and delivery of this Agreement to the extent, and in the manner, set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Agreement, the terms of the Purchase Agreement shall control.

1.5 Further Assurances. The terms set forth in Sections 5.3 (Further Assurances; Accounts) of the Purchase Agreement are incorporated by reference herein, except that, as applicable, any and all references to “this Agreement” shall mean and refer to this Agreement, any and all references to “Seller” shall mean and refer to Assignor and any and all references to “Purchaser” shall mean and refer to Assignee.

1.6 Miscellaneous. The terms set forth in Section 7.6 (Governing Law; Jurisdiction), Section 7.7 (Entire Agreement; Interpretation), Section 7.8 (Notices), Section 7.9 (Counterparts), Section7.12 (Amendment), Section 7.13 (No Agency), Section7.15 (Severability) and Section 7.17 (Binding Effect; Third Party Beneficiaries; Assignment) of the Purchase Agreement are incorporated by reference herein, except that, as applicable, any and all references to “this Agreement” shall mean and refer to this Agreement.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, Assignor and Assignee have executed this Intellectual Property Assignment Agreement to be effective as of the Closing.

ASSIGNOR:

SURGALIGN HOLDINGS, INC.

By:
Name:
Title:

ASSIGNEE:

XTANT MEDICAL HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT F

Sale Approval Order

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
SURGALIGN HOLDINGS, INC., et al.[1]	)	Case No. 23- ( )
)
Debtors.	)	(Joint Administration Requested)
	)	(Emergency Hearing Requested)

ORDER (I) AUTHORIZING

AND APPROVING THE SALE OF

CERTAIN OF THE DEBTORS’ ASSETS FREE AND

CLEAR OF ALL LIENS, CLAIMS, ENCUMBRANCES,

AND INTERESTS; (II) AUTHORIZING THE ASSUMPTION

AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS AND

UNEXPIRED LEASES IN CONNECTION THEREWITH; (III) AUTHORIZING

THE SALE TRANSACTION; AND (IV) GRANTING RELATED RELIEF

Upon the motion (the “Motion”)2 of the above-captioned debtors and debtors-in-possession (the “Debtors”) for entry of an order (this “Order”), pursuant to sections 105(a), 363, and 365 of title 11 of the United States Code (the “Bankruptcy Code”), Rules 2002, 6004 and 6006 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), Rule 9013-1 of the Local Bankruptcy Rules for the Southern District of Texas (the “Local Rules”), and Paragraph N of the Procedures for Complex Cases in the Southern District of Texas (the “Complex Procedures”) (i) approving the sale of substantially all assets encompassing the Debtors’ U.S. spinal hardware business and biomaterials product lines and the equity interests of the Acquired Subsidiaries (as defined in the Asset Purchase Agreement), free and clear of all liens, claims, encumbrances and interests in accordance with and subject to the terms and conditions contained

[1]

The debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal tax identification number, are: Surgalign Holdings, Inc. (0607); [      ]. The location of the debtors’ service address in these chapter 11 cases is: 520 Lake Cook Road, Suite 315, Deerfield, Illinois 60015.

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Motion [Dkt No. [•]] or the Asset Purchase Agreement (as defined herein).

in that certain Asset Purchase Agreement, dated as of June 18, 2023 (as amended, supplemented, amended and restated or otherwise modified from time to time, including the amendments thereto, as set forth in the schedules attached to this Order, and including the exhibits and schedules thereto, the “Asset Purchase Agreement”), by and among Xtant Medical Holdings, Inc. and Surgalign Holdings, Inc. (and together with the above-captioned debtors and debtors-in-possession, collectively, the “Debtors”); (ii) authorizing the assumption and assignment of certain executory contracts and unexpired leases set forth on Exhibit A attached hereto as modified pursuant to the designation rights set forth in sections 5.4 and 5.5 of the Asset Purchase Agreement and as otherwise provided herein (the “Assigned Contracts”); (iii) authorizing the consummation of the sale and each of transactions contemplated by the Asset Purchase Agreement and this Order (the “Sale Transaction”); and (iv) granting related relief; and upon the Declaration of [•] in Support of the Debtors’ Sale Motion [Docket No. [•]]; and the United States Bankruptcy Court for the Southern District of Texas (the “Court”) having entered an order on [•], 2023 [Docket No. [•]] (the “Bid Procedures Order”) approving, among other things, the dates, deadlines, and bidding procedures (the “Bid Procedures”) with respect to, and notice of, the proposed sale of substantially all the assets including the U.S. spinal hardware business and biomaterials product lines of the Debtors and the equity interests of the Acquired Subsidiaries (as defined in the Asset Purchase Agreement) (the “Assets”); and due and sufficient notice of the Motion having been given under the particular circumstances; and it appearing that no other or further notice need be provided; and the Court having held a hearing on [•], 2023 (the “Sale Hearing”) to approve the Sale Transaction; and the Court having reviewed and considered (a) the Motion, (b) the objections to the Motion or the Sale Transaction, if any, (c) the Supplemental Declaration of [•] in Support of the Motion [Docket No. [•]] (the “Supplemental [•] Declaration”); (d) all other pleadings filed in support of the Motion, and (e) the arguments of counsel, and the evidence proffered or adduced at the Sale Hearing and any other hearing related to the Motion; and all parties in interest having been heard, or having had the opportunity to be heard, regarding the approval of the Sale Transaction and the other relief requested in the Motion; and it appearing that the relief requested in the Motion is in the best interests of the Debtors, their estates, creditors and other parties in interest; and upon the record of the Sale Hearing and the chapter 11 cases; and after due deliberation thereon; and good cause appearing therefore, it is hereby,

FOUND, DETERMINED, AND CONCLUDED THAT:3

A. Jurisdiction and Venue. This Court has jurisdiction to consider the Motion and approve the Sale Transaction under 28 U.S.C. § 1334. This is a core proceeding under 28 U.S.C. § 157(b). Venue of these chapter 11 cases and this Motion is proper in this district and Court under 28 U.S.C. §§ 1408 and 1409.

B. Final Order. This Order constitutes a final order within the meaning of 28 U.S.C. §158(a). Notwithstanding Bankruptcy Rules 6004(h) and 6006(d), and to any extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, this Court expressly finds that there is no just reason for delay in the implementation of this Order, and expressly directs entry of judgment as set forth herein.

[3]

The findings, determinations, and conclusions set forth herein constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

C. Property of the Estate. The Purchased Assets constitute property of the Debtors’ estates and title thereto is vested in the Debtors’ estates within the meaning of section 541(a) of the Bankruptcy Code.

D. Legal Predicates. The predicates for the relief requested by this Motion are sections 105, 363, and 365 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, 6006, 9007, and 9014, Local Rule 9013-1, and Paragraph N of the Complex Procedures.

E. Petition Date. On [•], 2023 (the “Petition Date”), each of the Debtors commenced a case by filing a petition for relief under chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

F. Bid Procedures Order. On [•], 2023, this Court entered the Bid Procedures Order (i) approving the Bid Procedures; (ii) authorizing the Debtors to enter into the Stalking Horse Agreement and approving the Bid Protections; (iii) scheduling the Auction, if any, and Sale Hearing; (iv) approving the form and manner of notice of the Bid Procedures, the Bid Deadline, the Auction, the deadline to object to the sale, and all other relevant procedures, protections, schedules and agreements; (v) establishing the Assumption and Assignment Procedures, including notice of the amounts necessary to cure all of the Debtors’ monetary defaults, if any, and to pay all actual pecuniary losses that have resulted from such defaults under any executory contracts or unexpired leases and that must be paid pursuant to section 365(b)(1)(A) and section 365(b)(1)(B) of the Bankruptcy Code to effectuate the assumption of such executory contracts or unexpired leases by the Debtors and the assignment thereof to the Successful Bidder (the “Cure Amounts”) and relevant objection deadlines; and (v) granting related relief. No appeal, motion to reconsider, or similar pleading has been filed with respect to the Bid Procedures Order, and the Bid Procedures Order is a final order of the Court. The Bid Procedures Order has not been vacated, withdrawn, rescinded or amended and remains in full force and effect.

G. Compliance with Bid Procedures Order. As demonstrated by the testimony and other evidence proffered or adduced at the Sale Hearing and the representations of counsel made on the record at the Sale Hearing, the Debtors have marketed the Assets and conducted the sale process in compliance with the Bid Procedures Order. The Debtors and their professionals have afforded potential purchasers a full and fair opportunity to make higher and better offers than the stalking horse bid, including the Stalking Horse Bid (as defined in the Bid Procedures), as applicable. The Purchaser and its directors, managers, officers, employees, agents, representatives, attorneys, contractors, subcontractors, and independent contractors, in each case, in its respective capacity as such (collectively, the “Purchaser Parties”) have acted in good faith and in compliance with the terms of the Bid Procedures. In accordance with the Bid Procedures, the Debtors determined that the bid submitted by the Purchaser and memorialized by the Asset Purchase Agreement is the Successful Bid (as defined in the Bid Procedures). The Asset Purchase Agreement constitutes the highest and best offer for the Purchased Assets, and will provide a greater recovery for the Debtors’ estates than would be provided by any other available alternative. The Debtors’ determination that the Asset Purchase Agreement constitutes the highest and best offer for the Purchased Assets constitutes a valid and sound exercise of the Debtors’ business judgment.

H. Notice. As evidenced by the affidavits of service and publication previously filed with the Court [Docket Nos. [•]], and based on the record at the Sale Hearing, (i) proper, timely, adequate and sufficient notice of the Motion, the Bid Procedures, the Auction, the Sale Hearing, the Sale Transaction, the relevant objection deadlines, the Assumption and Assignment Procedures

(including the objection deadline with respect to any Cure Amount and the assumption and assignment of the Assigned Contracts), the designation rights set forth in section [•] of the Asset Purchase Agreement, and the Cure Amounts has been provided in accordance with sections 102(l), 363 and 365 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, 6006, 9007 and 9014, and applicable Bankruptcy Local Rules, and in compliance with the Bid Procedures Order to each party entitled to such notice, (ii) such notice was good and sufficient, and appropriate under the particular circumstances, and (iii) no other or further notice of the Motion, the Bid Procedures, the Auction, if any, the Sale Hearing, the Sale Transaction, the relevant objection deadlines, the Assumption and Assignment Procedures (including the objection deadline with respect to any Cure Amount), the assumption and assignment of the Assigned Contracts (including the designation rights set forth in section [•] of the Asset Purchase Agreement), or the Cure Amounts is or shall be required. With respect to entities whose identities are not reasonably ascertained by the Debtors, publication of the Sale Notice in [•] on [•], 2023, was sufficient and reasonably calculated under the circumstances to reach such entities. [Docket No. [•]].

I. Notice of the Debtors’ assumption, assignment, transfer, and/or sale to the Purchaser of the Assigned Contracts has been provided to each non-Debtor party thereto, together with a statement therein from the Debtors with respect to the Cure Amount. As to each Assigned Contract, the Cure Amount set forth on Exhibit A hereto, as applicable, is sufficient for the Debtors to comply fully with the requirements of sections 365(b)(1)(A) and (B) of the Bankruptcy Code, subject, in the case of the Assigned Contracts set forth Exhibit B hereto, to the applicable Assignment Objection Deadline. Each of the non-Debtor parties to the Assigned Contracts has had a fair and reasonable opportunity to object to the Cure Amounts set forth in the Notice of Assumption and Assignment of Executory Contracts and Unexpired Leases in Connection with Sale and Cure Costs [Docket No. [•]] (the, a “Assumption and Assignment Notice”) and will have a fair and reasonable opportunity to object to the Cure Amounts set forth in any supplemental Assumption and Assignment Notices, subject to the applicable objection deadline provided in the Bid Procedures Order.

J. Company Authority. Each Debtor (i) has full corporate power and authority to execute the Asset Purchase Agreement and all other documents contemplated thereby and hereby, including any ancillary agreements (collectively, the “Transaction Documents”), and the Sale Transaction has been duly and validly authorized by all necessary action of each of the applicable Debtors, (ii) has all of the corporate power and authority necessary to consummate the transactions contemplated by this Order and the Transaction Documents, (iii) has taken all action and formalities necessary to authorize and approve the Transaction Documents and the Debtors’ consummation of the transactions contemplated thereby and hereby, including as required by their respective organizational documents, and (iv) has duly executed and delivered the Asset Purchase Agreement. No government, regulatory or other consents or approvals, other than those expressly provided for in the Transaction Documents, are required for the Debtors to enter into the Transaction Documents, to consummate the Sale Transaction, or to perform their obligations under the Transaction Documents. The consummation of the Sale Transaction and performance under the Transaction Documents do not violate or conflict with any applicable law.

K. Opportunity to Object. A fair and reasonable opportunity to object and to be heard with respect to the Motion and the relief requested therein, has been given to all interested persons and entities, including the following: (i) all counterparties to the Assigned Contracts, (ii) all known parties holding or asserting Interests on, in, or against the Assets, (iii) all parties that have requested notice pursuant to Bankruptcy Rule 2002 as of the time of service, and (iv) all applicable federal, state. and local taxing and regulatory authorities.

L. Sale in Best Interest. Consummation of the sale of the Purchased Assets pursuant to the Asset Purchase Agreement at this time is in the best interests of the Debtors, their creditors, their estates, and other parties in interest.

M. Business Justification. Sound business reasons exist for the Sale Transaction. Entry into the Transaction Documents, and the consummation of the transactions contemplated thereby, including the Sale Transaction and the assumption and assignment of the Assigned Contracts, constitutes an exercise of the Debtors’ sound business judgment and such acts are in the best interests of each Debtor, its estate, and all parties in interest. The Court finds that each Debtor has articulated good and sufficient business reasons justifying the Sale Transaction. Such business reasons include, but are not limited to, the following: (i) the Asset Purchase Agreement constitutes the highest and best offer for the Purchased Assets; (ii) the Purchaser has agreed to assume the Assumed Liabilities; (iii) the Sale Transaction maximizes the going concern value of the Business and Purchased Assets; and (iv) unless the Sale Transaction and all of the other transactions contemplated by the Transaction Documents are concluded expeditiously, as provided for in the Motion, the Bid Procedures, and pursuant to the Asset Purchase Agreement, recoveries to creditors may be diminished.

N. The Debtors’ Marketing Process. The Debtors and their professionals actively marketed the Assets to potential purchasers, as set forth in the Motion and in accordance with the Bid Procedures Order. The bidding and auction process set forth in the Bid Procedures Order and the Bid Procedures afforded a full and fair opportunity for any entity to make a higher or otherwise better offer to purchase the Purchased Assets than the offer memorialized by the Asset Purchase Agreement. Based upon the record of these proceedings, all creditors and other parties in interest and all prospective bidders have been afforded a reasonable and fair opportunity to bid for the Purchased Assets.

O. No Other Actionable Bids. No other person or entity or group of persons or entities has offered to purchase the Purchased Assets for an amount that would give equal or greater economic value to the Debtors and their estates in the aggregate than the value being provided pursuant to the Asset Purchase Agreement. Among other things, the Sale Transaction is the best alternative available to the Debtors to maximize the return to their estates. The terms and conditions of the Asset Purchase Agreement, including the consideration to be realized by the Debtors, are fair and reasonable. Given all of the circumstances of the chapter 11 cases and the adequacy and fair value of the consideration provided under the Asset Purchase Agreement, approval of the Motion, the Asset Purchase Agreement, and the transactions contemplated thereby and hereby, including the Sale Transaction and the assumption and assignment of the Assigned Contracts, is in the best interest of the Debtors, their estates and creditors, and all other parties in interest.

P. Arms’-Length Sale. The Transaction Documents were negotiated, proposed, and entered into by the Debtors and the Purchaser without collusion, in good faith, and at arms’- length. None of the Debtors or any of the Purchaser Parties, or any of their respective representatives has engaged in any conduct that would cause or permit the Transaction Documents, or the consummation of the Sale Transaction, to be avoidable or avoided, or for costs or damages to be imposed, under 11 U.S.C. § 363(n), or has acted in bad faith or in any improper or collusive manner with any entity in connection therewith. Specifically, the Purchaser Parties have not acted in a collusive manner with any person or entity and the Purchase Price was not controlled by any agreement among bidders.

Q. Good Faith Purchaser. The Purchaser is a good faith purchaser for value and, as such, is entitled to all of the protections afforded under 11 U.S.C. § 363(m) and any other applicable or similar bankruptcy and non-bankruptcy law. Furthermore, none of the Purchaser Parties is an “insider” (as defined under section 101(31) of the Bankruptcy Code) of any Debtor, and, therefore, each Purchaser Party is entitled to the full protections of section 363(m) of the Bankruptcy Code and has otherwise proceeded in good faith in all respects in connection with these chapter 11 cases and the Sale Transaction. Without limiting the foregoing: (i) all Purchaser Parties recognized that the Debtors were free to deal with any other party interested in purchasing the Purchased Assets; (ii) all Purchaser Parties complied in all respects with the provisions in the Bid Procedures Order; (iii) the Purchaser agreed to subject its bid to the competitive Bid Procedures set forth in the Bid Procedures Order; (iv) all consideration to be provided by the Purchaser and all other agreements or arrangements entered into by the Purchaser Parties in connection with the Sale Transaction have been disclosed; (v) no common identity of directors, officers or controlling stockholders exists among the Purchaser and the Debtors; (vi) the negotiation and execution of the Transaction Documents were at arm’s-length and in good faith, and at all times each of the Purchaser Parties and the Debtors were represented by competent counsel of their choosing; and (vii) the Purchaser Parties have not acted in a collusive manner with any person or entity. The Purchaser Parties will be acting in good faith within the meaning of 11 U.S.C. § 363(m) in closing the transactions contemplated by the Asset Purchase Agreement and the other Transaction Documents.

R. Free and Clear Sale. The Debtors may sell the Purchased Assets free and clear of all Encumbrances, claims (including any “claims” as defined in section 101(5) of the Bankruptcy Code), rights, obligations, Liabilities, and other interests of any kind or nature whatsoever against the Debtors or the Purchased Assets (other than Permitted Encumbrances and the Assumed Liabilities), including, without limitation, other than Permitted Encumbrances and the Assumed Liabilities, any Liabilities, debts, or obligations arising under or out of, in connection with, or in any way relating to, any acts or omissions, indentures, loan agreements, instruments, leases, agreements, collective bargaining agreements, conditional sale or other title retention agreements, suits, judgments, demands, guaranties, contractual commitments, licenses, restrictions, options, rights of first refusal, offsets, Contracts, recoupment rights, rights of recovery, claims for reimbursement, contribution, indemnity, exoneration, products liability, breach of warranty, alter-ego, environmental liabilities, labor and employment claims (whether or not under a labor agreement), employee pension or benefit plan claims (including multiemployer benefit plan claims), including any withdrawal or termination liability thereunder, workers’ compensation claims, retiree medical benefits claims, liabilities related to the Employee Retirement Income Security Act of 1974, liabilities related to the Worker Adjustment and Retraining Notification Act of 1988, liabilities related to the Internal Revenue Code, or any other liability relating to the Debtors’ current and former employees, claims for taxes of or against the Debtors or their assets, any derivative, vicarious, transfer or successor liability claims, and any other rights or causes of action (whether in law or in equity, under any law, statute, rule or regulation of the United States, any state, territory, or possession thereof or the District of Columbia), whether arising prior to or subsequent to the Closing Date, whether known or unknown, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, asserted or unasserted, material or non-material, disputed or undisputed, matured or unmatured, liquidated or unliquidated, or contingent or non-contingent, and whether imposed by agreement, understanding, law, equity or otherwise, including, without limitation, any and all claims otherwise arising under doctrines of successor liability, in each case, arising under or out of, in connection with, or in any way related to the Debtors (or their predecessors), the Debtors’ interests in the Purchased Assets, the operation of the Debtors’ businesses before the Closing, or the transfer of the Debtors’ interests in the Purchased Assets to the Purchaser, and all Excluded Liabilities (collectively, and excluding any Permitted Encumbrances and Assumed Liabilities, the “Interests”), because, with respect to each person or entity asserting an Interest, one or more of the standards set forth in sections 363(f)(1)-(5) of the Bankruptcy Code has been satisfied. Each person or entity with an Interest in the Purchased Assets: (i) has, subject to the terms and conditions of this Order, consented to the Sale Transaction or is deemed to have consented to the Sale Transaction; (ii) could be compelled in a legal or equitable proceeding to accept money satisfaction of such Interest; or (iii) otherwise falls within one or more of the other subsections of section 363(f) of the Bankruptcy Code. Those holders of Interests who did not object or withdrew objections to the Sale Transaction are deemed to have consented to the Sale Transaction pursuant to section 363(f)(2) of the Bankruptcy Code.

S. The Purchaser would not have entered into the Asset Purchase Agreement and would not consummate the transactions contemplated thereby, including the Sale Transaction and the assumption and assignment of the Assigned Contracts, (i) if the transfer of the Purchased Assets was not free and clear of all Interests, including rights or claims based on any successor or transferee liability, of any kind or nature whatsoever (except as expressly set forth in the Asset Purchase Agreement or this Order with respect to Permitted Encumbrances and Assumed Liabilities) or (ii) if the Purchaser Parties” would, or in the future could, be liable for any such Interests.

T. Not transferring the Purchased Assets to the Purchaser free and clear of all Interests would adversely impact the Debtors’ efforts to maximize the value of their estates, and the transfer of the Purchased Assets to the Purchaser other than pursuant to a transfer that is free and clear of all Interests would be of substantially less benefit to the Debtors’ estates. The total consideration to be provided under the Asset Purchase Agreement reflects the Purchaser’s reliance on this Order to provide the Purchaser, pursuant to sections 105(a) and 363(f) of the Bankruptcy Code, with title to and possession of the Purchased Assets free and clear of all Interests.

U. Assumption of Executory Contracts and Unexpired Leases. The Debtors have demonstrated that it is an exercise of their sound business judgment to assume and assign the Assigned Contracts to the Purchaser in connection with the consummation of the Sale Transaction, and the assumption and assignment of the Assigned Contracts is in the best interests of the Debtors and their estates. The Assigned Contracts being assigned to the Purchaser are an integral part of the Asset Purchase Agreement and the Sale Transaction and, accordingly, such assumption and assignment of the Assigned Contracts is reasonable, enhances the value of the Debtors’ estates, and does not constitute unfair discrimination.

V. Cure/Adequate Assurance. The Debtors and the Purchaser have (i) cured, or the Purchaser has provided adequate assurance of cure, of any default existing prior to the date hereof under any of the Assigned Contracts, within the meaning of 11 U.S.C. §§ 365(b)(1)(A) and 365 (f)(2)(A), and (ii) provided compensation or adequate assurance of compensation to any party for any actual pecuniary loss to such party resulting from a default prior to the date hereof under any of the Assigned Contracts within the meaning of 11 U.S.C. § 365(b)(1)(B). The Purchaser has provided adequate assurance of future performance of and under the Assigned Contracts within the meaning of 11 U.S.C. §§ 365(b)(1)(C) and 365(f)(2)(B).

W. Prompt Consummation. The sale of the Purchased Assets must be approved and consummated promptly to preserve the value of the Purchased Assets. Therefore, time is of the essence in consummating the Sale Transaction, and the Debtors and the Purchaser intend to close the Sale Transaction as soon as reasonably practicable. The Debtors have demonstrated compelling circumstances and a good, sufficient, and sound business purpose and justification for the immediate approval and consummation of the transactions contemplated by the Asset Purchase Agreement, the other Transaction Documents and this Order, including the Sale Transaction. The Purchaser, being a good faith purchaser under section 363(m) of the Bankruptcy Code, may close the Sale Transaction contemplated by the Asset Purchase Agreement at any time after entry of this Order, subject to the terms and conditions of the Asset Purchase Agreement. There is cause to lift the stay contemplated by Bankruptcy Rules 6004 and 6006 with regards to the transactions contemplated by this Order.

X. No Fraudulent Transfer. The Transaction Documents were not entered into for the purpose of hindering, delaying or defrauding creditors under the Bankruptcy Code or under the laws of the United States, any state, territory, possession or the District of Columbia, and none of the parties to the Transaction Documents are consummating the Sale Transaction for any other fraudulent or otherwise improper purpose.

Y. The consideration provided by the Purchaser for the Purchased Assets pursuant to the Asset Purchase Agreement (i) is fair and reasonable, (ii) is the highest and best offer for the Purchased Assets, (iii) will provide a greater recovery for the Debtors’ creditors than would be provided by any other available alternative, and (iv) constitutes reasonably equivalent value, fair consideration and fair value under the Bankruptcy Code and under the laws of the United States, any state, territory, possession or the District of Columbia (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, and the Uniform Voidable Transactions Act), and any other applicable law.

Z. Purchaser Not an Insider and No Successor Liability. Prior to the Closing Date, the Purchaser was not an “insider” or “affiliate” of the Debtors, as those terms are defined in the Bankruptcy Code, and no common identity of incorporators, directors or stockholders existed between the Purchaser and the Debtors. The transfer of the Purchased Assets to the Purchaser, the assumption of the Assumed Liabilities by the Purchaser and the consummation of the Sale Transaction (including any individual elements of the Sale Transaction), except as otherwise set forth in the Asset Purchase Agreement, do not, and will not, subject the Purchaser Parties to any liability whatsoever, with respect to the operation of the Debtors’ businesses prior to the Closing or by reason of such transfer under the laws of the United States, any state, territory, or possession thereof, or the District of Columbia, based, in whole or in part, directly or indirectly, in any theory of law or equity including any laws affecting antitrust, successor, transferee or vicarious liability. Pursuant to the Asset Purchase Agreement, the Purchaser is not purchasing all of the Debtors’ assets in that the Purchaser is not purchasing any of the Excluded Assets or assuming the Excluded Liabilities, and the Purchaser is not holding itself out to the public as a continuation of the Debtors. The Purchaser, as a result of any action taken in connection with the Sale Transaction (including by consummating the Sale Transaction), is not a successor to or a mere continuation of any of the Debtors or their respective estates and there is no continuity or common identity between the Purchaser and the Debtors. The Sale Transaction does not amount to a consolidation, merger or de facto merger of the Purchaser and the Debtors and/or the Debtors’ estates. There is not substantial continuity between the Purchaser and the Debtors, and there is no continuity of enterprise between the Debtors and the Purchaser. The Purchaser does not constitute a successor to the Debtors or the Debtors’ estates. None of the Purchaser Parties shall assume or in any way be responsible for any obligations or Liability of any Debtor or any Debtor’s estate, except as expressly provided in the Asset Purchase Agreement.

AA. Binding Agreement. The Transaction Documents are, or upon the execution of thereof by the parties thereto, will be valid and binding contracts between the Debtors and the Purchaser and shall be enforceable pursuant to their terms. Notwithstanding anything contained herein, the Transaction Documents or any further order of the Court to the contrary, the Transaction Documents and consummation of the Sale Transaction shall be, to the extent provided in the Transaction Documents, specifically enforceable against and binding upon the Debtors and any estate representative, including any chapter 7 trustee or chapter 11 trustee appointed in any of the Debtors’ cases, any plan administrator, litigation trustee or liquidation trustee appointed in the chapter 11 cases or any successor cases, creditors and all other parties-in-interest, and shall not be subject to rejection or avoidance by the foregoing parties or any other Person or entity.

BB. Legal, Valid Transfer. The Debtors have full corporate power and authority (i) to perform all of their obligations under the Transaction Documents and (ii) to consummate the Sale Transaction. The transfer of the Purchased Assets to the Purchaser will be a legal, valid, and effective transfer of the Purchased Assets, and will vest the Purchaser with all right, title, and interest of the Debtors in and to the Purchased Assets free and clear of all Interests (except as set forth in the Asset Purchase Agreement). The Purchased Assets constitute property of the Debtors’ estates and good title to the Purchased Assets is vested in the Debtors’ estates within the meaning of section 541(a) of the Bankruptcy Code. The Debtors are the sole and rightful owners of the Purchased Assets, and no other person or entity has any ownership right, title, or interests therein.

CC. Not a Sub Rosa Plan. The Sale Transaction does not constitute a sub rosa chapter 11 plan or an element of such plan for the Debtors, for which approval has been sought without the protections that a disclosure statement would afford. The Sale Transaction does not (i) impermissibly restructure the rights of the Debtors’ creditors or equity interest holders, (ii) impair or circumvent voting rights with respect to any future plan proposed by the Debtors, (iii) impermissibly dictate a plan of reorganization for the Debtors; or (iv) classify claims or equity interests, compromise controversies, or extend debt maturities.

DD. Consummation is Legal, Valid and Binding. The consummation of the Sale Transaction is legal, valid and properly authorized under all applicable provisions of the Bankruptcy Code, including sections 105(a), 363(b), 363(f), 363(m) and 365 of the Bankruptcy Code, and all of the applicable requirements of the Bankruptcy Code have been complied with in respect of the transactions contemplated by the Asset Purchase Agreement and the other Transaction Documents. The transactions contemplated under the Transaction Documents and this Order (including the Sale Transaction) are inextricably linked and collectively constitute a single, integrated transaction.

EE. Legal and Factual Bases. The legal and factual bases set forth in the Motion and at the Sale Hearing establish just cause for the relief granted herein.

IT IS THEREFORE ORDERED, ADJUDGED AND DECREED THAT:

General Provisions

1. The Sale Transaction contemplated by the Motion and the Asset Purchase Agreement is approved, in each case, as set forth in this Order.

2. This Court’s findings of fact and conclusions of law set forth in the Bid Procedures Order are incorporated herein by reference.

3. Objections to the Motion or the relief requested therein, the Transaction Documents, the Sale Transaction, the entry of this Order, or the relief granted herein that have not been withdrawn, waived, or settled, or not otherwise resolved pursuant to the terms hereof, if any, are hereby DENIED and OVERRULED on the merits with prejudice. All withdrawn objections are deemed withdrawn with prejudice. Those parties, including those holders of Interests, who did not object to the Motion or the entry of this Order in accordance with the Bid Procedures Order, or who withdrew their objections thereto, are deemed to have consented to the relief granted herein for all purposes, including, without limitation, pursuant to section 363(f)(2) of the Bankruptcy Code. Those holders of Interests that have an Interest in the Purchased Assets and who did object could be compelled in a legal or equitable proceeding to accept money satisfaction of such Interest pursuant to section 363(f)(5) of the Bankruptcy Code or fall within one or more of the other subsections of section 363(f) of the Bankruptcy Code and, therefore, are adequately protected by having their Interests that constitute Interests in the Purchased Assets, if any, attach solely to the proceeds of the Sale Transaction ultimately attributable to the property in which they have an Interest, in the same order of priority and with the same validity, force and effect that such holders had prior to the Sale Transaction, subject to any claims, setoffs, deductions, offsets and defenses of the Debtors to such Interests. Any counterparty to an Assigned Contract that has not actually filed with the Court an objection to the assumption or assignment of such Assigned Contract as of the date specified in the Bid Procedures Order is deemed to have consented to such assumption and assignment.

Approval of the Sale of the Purchased Assets

4. The Asset Purchase Agreement, including any amendments, supplements and modifications thereto, all other Transaction Documents, and all of the terms and conditions therein, are hereby APPROVED in all respects.

5. Pursuant to 11 U.S.C. §§ 363(b) and (f), the sale of the Purchased Assets to the Purchaser pursuant to the Asset Purchase Agreement free and clear of all Interests is approved in all respects.

Sale and Transfer of the Purchased Assets

6. The consideration provided by the Purchaser for the Purchased Assets under the Asset Purchase Agreement is fair and reasonable and shall be deemed for all purposes to constitute reasonably equivalent value, fair value, and fair consideration under the Bankruptcy Code and the laws of the United States, any state, territory, possession, or the District of Columbia, including without limitation the Uniform Fraudulent Transfer Act, the Uniform Voidable Transactions Act, the Uniform Fraudulent Conveyance Act, and any other applicable law. The Sale Transaction may not be avoided or rejected by any person or entity, nor may any costs or damages be imposed or awarded against the Purchaser Parties, under section 363(n) or any other provision of the Bankruptcy Code.

7. The Sale Transaction authorized herein shall be of full force and effect, regardless of the Debtors’ lack or purported lack of good standing in any jurisdiction in which the Debtors are formed or authorized to transact business. The automatic stay imposed by section 362 of the Bankruptcy Code is modified to the extent necessary, without further order of this Court, to implement the Sale Transaction and the provisions of this Order, including, without limitation, to allow the Purchaser to: (a) deliver any notice provided for in the Asset Purchase Agreement and any of the other Transaction Documents; (b) take any and all actions permitted under the Asset Purchase Agreement and any of the other Transaction Documents in accordance with the terms and conditions thereof; and (c) take any and all actions necessary or appropriate to implement the Sale Transaction.

8. Subject to the terms, conditions, and provisions of this Order, all persons and entities are hereby forever prohibited and barred from taking any action that would adversely affect or interfere, or that would be inconsistent (a) with the ability of the Debtors to sell and transfer the Purchased Assets to the Purchaser, and assume and assign the Assigned Contracts, in accordance with the terms of the Transaction Documents and this Order, (b) with the ability of the Purchaser to acquire, take possession of, use and operate the Purchased Assets and the Assigned Contracts and to conduct the Business in accordance with the terms of the Transaction Documents and this Order and (c) with the ability of the Debtors and the Purchaser to consummate the transactions contemplated by the Transaction Documents or to perform their respective obligations under any of the Transaction Documents; provided, however, that the foregoing restriction shall not impair the right of any party in interest with the requisite standing to appeal this Order in accordance with applicable law or opposing any appeal of this Order.

9. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code, the Debtors are hereby authorized, empowered and directed to, and shall, take any and all actions necessary or appropriate to (a) sell the Purchased Assets to the Purchaser, (b) consummate the Sale Transaction in accordance with, and subject to the terms and conditions of, this Order and the Transaction Documents, and (c) transfer and assign to the Purchaser all right, title and interest (including common law rights) to all property, licenses and rights to be conveyed in accordance with and subject to the terms and conditions of the Transaction Documents, in each case without further notice to or order of this Court. The Debtors are further authorized and directed to execute and deliver, and are empowered to perform under, consummate and implement, the Transaction Documents, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Asset Purchase Agreement, including the related documents, exhibits and schedules, and to take all further actions as may be reasonably requested by the Purchaser for the purposes of assigning, transferring, granting, conveying and conferring to the Purchaser or reducing to possession, the Purchased Assets, or as may be necessary or appropriate to the performance of the Debtors’ obligations as contemplated by the Transaction Documents without further notice to or order of this Court. Neither the Purchaser nor the Debtors shall have any obligation to proceed with consummating the Sale Transaction until all conditions precedent to their obligations to do so under the applicable Transaction Documents have been met, satisfied or waived.

10. Pursuant to sections 363(b), 363(f) and 365 of the Bankruptcy Code, the Purchased Assets shall be transferred to the Purchaser at Closing free and clear of all Interests. On and after the Closing Date, any person or entity that has an Interest against or in the Purchased Assets is authorized and directed to execute such documents and take all other actions as may be necessary or reasonably requested by the Purchaser to release its Interests in or against the Purchased Assets, if any, as such Interests may have been recorded or otherwise exist. If any such person or entity shall not have delivered to the Debtors prior to the Closing Date, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfactions or releases of all Interests that such person or entity has with respect to the Purchased Assets, or otherwise, then the Purchaser is hereby authorized to file, register, or otherwise record a certified copy of this Sale Order, which, once filed, registered or otherwise recorded, shall constitute conclusive evidence of the release of all Interests in the Purchased Assets of any kind or nature; provided that, notwithstanding anything in this Order, the Asset Purchase Agreement or other Transaction Documents to the contrary, the provisions of this Order authorizing and approving the transfer of the Purchased Assets free and clear of all Interests shall be self-executing, and neither the Debtors nor the Purchaser shall be required to execute or file releases, termination statements, assignments, consents, or other instruments in order to effectuate, consummate, and implement the provisions of this Order, the Asset Purchase Agreement or any of the other Transaction Documents.

11. Following the Closing, the Purchaser may, but shall not be required to, file or record a certified copy of this Order in any filing or recording office in any federal, state, county, or other jurisdiction in which the Debtors are formed or have real or personal property, or with any other appropriate clerk or recorder, and such filing or recording shall be accepted and shall be sufficient to release, discharge, and terminate any of the Interests as set forth in this Order as of the Closing and/or to transfer and assign any of the Purchased Assets to the Purchaser as of the Closing free and clear of any and all Interests. Subject to the occurrence of the Closing, this Order will be construed, and constitute for any and all purposes, a full and complete general assignment, conveyance and transfer to the Purchaser of the Purchased Assets or a bill of sale transferring good and marketable title in the Purchased Assets to the Purchaser. Subject to the occurrence of the Closing, this Order also shall be construed, and constitute for any and all purposes, a complete and general assignment of all right, title and interest of the Debtors and each of their estates to the Purchaser in the Assigned Contracts. Each and every federal, state, and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by this Order, the Asset Purchase Agreement and the other Transaction Documents.

12. All persons and entities who are presently, or on the Closing Date may be, in possession of some or all of the Purchased Assets are hereby directed to surrender possession of the Purchased Assets to the Purchaser on the Closing Date.

13. Except as expressly permitted by the Asset Purchase Agreement or this Order, all persons and entities, including, but not limited to, all debt security holders, equity security holders, governmental, tax, and regulatory authorities, lenders, trade creditors, dealers, employees, litigation claimants, parties to executory contracts and unexpired leases, customers, licensors, current and former employees and other creditors, and all holders of Interests against or in a Debtor or any of the Purchased Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or noncontingent, senior or subordinated), arising under or out of, in connection with, or in any way relating to, the Debtors, the Purchased Assets, the operation of the Purchased Assets before the Closing, or the transactions contemplated by the Asset Purchase Agreement, including the Sale Transaction, the transfer of the Purchased Assets and the assumption and assignment of the Assigned Contracts, are forever barred, estopped, and permanently enjoined from asserting, prosecuting, or otherwise pursuing such persons’ or entities’ Interests, whether by payment, setoff, or otherwise, directly or indirectly (including, without limitation, taking any of the following actions: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order; (c) creating, perfecting, or enforcing any Interest; (d) asserting an Interest as a setoff, right of subrogation or recoupment of any kind against any obligation due; (e) commencing or continuing any action in any manner or place that does not comply, or is inconsistent, with the provisions of this Order or the agreements or actions contemplated or taken in respect thereof; or (f) interfering with, preventing, restricting, prohibiting or otherwise enjoining the consummation of the Sale Transaction), in the case of each of the foregoing, against the Purchaser, the other Purchaser Parties, or any of their respective successors or assigns, their respective assets or property and the Purchased Assets. Following the Closing, no party shall interfere with the Purchaser’s title to or use, enjoyment and operation of the Purchased Assets based on or related to any such Interest or based on any action or failure to act of the Debtors in the chapter 11 cases or any successor cases.

14. [To the extent provided by section 525 of the Bankruptcy Code, no governmental unit may deny, revoke, suspend, or refuse to renew any permit, license or similar grant relating to the Business or the operation of the Purchased Assets on account of the filing or pendency of the chapter 11 cases or the consummation of the transactions contemplated by the Asset Purchase Agreement or any of the other Transaction Documents, including the Sale Transaction, the transfer of the Purchased Assets and the assumption and assignment of the Assigned Contracts. Each and every federal, state, and local governmental agency or department is hereby authorized and directed to accept any and all documents and instruments necessary and appropriate to consummate the Sale Transaction.]

15. The Purchaser shall be authorized, as of the Closing Date, to operate under any license, permit, registration, and governmental authorization or approval of the Debtors with respect to the Business or the Purchased Assets, and, to the extent provided for under the Asset Purchase Agreement, all such licenses, permits, registrations, and governmental authorizations and approvals are deemed to have been, and hereby are directed to be, transferred to the Purchaser as of the Closing Date. Any dispute with respect to any such transfer or the vesting of any such license, permit, registration or government authorization or approval in the Purchaser not raised by the Sale Objection Deadline is hereby waived.

16. Subject to the terms and conditions of this Order, the transfer of the Purchased Assets to the Purchaser pursuant to the Asset Purchase Agreement and the consummation of the Sale Transaction and any related actions contemplated hereby and thereby constitute a legal, valid, and effective transfer of the Purchased Assets, do not require any consents of any Person or entity other than as specifically provided for in the Asset Purchase Agreement, and shall vest the Purchaser with all right, title, and interest of the Debtors in and to the Purchased Assets free and clear of all Interests of any kind or nature whatsoever.

Releases and No Successor Liability

17. None of the Purchaser Parties is a “successor” to the Debtors or their estates by reason of any theory of law or equity, and, except as otherwise expressly provided in the Asset Purchase Agreement, none of the Purchaser Parties shall assume, or be deemed to assume, or in any way be responsible for any Liability or obligation of any of the Debtors and/or their estates with respect to the Purchased Assets or otherwise (other than, in the case of the Purchaser, the Assumed Liabilities), including, but not limited to, under any bulk sales law, doctrine or theory of successor liability, or similar theory or basis of liability or responsibility for any claim against any Debtor or against an insider of any Debtor, or similar liability. Except to the extent the Purchaser assumes Assumed Liabilities pursuant to the Asset Purchase Agreement, neither the purchase of the Purchased Assets by the Purchaser nor the fact that the Purchaser is using any assets previously operated by the Debtors will cause any of the Purchaser Parties to be deemed a successor in any respect to the Debtors’ businesses or, except for the Assumed Liabilities, incur any Liability derived therefrom of any kind or character, including, but not limited to, an Interest or Liability arising under: (a) any employment or labor agreements or the termination thereof; (b) any pension, welfare, compensation or other employee benefit plans, agreements, practices and programs, including, without limitation, any pension plan of or related to any of the Debtors or any of the Debtors’ predecessors or any current or former employees of any of the foregoing, or the termination of any of the foregoing; (c) the Debtors’ business operations or the cessation thereof; (d) any litigation involving one or more of the Debtors; (e) any claims of any former employees of any of the Debtors; and (f) any employee, workers’ compensation, occupational disease or unemployment or temporary disability related law, including, without limitation, claims that might otherwise arise under or pursuant to: (i) the Employee Retirement Income Security Act of 1974, as amended; (ii) the Fair Labor Standards Act; (iii) Title VII of the Civil Rights Act of 1964; (iv) the Federal Rehabilitation Act of 1973; (v) the National Labor Relations Act; (vi) the Worker Adjustment and Retraining Notification Act of 1988; (vii) the Age Discrimination and Employee Act of 1967 and Age Discrimination in Employment Act, as amended; (viii) the Americans with Disabilities Act of 1990; (ix) the Consolidated Omnibus Budget Reconciliation Act of 1985; (x) the Multiemployer Pension Plan Amendments Act of 1980; (xi) state and local discrimination laws; (xii) state and local unemployment compensation laws or any other similar state and local laws; (xiii) state workers’ compensation laws; (xiv) any other state, local or federal employee benefit laws, regulations or rules or other state, local or federal laws, regulations or rules relating to wages, benefits, employment or termination of employment with any or all of the Debtors or any of the Debtors’ predecessors; (xv) any antitrust laws; (xvi) any product liability or similar laws, whether state, federal or otherwise; (xvii) any environmental laws, rules, or regulations, including, without limitation, under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601, et seq., or similar state statutes; (xviii) any bulk sales or similar laws; (xix) any federal, state or local tax statutes, regulations or ordinances, including, without limitation, the Internal Revenue Code of 1986, as amended; or (xx) any common law doctrine of de facto merger or successor or transferee liability, successor-in-interest liability theory or any other theory of or related to successor liability, whether known or unknown as of the Closing Date, now existing or hereafter arising, whether asserted or unasserted, fixed or contingent, or liquidated or unliquidated with respect to any of the Debtors or any obligations of any of the Debtors arising prior to the Closing, including, but not limited to, liabilities on account of any taxes arising, accruing or payable under, out of, in connection with, or in any way relating to, the Purchased Assets (except as expressly set forth in the Asset Purchase Agreement with respect to Assumed Liabilities or Permitted Encumbrances).

18. The Purchaser and the Purchaser Parties will be providing substantial consideration under the Asset Purchase Agreement and the Transaction Documents, which consideration shall constitute valid and valuable consideration for the releases of any potential claims of successor liability against the Purchaser Parties and which shall be deemed to have been given in favor of the Purchaser Parties by all holders of Interests in or against the Debtors, or the Purchased Assets. Upon consummation of the Sale Transaction, none of the Purchaser Parties shall be deemed to (a) be the successor to any Debtor or any assets of any Debtor, (b) have, de facto or otherwise, merged with or into any Debtor or any Debtor’s estate, (c) have a common identity with any Debtor, (d) have a continuity of enterprise with any Debtor or (e) be a mere continuation, alter ego or substantial continuation of any Debtor.

19. Except as set forth in the Asset Purchase Agreement, the Purchaser shall not have any liability, responsibility or obligation for any Interests, claims, Liabilities or other obligations of the Debtors or their estates, including any Interests, claims, Liabilities or other obligations related to the Purchased Assets prior to Closing. Under no circumstances shall the Purchaser be deemed a successor of or to the Debtors for any Interests against, in or to the Debtors or the Purchased Assets. For the purposes of this paragraph of this Order, all references to the Purchaser shall also include the Purchaser Parties.

Transfer of Certain Claims and Causes of Action

20. As used in this Order, “Claims and Causes of Actions” means, collectively, any and all claims, interests, obligations, rights, suits, damages, causes of action (including, with respect to any Debtor, any cause of action under chapter 5 of the Bankruptcy Code and similar causes of action under state or other applicable law), remedies, and liabilities whatsoever, including any derivative claims that a person or entity (or someone on its behalf) would have been legally entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such person or entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of a holder of any claim against such person or entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the chapter 11 cases, the Sale Transaction, or any of the transactions contemplated by any of the Sale Transaction arising on or before the Closing Date. Upon entry of this Order, subject to the occurrence of the Closing, the Debtors shall transfer all Claims and Causes of Action with respect to any Transferred Employee and any non-Debtor party to any Assigned Contract to the Purchaser (any such Claims and Causes of Action, collectively, the “Transferred Claims and Causes of Action”). Upon entry of this Order, subject to the occurrence of the Closing, the Purchaser shall be deemed, without any further action by the Purchaser, to have (i) released and discharged any Transferred Employee and any non-Debtor with respect to any Transferred Claim and Cause of Action, (ii) irrevocably agreed to not commence any suit, case, or other proceeding of any kind against any Transferred Employee or any non- Debtor party to an Assigned Contract with respect to any such Transferred Claim and Cause of

Action, and (iii) to have caused each Transferred Employee or any non-Debtor party to any Assigned Contract to release any and all Claims and Causes of Action that any such Transferred Employee or non-Debtor party to any Assigned Contract may hold against any Debtor or any such Debtor’s respective current or former officers, directors, employees, equityholders, partners, stockholders, members, direct and indirect owners, managers, advisors, predecessors, successors and assigns. Notwithstanding anything to the contrary in this Order or the Asset Purchase Agreement to the contrary, other than the Transferred Claims and Causes of Action, the Debtors shall retain, and shall be deemed to have retained, any and all Claims and Causes of Action. Furthermore, notwithstanding anything in this Order or the Asset Purchase Agreement to the contrary except for the release provided to Seller and Purchaser in Sections 7.18(b) and 7.18(c) of the Purchaser Agreement, nothing in this Order shall release or be deemed to release the Purchaser or any Debtor from any claims, liabilities or obligations arising under or related to this Order, the Asset Purchase Agreement and the other Transaction Documents.

Good Faith

21. The transactions contemplated by the Transaction Documents are undertaken by the Purchaser Parties without collusion and in good faith, as that term is used in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein by this Order to consummate the Sale Transaction shall not alter, affect, limit, or otherwise impair the validity of the sale of the Purchased Assets to the Purchaser, including the transfer of the Purchased Assets and the assumption, assignment, and/or transfer of the Assigned Contracts. The Purchaser is a good faith purchaser of the Purchased Assets within the meaning of section 363(m) of the Bankruptcy Code and, as such, is entitled to, and is hereby granted, the full rights, benefits, privileges and protections of section 363(m) of the Bankruptcy Code. The Debtors and the Purchaser have acted, and will be acting, in good faith if they proceed to consummate the Sale Transaction at any time after the entry of this Order.

22. As a good faith purchaser of the Purchased Assets, the Purchaser has not entered into an agreement with any other potential bidders at the Auction, and has not colluded with any of the other bidders, potential bidders or any other parties interested in the Purchased Assets, and, therefore, neither the Debtors nor any representative of or successor in interest to the Debtors’ estates nor any other party in interest shall be entitled to bring any claim or cause of action against the Purchaser or the other Purchaser Parties, and the Sale Transaction may not be avoided, in each case, pursuant to section 363(n) of the Bankruptcy Code, and no party shall be entitled to any damages or other recovery pursuant to section 363(n) of the Bankruptcy Code in respect of the Asset Purchase Agreement, any of the other Transaction Documents or the Sale Transaction.

Assumption and Assignment of Assigned Contracts

23. Pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code, and subject to and conditioned upon the consummation of the Closing, the Debtors’ assumption and assignment to the Purchaser, and the Purchaser’s assumption on the terms set forth in the Asset Purchase Agreement, of the Assigned Contracts is hereby approved, and the requirements of section 365 of the Bankruptcy Code with respect thereto are hereby deemed satisfied.

24. The Purchaser has provided adequate assurance of future performance for the Assigned Contracts within the meaning of sections 365(b)(1)(C), 365(b)(3) (to the extent applicable) and 365(f)(2)(B) of the Bankruptcy Code.

25. The Debtors are hereby authorized and directed in accordance with sections 105(a), 363 and 365 of the Bankruptcy Code to (a) assume and assign to the Purchaser, effective upon the Closing Date (or such later date as provided in the Asset Purchase Agreement), the Assigned Contracts free and clear of all Interests of any kind or nature whatsoever and (b) execute and deliver to the Purchaser such documents or other instruments as may be necessary to assign and transfer the Assigned Contracts to the Purchaser.

26. The Assigned Contracts shall be transferred to, and remain in full force and effect for the benefit of, the Purchaser in accordance with their respective terms, notwithstanding any provision in any such Assigned Contract (including those of the type described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or conditions such assignment or transfer and, pursuant to section 365(k) of the Bankruptcy Code, the Debtors shall be relieved from any further liability with respect to the Assigned Contracts after such assignment to and assumption by the Purchaser, except as provided in the Asset Purchase Agreement.

27. Upon the Closing Date or such other date as set forth in the Asset Purchase Agreement, in accordance with sections 363 and 365 of the Bankruptcy Code, the Purchaser shall be fully and irrevocably vested in all right, title, and interest of the Debtors in each Assigned Contract free and clear of Interests of any kind or nature whatsoever. The Debtors shall cooperate with, and take all actions reasonably requested by, the Purchaser to effectuate the foregoing, as further provided in the Asset Purchase Agreement.

28. Upon the Closing, the Purchaser or its applicable affiliate to which it assigns or transfers its rights to a particular Assigned Contract shall be deemed to be substituted for all purposes as a party to all Assigned Contracts in the place of the Debtors, and shall have any and all rights and benefits of the Debtors under all such Assigned Contracts without interruption or termination of any kind, and all terms thereof applicable to the Debtors shall apply to such entity as if such Assigned Contracts were amended to replace the Debtors with such entity and all references in an Assigned Contract to one or more of the Debtors or an affiliate of a Debtor shall be deemed modified to be a reference to the Purchaser or its applicable affiliate.

29. All counterparties to the Assigned Contracts shall be deemed to have consented to such assumption and assignment under section 365(c)(1)(B) of the Bankruptcy Code and any other applicable law, and the Purchaser shall enjoy all of the Debtors’ rights, benefits, and privileges under each such Assigned Contract as of the applicable date of assumption and assignment without the necessity to obtain any non-Debtor parties’ written consent to the assumption or assignment thereof.

30. Upon the Debtors’ assumption and assignment of the Assigned Contracts, no default shall exist under any Assigned Contract and no counterparty to any such Assigned Contract shall be permitted to declare or enforce a default by the Debtors or the Purchaser thereunder or otherwise take action against the Debtors or the Purchaser relating to any of the Debtors’ financial condition, change in control, bankruptcy or failure to perform any of its obligations under the relevant Assigned Contract. Any provision in an Assigned Contract that prohibits or conditions the assignment or sublease of such Assigned Contract (including the granting of a lien therein) or allows the counterparty thereto to terminate, recapture, impose any penalty, declare a default, condition a renewal or extension, or modify any term or condition upon any assignment or sublease of such Assigned Contract, or upon the consummation or occurrence of any change of control of any of the Debtors, constitutes an unenforceable anti-assignment provision that is void and of no force and effect only in connection with the assumption and assignment of such Assigned Contract to the Purchaser. The failure of the Debtors (prior to Closing) or the Purchaser (subsequent to Closing) to enforce at any time one or more terms or conditions of any Assigned Contract shall not be a waiver of such terms or conditions, or of the Debtors’ and the Purchaser’s rights to enforce every term and condition of the Assigned Contract. Nothing in this Order, the Motion, or in any notice or any other document is or shall be deemed an admission by the Debtors that any Assigned Contract is an executory contract or unexpired lease under section 365 of the Bankruptcy Code or, subject to the terms of the Asset Purchase Agreement, must be assumed and assigned pursuant to the Asset Purchase Agreement in order to consummate the Sale Transaction.

31. Pursuant to section 365(f) of the Bankruptcy Code, the assignment by the Debtors to the Purchaser of the Assigned Contracts shall not be a default thereunder. All defaults or other obligations of the Debtors under the Assigned Contracts arising or accruing prior to the Closing Date (without giving effect to any acceleration clauses or any default provisions of the kind specified in section 365(b)(2) of the Bankruptcy Code) shall be cured by the Purchaser (as provided in the Asset Purchase Agreement) on the Closing Date or as soon thereafter as reasonably practicable (or as otherwise agreed with the counterparty to such Assigned Contract), and the Purchaser shall have no liability or obligation arising or accruing under the Assigned Contracts prior to the Closing, except as otherwise expressly provided in the Asset Purchase Agreement.

32. As applicable, the Sale Transaction and assumption and assignment of the Assigned Contracts approved herein includes the conveyance of all beneficial rights, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights, and all contracts, agreements, and instruments by which they are bound, appurtenant to, and used or held for use in connection with the Assigned Contracts.

33. All counterparties to the Assigned Contracts shall cooperate and expeditiously execute and deliver, upon the reasonable requests of the Purchaser, and shall not charge the Purchaser for, any instruments, applications, consents, or other documents which may be required or requested by any public or quasi-public authority or other party or entity to effectuate the applicable transfers in connection with the Sale Transaction.

34. Each non-Debtor party to an Assigned Contract hereby is forever barred, estopped, and permanently enjoined from raising or asserting against (a) the Debtors, the Purchaser, the Purchaser Parties, or the property of such parties, any fee, acceleration, default, loss of rights, increase in obligations, breach or claim of loss, penalty, or condition to assignment, existing, arising under or related to the Assigned Contracts, existing as of the date that such Assigned Contracts are assumed, or arising by reason of the consummation of transactions contemplated by the Asset Purchase Agreement (including the Sale Transaction and the assumption and assignment of the Assigned Contracts or any state of facts, events, circumstances or occurrences resulting therefrom), including, without limitation, any breach related to or arising out of change-in-control provisions in such Assigned Contracts, or any purported written or oral modification to the Assigned Contracts and (b) the Purchaser (or its property, including the Purchased Assets) any claim, counterclaim, defense, breach, condition, or setoff asserted, or assertable against the Debtors existing prior to the Closing or arising by reason of the Closing except for the Assumed Liabilities. Each non-Debtor party to an Assigned Contract is forever barred, estopped and permanently enjoined from setting off any amounts owed by them to the Purchaser under an Assigned Contract against amounts owed or asserted to be owed to them by any of the Debtors under any Contract that is not assigned to the Purchaser or any other Claim held by such counterparty against the Debtors. Any party that may have had the right to consent to the assignment of an Assigned Contract or a change of control with respect to the Debtors, or to assert or claim any default or violation under an Assigned Contract as a result of or related to the assignment of an Assigned Contract or a change of control with respect to the Debtors, is deemed to have consented to such assignment for purposes of section 365 of the Bankruptcy Code or change of control, or is deemed to have irrevocably waived any such default or violation, if such party failed to timely object to the assumption and assignment of such Assigned Contract.

35. Any objections to the Cure Amounts (“Cure Objections”) with respect to the Assigned Contracts listed on Exhibit A attached hereto are overruled with prejudice. The Cure Amounts for the contracts listed on Exhibit A are hereby fixed at the amounts set forth in the applicable Assumption and Assignment Notice, and the contract counterparties to such Assigned Contracts are forever bound by such Cure Amounts. Pursuant to sections 365(b)(1)(A) and (B) of the Bankruptcy Code, the Purchaser shall pay to the applicable contract counterparty the Cure Amounts relating to any Assigned Contracts on Exhibit A on or as soon as reasonably practicable after the Closing Date (or as otherwise agreed between the Purchaser and such contract counterparty). Upon payment of any such Cure Amount with respect to an Assigned Contract as provided for herein, the contract counterparties to such Assigned Contract are hereby enjoined from taking any action against the Debtors, Purchaser, the other Purchaser Parties or the Purchased Assets with respect to any claim for breach or default under such Assigned Contract arising or existing prior to the date such Assigned Contract is assumed by the applicable Debtor or any pecuniary loss resulting therefrom; provided, however, that any Cure Amounts applicable to Assigned Contracts set forth on Exhibit B that are subject to a pending Assignment Objection Deadline will only be fixed at the later of the expiration of such deadline, resolution of a timely filed Cure Objection, or in accordance with any payment arrangements between the Purchaser and such contract counterparty.

36. To the extent there is a Cure Objection pending with respect to an Assigned Contract on Exhibit B, the Debtors shall be entitled to elect to assume and assign the applicable Assigned Contract prior to the resolution of the Cure Objection provided that in such case the Debtors shall, within ten (10) Business Days after the entry of this Order, establish or cause to be established a cash reserve in an amount sufficient to pay the disputed Cure Amounts in full with such cash reserve to be funded by the Purchaser based on the maximum amounts owed by the Debtors with respect to such disputed Cure Amounts. To the extent the Cure Objection is resolved or determined unfavorably to the applicable Debtor, the Debtors may, subject to the terms of the agreement with the Purchaser, reject the applicable Assigned Contract after such unfavorable resolution or determination. Notwithstanding the foregoing, the Debtors and the Purchaser may elect to defer the assumption and assignment of an Assigned Contract until the resolution of a Cure Objection.

37. All Cure Amounts for Assigned Contracts shall be satisfied by the Purchaser. The payment of the applicable Cure Amounts (if any) shall effect a cure of all defaults existing as of the date that the applicable Assigned Contracts are assumed and shall compensate for any actual pecuniary loss to such contract counterparty resulting from such default. For the avoidance of doubt, each non-Debtor counterparty to an Assigned Contract is forever barred, estopped, and permanently enjoined from asserting against the Debtors and/or their affiliates, their successors or assigns, or the property of any of them, any default or claim existing as of the date of the Sale Hearing as if such default or claim was not raised or asserted prior to or at the Sale Hearing.

Additional Provisions

38. Commencing on the Closing Date, the Debtors and the Purchaser are authorized to take such actions as may be necessary or appropriate to obtain a release of any and all Interests in, on or against the Purchased Assets, if any, and to the extent contemplated hereby and by the Asset Purchase Agreement. This Order (a) shall be effective as a determination that, as of the Closing

Date, all Interests of any kind or nature whatsoever existing as to the Purchased Assets prior to the Closing have been, and are, unconditionally released, discharged and terminated, and that the conveyances described herein have been effected, and (b) shall be binding upon and shall govern the acts of all persons and entities, including all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law or by reason of the duties of their office or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Purchased Assets. Each and every federal, state and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Asset Purchase Agreement and the other Transaction Documents. The Purchaser and the Debtors shall take such further steps and execute such further documents, assignments, instruments and papers as shall be reasonably requested by the other to implement and effectuate the transactions contemplated in this paragraph. All Interests of record as of the date of this Order shall be forthwith deemed removed and stricken as against the Purchased Assets. All persons and entities described in this paragraph are authorized and specifically directed to strike all such recorded Interests against the Purchased Assets from their records, official and otherwise.

39. If any person or entity that has filed statements or other documents or agreements evidencing Interests in, on or against any of the Purchased Assets does not deliver to the Debtors or the Purchaser prior to the Closing Date, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens and easements, and any other documents necessary for the purpose of documenting the release of all interests and other interests that the person or entity has or may assert with respect to any of the Purchased Assets in any required jurisdiction, the Debtors and/or the Purchaser are hereby authorized to execute and file such statements, instruments, releases and other documents on behalf of such person or entity with respect to any of the Purchased Assets in any required jurisdiction. This Order constitutes authorization under all applicable jurisdictions and versions of the Uniform Commercial Code and other applicable law for the Purchaser to file UCC and other applicable termination statements with respect to all Interests in, on, or against the Purchased Assets.

40. The Debtors will cooperate with the Purchaser and the Purchaser will cooperate with the Debtors, in each case to ensure that the transactions contemplated in the Asset Purchase Agreement and the other Transaction Documents are consummated, and the Debtors will make such modifications or supplements to any bill of sale or other document executed in connection with the Closing to facilitate such consummation as contemplated by the Transaction Documents.

41. The terms and provisions of the Transaction Documents and this Order shall be binding in all respects upon, and shall inure to the benefit of, the Debtors and their respective affiliates, successors and assigns, their estates, and their creditors and equityholders, the Purchaser, and its respective affiliates, successors and assigns, and any affected third parties including, but not limited to, all persons or entities asserting Interests in, on or against the Purchased Assets (including all counterparties to the Assigned Contracts), notwithstanding any subsequent appointment of any trustee(s) (including without limitation any plan administrators, litigation or liquidation trustees appointed during the pendency of, or upon confirmation of a chapter 11 plan in, these chapter 11 cases), examiner(s) or other fiduciary under any chapter of the Bankruptcy Code, as to which trustee(s) (including without limitation any plan administrators, litigation or liquidation trustees appointed during the pendency of, or upon confirmation of a chapter 11 plan in, these chapter 11 cases), examiner(s) or other fiduciary such terms and provisions likewise shall be binding.

42. The failure specifically to include any particular provisions of the Asset Purchase Agreement or any other Transaction Documents in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Asset Purchase Agreement and the other Transaction Documents be authorized and approved in their entirety.

43. Following entry of this Order, the Transaction Documents may be modified, amended or supplemented by the parties thereto, in accordance with the terms thereof, without further order of the Court, provided that any such modification, amendment or supplement does not have a material adverse effect on the Debtors’ estates. To the extent that any provision of the Asset Purchase Agreement conflicts with or is, in any way, inconsistent with any provision of this Order, this Order shall govern and control. To the extent that this Order is inconsistent with any prior order or pleading with respect to the Motion, the terms of this Order shall govern.

44. Neither the Purchaser Parties nor the Debtors shall have an obligation to close the Sale Transaction until all conditions precedent in the Asset Purchase Agreement to each of their respective obligations to close the Sale Transaction have been met, satisfied, or waived in accordance with the terms of the Asset Purchase Agreement.

45. Nothing in this Order shall modify or waive any closing conditions or termination rights set forth in the Asset Purchase Agreement, and all such conditions and rights shall remain in full force and effect in accordance with their terms.

46. Nothing contained in any chapter 11 plan confirmed in these chapter 11 cases, any order of this Court confirming such plans, any order dismissing any of these chapter 11 cases or any other order in these chapter 11 cases, including any order entered after any conversion of these chapter 11 cases to a case under chapter 7 of the Bankruptcy Code, shall alter, conflict with, or derogate from, the provisions of the Asset Purchase Agreement or the terms of this Order. To the extent of any such conflict or derogation, the terms of this Order, and the Asset Purchase Agreement shall govern. The provisions of this Order, the Asset Purchase Agreement and the other Transaction Documents, and any actions taken pursuant hereto or thereto, shall survive entry of any order which may be entered confirming or consummating any chapter 11 plan of the Debtors, or which may be entered converting these chapter 11 cases from chapter 11 to chapter 7 of the Bankruptcy Code or dismissing these chapter 11 cases, and the terms and provisions of the Asset Purchase Agreement and the other Transaction Documents, as well as the rights and interests granted pursuant to this Order, the Asset Purchase Agreement and the other Transaction Documents, shall continue in these chapter 11 cases or any superseding cases and shall be specifically performable and enforceable against and binding upon the Debtors, their estates, all creditors, all holders of equity interests in the Debtors, all holders of claim(s) (whether known or unknown) against the Debtors, all holders of Interests (whether known or unknown) against, in or on all or any portion of the Purchased Assets, the Purchaser and their respective successors and permitted assigns, and any trustee, responsible officer or other fiduciary hereafter appointed or elected as a legal representative of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code, including without limitation plan fiduciaries, plan administrators, litigation or liquidation trustees appointed during the pendency of, or upon confirmation of a chapter 11 plan in, these chapter 11 cases.

47. [Any and all valid and perfected Interests in the Purchased Assets arising prior to the Closing Date, other than any such Interests related to the Assumed Liabilities and Permitted Encumbrances shall attach to any proceeds of the Sale Transaction immediately upon receipt of such proceeds by the Debtors in the order of priority, and with the same validity, force and effect which they may have against such Purchased Assets as of immediately prior to the Closing Date, subject to any rights, claims, and defenses of the Debtors, the Debtors’ estates or any trustee for any Debtor, as applicable, may possess with respect thereto; provided, however, that setoff rights will be extinguished to the extent there is no longer mutuality after the consummation of the Sale Transaction in addition to any limitations on the use of such proceeds pursuant to any provision of this Order.]

48. Notwithstanding the relief granted herein and any actions taken pursuant to such relief, nothing contained in this Sale Order shall constitute, nor is it intended to constitute: (a) an admission as to the validity, priority, or amount of any particular claim against a Debtor entity; (b) a waiver of the Debtors’ right to dispute any particular claim on any grounds; (c) a promise or requirement to pay any particular claim or finding that any particular claim is an administrative expense claim or other priority claim; (d) an implication or admission that any particular claim is of a type specified or defined in this Sale Order; (e) an admission as to the validity, priority, enforceability, or perfection of any lien on, security interest in, or other encumbrance on property of the Debtors’ estates (f) a waiver or limitation of the Debtors’ rights under the Bankruptcy Code or any other applicable law; or (g) a concession by the Debtors or any other party-in-interest that any liens (contractual, common law, statutory, or otherwise) satisfied pursuant to this Sale Order are valid and the Debtors and all other parties-in-interest expressly reserve their rights to contest the extent, validity, or perfection, or to seek avoidance of all such liens. Any payment made pursuant to this Sale Order should not be construed as an admission as to the validity, priority, or amount of any particular claim or a waiver of the Debtors’ or any other party in interest’s rights to subsequently dispute such claim.

49. The provisions of this Order are nonseverable and mutually dependent.

50. No bulk sales law or any similar law of any state or other jurisdiction applies in any way to the Sale Transaction.

51. The Debtors and each other person or entity having duties or responsibilities under the Transaction Documents or this Order, and their respective agents, representatives, and attorneys, are authorized and empowered to carry out all of the provisions of the Asset Purchase Agreement and the other Transaction Documents, to issue, execute, deliver, file and record, as appropriate, the Asset Purchase Agreement, the other Transaction Documents and any related agreements, and to take any action contemplated by the Asset Purchase Agreement, the other Transaction Documents or this Order, and to issue, execute, deliver, file and record, as appropriate, such other certificates, documents, contracts, instruments, releases, deeds, bills of sale, assignments, or other agreements, and to perform such other acts as are consistent with, and necessary, desirable or appropriate to, implement, effectuate and consummate the Transaction Documents and this Order and the transactions contemplated thereby and hereby, all without further application to, or order of, the Court. Without limiting the generality of the foregoing, this Order shall constitute all approvals and consents, if any, required by applicable business corporation, trust and other laws of applicable governmental units with respect to the implementation and consummation of the Asset Purchase Agreement, the other Transaction Documents and this Order and the transactions contemplated thereby and hereby. The transfer of the Purchased Assets to the Purchaser pursuant to the Transaction Documents do not require any consents other than specifically provided for in the Asset Purchase Agreement or as provided for herein.

52. Notwithstanding the provisions of Bankruptcy Rule 6004 and Bankruptcy Rule 6006 or any applicable provisions of the Local Rules, this Order shall not be stayed for fourteen (14) days after the entry hereof, but shall be effective and enforceable immediately upon entry, and the fourteen (14) day stay provided in such rules is hereby expressly waived and shall not apply. Accordingly, the Debtors are authorized and empowered to close the Sale Transaction immediately upon, and following, entry of this Order. Any party objecting to this Order must exercise due diligence in filing an appeal and pursuing a stay within the time prescribed by law and prior to the Closing or risk its appeal will be foreclosed as moot.

53. This Court shall retain exclusive jurisdiction to enforce and implement the terms and provisions of this Order, the Asset Purchase Agreement and the other Transaction Documents, and all amendments thereto, any waivers and consents thereunder, and of each of the agreements executed in connections therewith in all respects, including, but not limited to, retaining jurisdiction to (a) compel delivery of the Purchased Assets to the Purchaser free and clear of all Interests, or compel the performance of other obligations owed by the Debtors, (b) compel delivery of the purchase price or performance of other obligations owed to the Debtors, (c) resolve any disputes arising under or related to the Asset Purchase Agreement, or any of the other Transaction Documents except as otherwise provided therein, (d) interpret, implement, and enforce the provisions of this Order, and (e) protect the Purchaser and Purchaser Parties against (i) claims made related to any of the Excluded Liabilities, (ii) any claims of successor or vicarious liability related to the Purchased Assets or Assigned Contracts, or (iii) any Interests (other than Assumed Liabilities or Permitted Encumbrances) asserted in, on, or against the Debtors or the Purchased Assets, of any kind or nature whatsoever.

54. To the extent the Debtors or any trustee(s), receiver(s), responsible officer(s) or other fiduciary appointed or elected, in these chapter 11 cases or any successor cases, receive, hold, or otherwise come into possession after the Closing of any payment or asset that constitutes Purchased Assets, such payment or asset shall be held in trust for the benefit of the Purchaser and the Debtors or any such trustee(s), receiver(s), responsible officer(s) or other fiduciary shall promptly deliver or otherwise turn over such payment or asset to the Purchaser.

55. The Debtors are authorized to take all actions necessary or appropriate to effectuate the relief granted pursuant to this Order in accordance with the Motion.

Houston, Texas

Dated:                     , 2023

UNITED STATES BANKRUPTCY JUDGE

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